Exhibit 10.1

Loan Nos.: 20069243010, 20069243011

LOAN AGREEMENT

Dated as of July 11, 2006

by and among

ARCML06 LLC, ARC18TX LP, ARC18FLD LLC, ARC18FLSH LLC,
ARCFLMC LLC and ARCFLSV LLC,
as Borrower,

and

MERRILL LYNCH MORTGAGE LENDING, INC.

i

ii

SCHEDULES

Schedule 1	Environment Work Reserved for in the Environmental Reserve Account	S1-1

Schedule 2	Allocated Loan Amounts	S2-1

Schedule 3	Homesites as of the Closing Date	S3-1

Schedule 4	Exceptions to Representations and Warranties	S4-1

Schedule 5	Addresses for Notices	S5-1

Schedule 6	[Intentionally Omitted]	S6-1

Schedule 7	Organizational Chart	S7-1

Schedule 8	Form of Quarterly Statement	S8-1

Schedule 9	Form of Monthly Statement	S9-1

Schedule 10	Form of Standard Lease as of the Closing Date	S10-1

Schedule 11	Oil and Gas Lease Properties	S11-1

Schedule 12	Specified Expansion Parcels	S12-1

Schedule 13	Manager Homes	S13-1

Exhibit A	Land	A-1

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT, made as of July 11, 2006, is by and among ARCML06 LLC, ARC18FLD LLC, ARC18FLSH LLC, ARCFLMC LLC and ARCFLSV LLC, each a Delaware limited liability company, and ARC18TX LP, a Delaware limited partnership, on a joint and several basis, each having an address at 7887 East Belleview Avenue, Suite 200, Englewood, Colorado 80111 (collectively, “Borrower”) and MERRILL LYNCH MORTGAGE LENDING, INC., a Delaware corporation, having an address at Four World Financial Center, 16th Floor, 250 Vesey Street, New York, New York 10080 (together with its successors and assigns, whether one or more, “Lender”).

RECITALS

WHEREAS, Borrower desires to obtain from Lender the Loan in an amount equal to the Loan Amount (each as hereinafter defined) to refinance existing debt on the Mortgaged Property (as hereinafter defined) and to pay certain other fees and expenses;

WHEREAS, Lender is unwilling to make the Loan unless Borrower executes and delivers this Agreement, the Note and the Loan Documents (each as hereinafter defined) to which it is a party which shall establish the terms and conditions of, and provide security for, the Loan; and

WHEREAS, Borrower has agreed to establish certain accounts and to grant to Lender, a security interest therein upon the terms and conditions of the security agreement set forth in Section 2.15.

NOW, THEREFORE, in consideration of the making of the Loan by Lender and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby covenant, agree, represent and warrant as follows:

ARTICLE I.
CERTAIN DEFINITIONS

Section 1.1.            Definitions. For all purposes of this Agreement:  (1) the capitalized terms defined in this Article 1 have the meanings assigned to them in this Article 1 and include the plural as well as the singular; (2) all accounting terms have the meanings assigned to them in accordance with GAAP (as hereinafter defined); (3) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision; and (4) the following terms have the following meanings:

“Account Collateral” has the meaning set forth in Section 2.15(a) hereof.

“Accounts” means all accounts (as defined in the relevant UCC), now owned or hereafter acquired by Borrower, and arising out of or in connection with, the operation of the Mortgaged Property and all other accounts described in the Management Agreement and all present and future accounts receivable, inventory accounts, chattel paper, notes, insurance policies, Instruments, Documents or other rights to payment and all forms of obligations owing at any time to Borrower thereunder, whether now existing or hereafter created or otherwise acquired by or on behalf of Borrower, and all Proceeds thereof and all liens, security interests, guaranties, remedies, privileges and other rights pertaining thereto, and all rights and remedies of any kind forming the subject matter of any of the foregoing.

“Affiliate” of any specified Person means any other Person (i) controlling or controlled by or under common control with such specified Person; (ii) directly or indirectly owning or holding twenty-five percent (25%) or more of any equity interest in the first Person; or (iii) twenty-five percent (25%) or more of whose equity interests are directly or indirectly owned or held by the first Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” means this Loan Agreement, together with the Schedules and Exhibits hereto, as the same may from time to time hereafter be modified, supplemented or amended.

“Allocated Loan Amount” means the portion of the Loan Amount allocated to each individual Mortgaged Property, as set forth for each individual Mortgaged Property on Schedule 2 attached hereto and as such amounts may be adjusted pursuant to Section 2.6(e) or Section 2.18(f).

“Appraisal” means each appraisal with respect to an individual Mortgaged Property prepared by an Appraiser in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institution Reform, Recovery and Enforcement Act and utilizing customary valuation methods such as the income, sales/market or cost approaches.

“Appraiser” means a nationally recognized MAI appraiser selected by Borrower and reasonably approved by Lender.

“Approved Capital Expenditures” has the meaning set forth in Section 2.13(a)(iii) hereof.

“Assignment of Rents and Leases” means, with respect to the Mortgaged Property, an Assignment of Rents and Leases (and, if there are more than one, each and every one of them), dated as of the Closing Date, granted by Borrower to Lender with respect to the Leases, as same may thereafter from time to time be supplemented, amended, modified or extended.

“Assumed Loan Debt Service” means the annual debt service on the Loan calculated (i) with respect to the Fixed Rate Note, using the computed debt service during the prior 12-month period and assuming (a) amortization payments had been required on a 30-year amortization schedule during such period and (b) that the Fixed Rate Note had been outstanding during such period with an outstanding principal balance equal to same at the time of calculation and (ii) with respect to the Floating Rate Note, using an assumed interest rate of 7.30% over the prior 12-month period and assuming (a) amortization payments had been required on a 30-year amortization schedule and (b) that the Floating Rate Note had been outstanding during such period with an outstanding principal balance equal to same at the time of calculation.

“Basic Carrying Costs” means the following costs with respect to the Mortgaged Property:  (i) Impositions and (ii) insurance premiums for policies of insurance required to be maintained by Borrower pursuant to this Agreement or the other Loan Documents.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Borrower Release Price Contribution” means, with respect to a Capital Event of an individual Mortgaged Property, the amount required to be deposited into the Collection Account if the Release Price for such individual Mortgaged Property shall be greater than the Capital Event Proceeds received in connection with such Capital Event, which amount shall be equal to the difference between such Release Price and such Capital Event Proceeds.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the State of New York are authorized or obligated by law, governmental decree or executive order to be closed. When used with respect to an Interest Determination Date, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in London, England are closed for interbank or foreign exchange transactions.

“Capital Event” means any sale to an Independent, bona-fide third party on an arm’s length basis of an entire individual Mortgaged Property or transfer to an Affiliate in connection with a refinancing of an entire individual Mortgaged Property and “Capital Events”  shall have a meaning correlative to the foregoing, provided, that the granting of an easement that benefits any Mortgaged Property shall not constitute a Capital Event for purposes of this Agreement.

“Capital Event Proceeds” means any cash proceeds of a Capital Event received by Borrower net of any cash prorations, adjustments and credits with respect to such Capital Event and net of reasonable third-party expenses paid in connection with such Capital Event.

“Capital Improvement Costs” means costs incurred or to be incurred in connection with replacements and capital repairs made to the Mortgaged Property which would be capitalized in accordance with GAAP.

“CERCLA” has the meaning set forth in Section 5.1(d)(i) hereof.

“Chattel Paper” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “chattel paper” as defined in the UCC (whether tangible chattel paper or electronic chattel paper).

“Closing Date” means the date of the funding of the Loan.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means, collectively, the Land, Improvements, Leases, Rents, Personalty, and all Proceeds, and (to the full extent assignable) Permits, which is or hereafter may become subject to a Lien in favor of Lender as security for the Loan (whether pursuant to the Mortgages, any other Loan Document or otherwise), all whether now owned or hereafter acquired by Borrower and all other property which is or hereafter may become subject to a Lien in favor Lender as security for the Loan and including all property of any kind described as part of the Mortgaged Property under any of the Mortgages.

“Collateral Assignment of Hedge” means the Collateral Assignment of Hedge, dated as of the applicable date and executed by Borrower, Lender and the hedge counterparty.

“Collateral Security Instrument” means any right, document or instrument, other than the Mortgages, given as security for the Loan, including, without limitation, the Collateral Assignment of Hedge and the Contract Assignment.

“Collection Account” has the meaning set forth in Section 2.12(a) hereof.

“Collection Account Agreement” means the Collection Account Agreement, dated as of the applicable date and executed by Borrower, Lender and the Collection Account Bank, relating to the Collection Account and the Reserve Accounts and any other accounts maintained with the Collection Account Bank.

“Collection Account Bank” means Wachovia Bank, National Association, or any successor financial institution appointed by Lender.

“Condemnation Proceeds” means, in the event of a Taking with respect to the Mortgaged Property, the proceeds in respect of such Taking less any reasonable third party out-of-pocket expenses incurred in prosecuting the claim for and otherwise collecting such proceeds.

“Contest” has the meaning set forth in Section 9.24(D)(1) hereof.

“Contingent Obligation” means, as used in the definition of Other Borrowings, without duplication, any obligation of Borrower guaranteeing any indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly. Without limiting the generality of the foregoing, the term “Contingent Obligation” shall include any obligation of Borrower:

(i)            to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(ii)           to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor;

(iii)          to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(iv)          otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.

The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming Borrower is required to perform thereunder) as determined by Lender in good faith.

“Contract Assignment” means, with respect to the Mortgaged Property, the Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals, dated as of the Closing Date and executed by Borrower.

“Contracts” means the Management Agreement and all other agreements to which Borrower is a party or which are assigned to Borrower by the Manager in the Management Agreement and which are executed in connection with the construction, operation and management of the Mortgaged Property (including, without limitation, agreements for the sale, lease or exchange of goods or other property and/or the performance of services by it, in each case whether now in existence or hereafter arising or acquired) as any such agreements have been or may be from time to time amended, supplemented or otherwise modified.

“Contribution Agreement” means that certain Contribution Agreement made by Borrower for the benefit of Lender, dated as of the Closing Date, as same may thereafter from time to time be supplemented, amended, modified or extended by one or more agreements supplemental thereto.

“Debt Service Coverage Ratio” means, as of any date of calculation with respect to the Mortgaged Property, the quotient expressed to two decimal places of the Underwritten Net Cash Flow divided by the aggregate Assumed Loan Debt Service.

“Debt Service Coverage Test” means as of any date of calculation with respect to a Capital Event, Substitution, partial defeasance or other event, a test which shall be satisfied if the Debt Service Coverage Ratio for the Mortgaged Properties that remain (or with respect to a Substitution, are collateral for the Loan) after such Capital Event, Substitution, partial defeasance or other event equals or exceeds the greater of (i) the Debt Service Coverage Ratio on the Closing Date of 1.31 and (ii) the lesser of (A) the Debt Service Coverage Ratio immediately prior to the applicable Capital Event, Substitution, partial defeasance or other event and (B) 1.60.

“Deed of Trust Trustee” means the trustee under any Mortgage that constitutes a “deed of trust” under applicable law.

“Default” means the occurrence of any event which, but for the giving of notice or the passage of time, or both, would be an Event of Default.

“Default Rate” means the per annum interest rate equal to the lesser of (a) 5.0% per annum in excess of the rate otherwise applicable hereunder and (b) the maximum rate allowable by applicable law.

“Defeasance” means any of a Total Defeasance or a Partial Defeasance.

“Defeasance Collateral” shall mean the Partial Defeasance Collateral or Total Defeasance Collateral, as applicable.

“Defeasance Collateral Account” has the meaning set forth in Section 2.18.

“Defeasance Date” has the meaning set forth in Section 2.18.

“Defeasance Note” has the meaning set forth in Section 2.18.

“Deposit Account” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “deposit accounts” as defined in the UCC.

“Disclosure Certificate” has the meaning set forth in Section 5.1(w) hereof.

“Disclosure Documents” has the meaning set forth in Section 5.1(w) hereof.

“Documents” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “documents” as defined in the UCC (whether negotiable or non-negotiable) or other receipts covering, evidencing or representing goods.

“EO13224” has the meaning set forth in Section 4.1(v) hereof.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with a federal or state chartered depository institution or trust company that (A) satisfies the Rating Criteria and (B) insures the deposits made to such account through the Federal Deposit Insurance Corporation, or (ii) a segregated trust account maintained with the corporate trust department of a federal or state chartered depository institution or trust company subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary capacity and in either case having combined capital and surplus of at least $100,000,000 or otherwise acceptable to the Rating Agencies. An Eligible Account shall not be evidenced by a certificate of deposit, passbook, other instrument or any other physical indicia of ownership. Following a downgrade below the Rating Criteria, withdrawal, qualification or suspension of such institution’s rating, each account must at Lender’s request promptly (and in any case within not more than thirty (30) calendar days) be moved to a qualifying institution or to one or more segregated trust accounts in the trust department of such institution, if permitted.

“Engineer” means an Independent Engineer selected by Borrower and reasonably approved by Lender.

“Environmental Auditor” means an Independent environmental auditor selected by Borrower and reasonably approved by Lender.

“Environmental Claim” means any notice, notification, request for information, claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication (whether written or oral) by any Person or Governmental Authority alleging or asserting liability with respect to Borrower or any Mortgaged Property (whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, investigatory, response, remedial or cleanup costs, damages to natural resources, personal injuries, fines or penalties) arising out of, based on or resulting from (i) the presence, Use or Release into the environment of any Hazardous Substance at any location (whether or not owned, managed or operated by Borrower) that affects Borrower or any Mortgaged Property, (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law or (iii) any alleged injury or threat of injury to human health, safety or the environment.

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement dated as of the Closing Date, from Borrower and the Guarantor, collectively, as indemnitor, to Lender, as indemnitee, as the same may be amended, modified or supplemented from time to time.

“Environmental Laws” means any and all present and future federal, state or local laws, statutes, ordinances, rules or regulations, or any judicial interpretation thereof, any judicial or administrative orders, decrees or judgments thereunder issued by a Governmental Authority, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to the environment, human health or safety, or the Release or threatened Release of Hazardous Substances or otherwise relating to the Use of Hazardous Substances.

“Environmental Reports” means each and every “Phase I Environmental Site Assessment” (and, if applicable, “Phase II Environment Site Assessment”) as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-2000 and an asbestos survey, with respect to each Mortgaged Property, prepared by one or more Environmental Auditors and delivered to Lender and any amendments or supplements thereto delivered to Lender.

“Environmental Reserve Account” has the meaning set forth in Section 2.13(a).

“Equipment” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i) all “equipment” as defined in the UCC, and (ii) all of the following (regardless of how classified under the UCC):  all building materials, construction materials, personal property constituting furniture, fittings, appliances, apparatus, leasehold improvements, machinery, devices, interior improvements, appurtenances, equipment, plant, furnishings, fixtures, computers, electronic data processing equipment, telecommunications equipment and other fixed assets now owned or hereafter acquired by Borrower, and all Proceeds of (i) and (ii) as well as all additions to, substitutions for, replacements of or accessions to any of the items recited as aforesaid and all attachments, components, parts (including spare parts) and accessories, whether installed thereon or affixed thereto, all regardless of whether the same are located on any Mortgaged Property or are located elsewhere (including, without limitation, in warehouses or other storage facilities or in the possession of or on the premises of a bailee, vendor or manufacturer) for purposes of manufacture, storage, fabrication or transportation and all extensions and replacements to, and proceeds of, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member.

“Event of Default” has the meaning set forth in Section 7.1 hereof.

“Extension Conditions,” “Extension Notice,” and “Extension Option” have the respective meanings set forth in Section 2.17(a) hereof.

“Final Floating Rate Maturity Date” has the meaning set forth in Section 2.17(a) hereof.

“First Floating Rate Extended Maturity Date” has the meaning set forth in Section 2.17(a) hereof.

“First Open Defeasance Date” shall mean the later of (i) the date when the Floating Rate Component of the Principal Indebtedness has been reduced to $0 and (ii) the earlier of (A) the date that is two (2) years from the “start up day” (within the meaning of Section 860G(a)(9) of the Code) of the real estate mortgage investment conduit trust established in connection with the final Securitization involving the Loan (including the Securitization of each and every Note) and (B) three (3) years from the date hereof.

“Fiscal Year” means the 12-month period ending on December 31st of each year (or, in the case of the first fiscal year, such shorter period from the Closing Date through such date) or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender.

“Fitch” means Fitch, Inc. and its successors.

“Fixed Interest Rate” means (i) with respect to the Fixed Rate Note A, 6.239% and (ii) with respect to Fixed Rate Note B, 6.239%. The blended aggregate rate on the Fixed Rate Component of the Loan on the Closing Date is 6.239%.

“Fixed Rate Component” means the portion of the Loan evidenced by or relating to the Fixed Rate Note.

“Fixed Rate Loan Amount” means an amount equal to $170,000,000.

“Fixed Rate Maturity Date” means the Payment Date occurring in August, 2016.

“Fixed Rate Note” means, individually and collectively, Fixed Rate Note A and Fixed Rate Note B.

“Fixed Rate Note A” means that certain Promissory Note A (Fixed Rate) dated the date hereof made by Borrower to Lender pursuant to this Agreement, as such note may be modified, amended, supplemented, restated or extended, and any replacement note or notes thereof.

“Fixed Rate Note B” means that certain Promissory Note B (Fixed Rate) dated the date hereof made by Borrower to Lender pursuant to this Agreement, as such note may be modified, amended, supplemented, restated or extended, and any replacement note or notes thereof.

“Floating Rate Component” means the portion of the Loan evidenced by or relating to the Floating Rate Note.

“Floating Rate Loan Amount” means an amount equal to $60,000,000.

“Floating Rate Maturity Date” means the Original Floating Rate Maturity Date, or if Borrower exercises the Extension Option pursuant to Section 2.17, the First Extended Floating Rate Maturity Date or the Final Floating Rate Maturity Date, as applicable.

“Floating Rate Note” means that certain Promissory Note (Floating Rate) dated the date hereof made by Borrower to Lender pursuant to this Agreement, as such note may be modified, amended, supplemented or extended, and any replacement note or notes therefor.

“Foreign Lender” has the meaning set forth in Section 2.10(b) hereof.

“Fund” has the meaning set forth in the definition of “Permitted Investments”.

“Funding Losses” has the meaning set forth in Section 2.5(e) hereof.

“Funding Party” means any bank or other entity, if any, which is indirectly or directly funding Lender with respect to the Loan, in whole or in part, including, without limitation, any direct assignee of the Loan (but excluding any investors in any securities issued in connection with a Secondary Market Transaction with respect to the Loan).

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report, consistently applied.

“General Intangibles” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i) all “general intangibles” as defined in the relevant UCC, now owned or hereafter acquired by Borrower and (ii) all of the following (regardless of how characterized):  all agreements, covenants, restrictions or encumbrances affecting the Mortgaged Property or any part thereof.

“General Partner” means, with respect to the entity comprising the Borrower that is a Delaware limited partnership, ARC 18TXGP LLC, a Delaware limited liability company.

“Governmental Authority” means any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by the foregoing.

“Gross Revenue” means, for any period, the total dollar amount of all income and receipts received by, or for the account of, Borrower in the ordinary course of business with respect to the Mortgaged Property, but excluding Loss Proceeds (other than the proceeds of business interruption insurance or the proceeds of a temporary Taking in lieu of Rents which shall be included in Gross Revenue).

“Guarantor” means Affordable Residential Communities LP, a Delaware limited partnership.

“Guaranty of Nonrecourse Obligations” means, with respect to the Loan, the Guaranty of Nonrecourse Obligations guaranteeing the exceptions to the nonrecourse provisions of the Loan Documents for which liability is retained as described in Section 9.24 hereof from the Guarantor to Lender.

“Hazardous Substance” means, collectively, (i) any petroleum or petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), lead in drinking water, lead-based paint and radon, (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definitions of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law and (iii) any other chemical or any other hazardous material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Homesites” means, with respect to each Mortgaged Property, the manufactured housing sites located thereon which are capable of being leased to a Person to accommodate a manufactured or mobile home, the number of each of which is set forth on Schedule 3 attached hereto, as such number may be updated from time to time with the mutual written agreement of Lender by Borrower, provided, however, that if such update is an increase in the number of homesites, or is a decrease which satisfies the Homesite Decrease Conditions (as defined below) Lender’s consent shall not be required. Such schedule shall include a breakdown of manufactured housing sites that are capable of accommodating single and double wide manufactured homes, to the extent such information is reasonably available to the Borrower.

“Homesite Decrease Conditions” means (in the aggregate with respect to any individual Mortgaged Property during the term of the Loan) (i) (a) if the individual Mortgaged Property has one hundred (100) or fewer Homesites, the number of Homesites is being decreased by one (1), and (b) if the individual Mortgaged Property has more than one hundred (100) Homesites, the number of Homesites is being decreased by no more than two percent (2%), and (ii) after giving effect to the decrease in the number of Homesites the occupancy level at the Mortgaged Property shall not exceed ninety-five percent (95%).

“Impositions” means all taxes (including, without limitation, all real estate, ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction privilege, privilege or license or similar taxes), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed within the term of the Loan), ground rents, water, sewer or other rents and charges, excises, levies, governmental fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, in respect of each Mortgaged Property (including all interest and penalties thereon), accruing during or in respect of the term hereof and which may be assessed against or imposed on or in respect of or be a Lien upon (1) Borrower (including, without limitation, all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which each Mortgaged Property, or any other collateral delivered or pledged to Lender in connection with the Loan, is located) or Lender, or (2) any Mortgaged Property, or any other collateral delivered or pledged to Lender in connection with the Loan, or any part thereof or any Rents therefrom or any estate, right, title or interest therein, or (3) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with any Mortgaged Property or the leasing or use of any Mortgaged Property or any part thereof, or the acquisition or financing of the acquisition of any Mortgaged Property by Borrower.

“Improvements” means all buildings, structures, fixtures and improvements now or hereafter owned by Borrower of every nature whatsoever situated on any Land constituting part of the Mortgaged Property (including, without limitation, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatus which are or shall be affixed to the Land or said buildings, structures or improvements and including any additions, enlargements, extensions, modifications, repairs or replacements thereto).

“Indebtedness” means the Principal Indebtedness, together with all other obligations and liabilities due or to become due to Lender pursuant hereto, under the Note or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses paid by or payable to Lender hereunder or pursuant to the Note or any of the other Loan Documents.

“Indemnified Parties” has the meaning set forth in Section 5.1(i).

“Independent” means, when used with respect to any Person, a Person that (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, trustee, partner, director or person performing similar functions, and (iii) is not a member of the immediate family of any Person described in clauses (i) or (ii).

“Independent Manager” has the meaning set forth in Section 8.1(ee).

“Index Maturity” has the meaning set forth in the definition of LIBOR.

“Instruments” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “instruments” as defined in the UCC.

“Insurance Escrow Account” has the meaning set forth in Section 2.13(b).

“Insurance Premiums” has the meaning set forth in Section 5.1(x)(iii).

“Insurance Proceeds” means, in the event of a casualty with respect to the Mortgaged Property, the proceeds received under any insurance policy applicable thereto.

“Insurance Requirements” means all material terms of any insurance policy required pursuant to this Agreement or any of the Mortgages and all material regulations, rules and other requirements of the National Board of Fire Underwriters or such other body exercising similar functions applicable to or affecting the Mortgaged Property or any part thereof or any use or condition thereof.

“Insured Casualty” has the meaning set forth in Section 5.1(x)(iv)(B).

“Intellectual Property” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under the trademark licenses, trademarks, rights in intellectual property, trade names, service marks and copyrights, copyright licenses, patents, patent licenses or the license to use intellectual property such as computer software owned or licensed by Borrower or other proprietary business information relating to Borrower’s policies, procedures, manuals and trade secrets.

“Interest Accrual Period” means, in connection with the calculation of interest accrued with respect to any Payment Date (without taking into account any change to a Payment Date as a result of it not occurring on a Business Day), (i) with respect to the Fixed Rate Component, the period commencing on and including the first (1st) day in the month immediately prior to such Payment Date through and including the last day of such calendar month; provided, that the first Interest Accrual Period for the Fixed Rate Component of the Loan shall commence on August 1, 2006, and (ii) in respect of the Floating Rate Component, the period commencing on the fifteenth (15th) of the month immediately prior to such Payment Date through and including the fourteenth (14th) day of the month in which such Payment Date occurs; provided that the first Interest Accrual Period for the Floating Rate Component of the Loan shall commence on August 15, 2006.

“Interest Determination Date” means, with respect to the Floating Rate Component of the Loan in connection with the calculation of interest to accrue for any Interest Accrual Period, the second Business Day preceding the first (1st) day of such Interest Accrual Period, provided that the Interest Determination Date with respect to the payment on the Closing Date shall be a date on or prior to the Closing Date mutually agreed by Borrower and Lender.

“Interested Parties” has the meaning set forth in Section 5.1(w) hereof.

“Inventory” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “inventory” as defined in the UCC and shall include all Documents representing the same.

“Investment Property” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “investment property” as defined in the UCC.

“IRS” has the meaning provided in Section 2.10(b) hereof.

“Land” means the parcels of real estate described on Exhibit A attached to the Mortgages and made a part hereof.

“Leases” means all leases, subleases, lettings, occupancy agreements, tenancies and licenses by Borrower as landlord of the Mortgaged Property or any part thereof now or hereafter entered into, and all amendments, extensions, renewals and guarantees thereof, and all security therefor.

“Leasing Commissions” means leasing commissions incurred by Borrower in connection with leasing any Mortgaged Property or any portion thereof (including renewals of existing Leases).

“Legal Requirements” means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including, without limitation, any of the foregoing relating to zoning, parking or land use, any and all Environmental Laws and the Americans with Disabilities Act) affecting Borrower or any Mortgaged Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, at any time in force affecting the Mortgaged Property or any part thereof or any utility services or septic systems or other infrastructure serving any portion of the Mortgaged Property (including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Mortgaged Property or any part thereof or any utility services or septic systems or other infrastructure serving any portion of the Mortgaged Property, or (ii) in any way limit the use and enjoyment thereof).

“Lender” has the meaning provided in the first paragraph of this Agreement.

“Lender’s Terms” has the meaning provided in Section 5.1(v).

“Letter of Credit Rights” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “letter of credit rights” as defined in the UCC.

“LIBOR” means the rate per annum calculated as set forth below:

(i)            On each Interest Determination Date, LIBOR will be determined on the basis of the offered rate for deposits of not less than U.S. $1,000,000 for a period of one month (the “Index Maturity”), commencing on such Interest Determination Date, which appears on Dow Jones Market Service (formerly Telerate) Page 3750 as of 11:00 a.m., London time (or such other page as may replace the Dow Jones Market Service (formerly Telerate) Page on that service for the purposes of displaying London interbank offered rates of major banks). If no such offered rate appears, LIBOR with respect to the relevant Interest Accrual Period will be determined as described in (ii) below.

(ii)           With respect to an Interest Determination Date on which no such offered rate appears on Dow Jones Market Service (formerly Telerate) Page 3750 as described in (i) above, LIBOR shall be the arithmetic mean, expressed as a percentage, of the offered rates for deposits in U.S. dollars for the Index Maturity which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on such date. If, in turn, such rate is not displayed on the Reuters Screen LIBO Page at such time, then LIBOR for such date will be obtained from the preceding Business Day for which the Reuters Screen LIBO Page displayed a rate for the Index Maturity.

(iii)          If on any Interest Determination Date, Lender is required but unable to determine LIBOR in the manner provided in paragraphs (i) and (ii) above, LIBOR for the next Interest Accrual Period shall be the rate at which U.S. dollar deposits approximately equal to the principal amount of the Loan having a 30-day term are offered by the principal London office of a leading “money center” bank active in the London interbank market for U.S. dollar deposits, as determined by Lender in its sole discretion, in immediately available funds in the London interbank market on the Determination Date. LIBOR for any Interest Accrual Period shall be adjusted from time to time, by increasing the rate thereof to compensate Lender and any Funding Party for any aggregate reserve requirements (including, without limitation, all basic, supplemental, marginal and other reserve requirements and taking into account any transitional adjustments or other scheduled changes in reserve requirements during any Interest Accrual Period) which are required to be maintained by Lender or such Funding Party with respect to “Eurocurrency liabilities” (as presently defined in Regulation D of the Board of Governors of the Federal Reserve System) of the same term under Regulation D, or any other regulations of a Governmental Authority having jurisdiction over Lender or such Funding Party of similar effect. Notwithstanding the foregoing, if the interest rate for Lender or any Funding Party shall be increased in respect of reserve requirements as provided in the immediately preceding sentence, Lender or such Funding Party shall promptly notify Borrower in writing upon becoming aware that Borrower may be required to make the foregoing compensation to Lender or such Funding Party. Lender or any Funding Party that gives notice as provided herein shall promptly withdraw such notice (by notice to Borrower) whenever Lender or such Funding Party is no longer required to maintain such reserves or the circumstances giving rise to such notice shall otherwise cease. Notwithstanding the foregoing, Borrower shall not be required to pay any increased amounts required by the third sentence of this definition to the extent that Lender or the relevant Funding Party shall be compensated or reimbursed hereunder for such amounts. The establishment of the LIBOR on each Interest Determination Date by Lender and Lender’s calculation of the rate of interest applicable to the Note shall (in the absence of manifest error) be final and binding.

All percentages resulting from any calculations of LIBOR referred to in this Agreement will be carried out to five decimal places and all U.S. dollar amounts used in or resulting from such calculations will be rounded upwards to the nearest cent.

“Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower or any Mortgaged Property or any portion thereof, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and mechanic’s, materialmen’s and other similar liens and encumbrances).

“Loan” means the loan made by Lender to Borrower pursuant to the terms of this Agreement.

“Loan Amount” means an amount equal to the sum of the Fixed Rate Loan Amount and the Floating Rate Loan Amount.

“Loan Documents” means this Agreement, the Note, the Contract Assignment, the Management Agreement, the Manager’s Subordination, the Mortgages, the Assignments of Rents and Leases, the Contribution Agreement, the Environmental Indemnity Agreement, the Guaranty of Non-Recourse Obligations, the Collateral Assignment of Hedge and all other agreements, instruments, certificates and documents delivered by or on behalf of Borrower or an Affiliate of Borrower to evidence or secure the Loan as same may be amended or modified from time to time.

“Local Collection Account” and “Local Collection Account Bank” have the meanings set forth in Section 2.12(a).

“Local Collection Account Agreement” means with respect to the Local Collection Account, the lockbox agreement, dated as of the applicable date and executed by Borrower, Lender and the Local Collection Account Bank.

“Loss Proceeds” means Condemnation Proceeds and/or Insurance Proceeds.

“Loss Proceeds Account” has the meaning set forth in Section 2.12(f) hereof.

“Losses” has the meaning set forth in Section 5.1(j).

“Management Agreement” means with respect to any Mortgaged Property, the property management agreement entered into between Borrower and the Manager, in such form as may be reasonably approved by Lender, as such agreement may be amended, modified or supplemented in accordance with the terms and conditions hereof from time to time, and any management agreement which may hereafter be entered into with respect to any Mortgaged Property in accordance with the terms and conditions hereof, as the same may be amended, modified or supplemented in accordance with the terms and conditions hereof from time to time.

“Manager” means ARC Management Services, Inc., a Delaware corporation, the current manager of the Mortgaged Property under the current Management Agreement, or such other Person as may hereafter be charged with management of any Mortgaged Property pursuant to a Management Agreement entered into in accordance with the terms and conditions hereof.

“Manager Home” has the meaning set forth in Section 4.2(r).

“Manager’s Subordination” means, with respect to each Mortgaged Property, initially the Manager’s Consent and Subordination of Management Agreement, executed by the Manager, Borrower and Lender, dated as of the Closing Date, and in the event a successor or assignee Manager is engaged at any Mortgaged Property, a subordination agreement executed by Manager, Borrower and Lender in form and substance satisfactory to Lender, whereby, among other things, the Management Agreement is subordinated to the Indebtedness and to the Lien of the Mortgages so long as the Loan remains outstanding.

“Master Homesite Lease Agreement” means, with respect to each legal entity comprising the Borrower, the related Master Homesite Lease Agreement, dated on or about July 11, 2006, by and between ARC Housing, LLC (or with respect to any Mortgaged Property located in Texas, ARC Housing TX LP, a Delaware limited partnership) and such entity comprising the Borrower.

“Master Lease Deposits” means (i) during any period that all guaranties of the Master Homesite Lease Agreements executed by Guarantor are in full force and effect, the amount of deposits that the tenants under all of the Master Homesite Lease Agreements are required to pay to the landlord thereunder, as such amount may be adjusted pursuant to the terms of each Master Homesite Lease Agreement in the event the total number of Homesites leased thereunder increases or decreases during the term of the Loan, and (ii) during any period that any guaranty of a Master Homesite Lease Agreement executed by Guarantor is not in full force and effect, the product of the amount of deposits identified in clause (i) above multiplied by twelve (12).

“Master Lease Deposit Account” has the meaning set forth in Section 2.12(a)(i).

“Material Adverse Effect” means a material adverse effect upon (i) the business operations, properties, assets or condition (financial or otherwise) of Borrower, (ii) the ability of Borrower to perform, or of Lender to enforce, any of the Loan Documents or (iii) the aggregate value of the Mortgaged Property.

“Maturity Date” means (I) with respect to the Floating Rate Note, the earlier of (a) the Floating Rate Maturity Date or (b) such earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise under this Agreement or any of the other Loan Documents and (II) with respect to the Fixed Rate Note, (a) the Fixed Rate Maturity Date or (b)

such earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise under this Agreement or any of the other Loan Documents.

“Maximum Rate” has the meaning set forth in Section 2.5(i) hereof.

“Member” means ARC Real Estate Holdings, LLC, a Delaware limited liability company.

“Moody’s” means Moody’s Investors Services, Inc. and its successors.

“Money” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i) all “money” as defined in the UCC and (ii) all moneys, cash, or other items of legal tender generated from the use or operation of the Mortgaged Property.

“Monthly Collection Account Statement” has the meaning provided in Section 2.12(d).

“Monthly Statement” has the meaning provided in Section 5.1(r)(v).

“Mortgage” means, with respect to the Mortgaged Property, a first priority Mortgage, Deed to Secure Debt or Deed of Trust (as applicable), Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the Closing Date (and, if there are more than one, each and every one of them), granted by Borrower to or for the benefit of Lender or Deed of Trust Trustee for the benefit of Lender, respectively, with respect to the Mortgaged Property as security for the Loan, as same may thereafter from time to time be supplemented, amended, modified or extended by one or more agreements supplemental thereto.

“Mortgaged Property” means, at any time, individually or collectively, as applicable, the Land, the Improvements, the Personalty, the Leases and the Rents, and all rights, titles, interests and estates appurtenant thereto, encumbered by, and more particularly described in, each of the Mortgages.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA and which is covered by Title IV of ERISA (i) to which contributions have been, or were required to have been made by Borrower or any ERISA Affiliate within the past six years or (ii) with respect to which Borrower could reasonably be expected to incur liability.

“Net Operating Income” means for any period the excess of Operating Revenues over Operating Expenses for such period.

“Net Proceeds” means either (x) the purchase price (at foreclosure or otherwise) actually received by Lender from a third party purchaser with respect to any Mortgaged Property, as a result of the exercise by Lender of its rights, powers, privileges and other remedies after the occurrence of an Event of Default or (y) in the event that Lender (or its nominee) is the purchaser at foreclosure of any Mortgaged Property, the higher of (i) the amount of Lender’s credit bid or (ii) such amount as shall be determined in accordance with applicable law, and in either case minus all reasonable third party, out of pocket costs and expenses (including, without limitation, all attorneys’ fees and disbursements and any brokerage fees, if applicable) incurred by Lender (and its nominee, if applicable) in connection with the exercise of such remedies; provided, however, that such costs and expenses shall not be deducted to the extent such amounts previously have been added to the Indebtedness in accordance with the terms of the Loan Documents or applicable law.

“Note” means individually or collectively, the Fixed Rate Note and the Floating Rate Note.

“O&M Program” has the meaning set forth in Section 5.1(d)(iv) hereof.

“OFAC” has the meaning set forth in Section 4.1(v) hereof.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower.

“Operating Budget” means, with respect to any Fiscal Year, the operating budget for the Mortgaged Property reflecting Borrower’s projections of Gross Revenues and Property Expenses for the Mortgaged Property for such Fiscal Year and on an annual and monthly basis and submitted by Borrower to Lender in accordance with the provisions of Section 5.1(r)(viii).

“Operating Expenses” means, for any period of calculation, all expenditures incurred and required to be expensed under GAAP during such period in connection with the ownership, operation, maintenance, repair and/or leasing of the Mortgaged Property, including without limitation (or duplication) Property Expenses. Notwithstanding the foregoing, Operating Expenses shall not include (a) Capital Improvement Costs, (b) any extraordinary items (unless Lender and Borrower approve of the inclusion of such items as Operating Expenses), (c) depreciation, amortization and other non-cash charges or (d) any payments of principal or interest on the Indebtedness or otherwise payable to the holder of the Indebtedness. Operating Expenses shall be calculated on the accrual basis of accounting.

“Operating Revenues” means, for any period, all regular ongoing income during such period from the operation of the Mortgaged Property that, in accordance with GAAP, is included in annual financial statements as revenue. Notwithstanding the foregoing, Operating Revenues shall not include (a) any Loss Proceeds (other than business interruption proceeds or Condemnation Proceeds in connection with a temporary Taking and, in either case, only to the extent allocable to such period or other applicable reporting period), (b) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of the Mortgaged Property, (c) any Rent attributable to a Lease more than one month prior to the date on which the actual payment of Rent is required to be made thereunder, (d) any interest income from any source, (e) any proceeds paid to the Collection Account by the interest rate cap counterparty in connection with the interest rate cap entered into pursuant hereto, or (f) any other extraordinary items as reasonably determined by Lender. Operating Revenues shall be calculated on the accrual basis of accounting.

“Organizational Agreements” means, individually or collectively, (i) the certificate of formation and operating agreement, (ii) the certificate of limited partnership and partnership agreement, (iii) the certificate of incorporation and by-laws or (iv) the trust agreement or other organizational documents, as applicable of any Person, each as amended or restated from time to time.

“Original Floating Rate Maturity Date” means the Payment Date in August 2009.

“Origination Fee” means 1.0% of the Floating Rate Loan Amount payable to Lender on the Closing Date.

“Other Borrowings” means, with respect to Borrower, without duplication (but not including the Indebtedness or any interest rate protection agreement entered into pursuant hereto) (i) all indebtedness of Borrower for borrowed money or for the deferred purchase price of property or services, (ii) all indebtedness of Borrower evidenced by a note, bond, debenture or similar instrument, (iii) the face amount of all letters of credit issued for the account of Borrower and, without duplication, all unreimbursed amounts drawn thereunder, and obligations evidenced by bankers’ acceptances, (iv) all indebtedness of Borrower secured by a Lien on any property owned by Borrower (whether or not such indebtedness has been assumed), (v) all Contingent Obligations of Borrower, (vi) liabilities and obligations for the payment of money relating to a capitalized lease obligation or sale/leaseback obligation, (vii) liabilities and obligations representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of Borrower’s business that would constitute ordinarily a trade payable to trade creditors, and (viii) all payment obligations of Borrower under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars or similar agreements) and similar agreements.

“Partial Defeasance” has the meaning set forth in Section 2.18.

“Partial Defeasance Amount” means an amount equal to the greater of (i) 125% of the Allocated Loan Amount for the individual Mortgaged Property subject to a partial defeasance in accordance with Section 2.18(b) and (ii) the amount set forth in clause (i) plus any increase in such amount made pursuant to Section 2.18(b)(viii).

“Partial Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, all Payment Dates and other scheduled payment dates, if any, under the Defeased Note after the Defeasance Date and up to and including the Fixed Rate Maturity Date, and (ii) in amounts equal to or greater than the respective Scheduled Defeasance Payments related to such Payment Dates.

“Payment Date” has the meaning provided in Section 2.5(a).

“Payment Date Statement” has the meaning provided in Section 2.12(d).

“Payment Intangibles” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under all “payment intangibles” as defined in the UCC.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

“Permits” means all licenses, permits, variances and certificates required by Legal Requirements to be obtained by Borrower and used in connection with the ownership, operation, use or occupancy of the Mortgaged Property (including, without limitation, certificates of occupancy, building permits, business licenses, state health department licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of the Mortgaged Property).

“Permitted Encumbrances” means, with respect to the Mortgaged Property, collectively, (i) the Lien created by the related Mortgages, or any other Loan Documents of record encumbering each Mortgaged Property, (ii) all Liens and other matters disclosed on the Title Insurance Policy concerning each Mortgaged Property, (iii) Liens, if any, for Impositions imposed by any Governmental Authority not yet delinquent or being contested in good faith and by appropriate proceedings in accordance with Section 5.1(b)(ii) hereof and the related Mortgages, (iv) mechanic’s or materialmen’s Liens, if any, being contested in good faith and by appropriate proceedings in accordance with Section 5.1(b)(ii) hereof and the related Mortgages, provided that no foreclosure has been commenced by the lien claimant, (v) rights of existing and future tenants and residents as tenants only pursuant to Leases, (vi) Liens for public utilities and (vii) claims against Homesites incurred by tenants or other occupants of the Mortgaged Property which claims, to the extent they affect the Mortgaged Property, are contested in good faith and by appropriate proceedings in accordance with Section 5.1(b)(ii) hereof, which Liens and encumbrances referred to in clauses (i)-(vii) above do not materially and adversely affect (1) the ability of Borrower to pay in full the Principal Indebtedness and interest thereon in a timely manner or (2) the use of any Mortgaged Property for the use currently being made thereof or the operation of any Mortgaged Property as currently being operated.

“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par:

(i)            obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America;

(ii)           obligations of the following United States of America government sponsored agencies, provided such obligations are backed by the full faith and credit of the United States of America:  Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations);

(iii)          federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short-term obligations of which are rated in the highest short-term rating category by the Rating Agencies;

(iv)          certificates of deposit, time deposits, demand deposits or banker’s acceptances issued by any depository institution or trust company incorporated under the laws of the United States or of any state thereof and subject to supervision and examination by federal and/or state banking authorities, the short-term obligations of which are rated in the highest short-term rating category by the Rating Agencies, which investments are fully insured by the Federal Deposit Insurance Corp.;

(v)           debt obligations with maturities of not more than 365 days and rated by the Rating Agencies in its highest long-term unsecured rating category;

(vi)          commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 270 days and that is rated by the Rating Agencies in their highest short-term unsecured debt rating; and

(vii)         any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, which Lender shall have approved in writing and for which Borrower shall have delivered a Rating Confirmation;

provided, however, that (A) the investments described in clauses (i) through (vii) above must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity; and provided, further, that, in the judgment of Lender, such instrument continues to qualify as a “cash flow investment” pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and that no instrument or security shall be a Permitted Investment if such instrument or security evidences (x) a right to receive only interest payments or (y) the right to receive principal and interest payments derived from an underlying investment at a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Transfer” means:

(1)           any conveyance, assignment, sale or other disposition (and not a mortgaging, encumbrance, pledging, hypothecation, or granting of a security interest) (directly or indirectly) of not more than 49% of the voting and beneficial ownership interests in any legal entity comprising Borrower or the General Partner or the Member following which Affordable Residential Communities LP (i) owns (directly or indirectly) 51% or more of such voting and beneficial ownership interests in each legal entity comprising Borrower and General Partner and (ii) controls the operations and management of Borrower and General Partner; provided, that any such Transfer referred to above which takes the form of

(x)            a Transfer of the equity ownership interest of the General Partner in any legal entity comprising Borrower which is a limited partnership, or

(y)           a Transfer of the equity ownership interests in any legal entity comprising Borrower or the General Partner or the Member to a transferee which (collectively amongst itself and its Affiliates that own such equity ownership interests) acquires (directly or indirectly) a greater than 49% ownership interest in such legal entity comprising Borrower or the General Partner or the Member, or which acquires control over the operations and management of such legal entity comprising Borrower or the General Partner or the Member, shall not be permitted unless, in addition to satisfaction of the conditions set forth in clauses (i) and (ii) of this definition above, Borrower delivers to Lender (1) a substantive non-consolidation opinion in form and substance reasonably acceptable to Lender and the Rating Agencies, if required by Lender or the Rating Agencies and (2) a Rating Confirmation; and

(2)           the Transfer of publicly-traded stock by stockholders of Affordable Residential Communities Inc., provided that such Transfer does not result in a change in the majority of the individuals constituting the board of directors of Affordable Residential Communities Inc.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personalty” means all right, title and interest of Borrower in and to all Equipment, Inventory, Accounts, General Intangibles, Instruments, Investment Property, Receivables, Pledged Accounts, Deposit Accounts, Contracts and Intellectual Property and all other personal property as defined in the relevant UCC, now owned or hereafter acquired by Borrower and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Mortgaged Property or which may be used in or relating to the planning, development, financing or operation of such Mortgaged Property, including, without limitation, furniture, furnishings, equipment, machinery, money, insurance proceeds, accounts, contract rights, trademarks, goodwill, chattel paper, documents, trade names, licenses and/or franchise agreements, rights of Borrower under leases of fixtures or other personal property or equipment, inventory, all refundable, returnable or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of Borrower with any governmental authorities, boards, corporations, providers of utility services, public or private, including specifically, but without limitation, all refundable, returnable or reimbursable tap fees, utility deposits, commitment fees and development costs.

“Plan” means an employee benefit or other plan, other than a Multiemployer Plan, that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, and (i) was established or maintained by Borrower or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Borrower or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions or (ii) with respect to which Borrower could reasonably be expected to incur liability.

“Pledged Accounts” means the Local Collection Account(s), the Collection Account, the Reserve Accounts, the Loss Proceeds Account, the Security Deposit Account, the

Master Lease Deposit Account, any additional accounts now or hereafter maintained by or on behalf of Borrower hereunder and any sub-accounts of any of the foregoing and any successor accounts to any of the foregoing.

“Policies” has the meaning provided in Section 5.1(x)(iii).

“Pre-existing Condition” has the meaning set forth in Section 5.1(x)(iv)(B) hereof.

“Prepaid Rent Account” has the meaning provided in Section 2.13(d).

“Prepayment Fee” means with respect to any prepayment of the Fixed Rate Component of the Principal Indebtedness, the greater of (A)  the product of 1.00% and the outstanding Principal Indebtedness relating to the Fixed Rate Component that is prepaid and (B) Yield Maintenance Premium. No Prepayment Fee shall be due and payable with respect to a prepayment of the Floating Rate Component of the Principal Indebtedness or any defeasance pursuant to and in accordance with Section 2.18 hereof.

“Principal Indebtedness” means the principal amount of the Loan outstanding as adjusted by each increase (including advances made by Lender to protect the Collateral), or decrease in such principal amount of the Loan outstanding, whether as a result of prepayment or otherwise, from time to time.

“Proceeds” shall have the meaning given in the UCC and, in any event, shall include, without limitation, all of Borrower’s right, title and interest in and to proceeds, product, offspring, rents, profits or receipts, in whatever form, arising from the Collateral.

“Prohibited Person” has the meaning set forth in Section 4.1(v) hereof.

“Property Condition Assessment” means a report with respect to any Mortgaged Property prepared by an Engineer or another Person acceptable to the Lender and delivered to Lender in connection with the Loan and any amendments or supplements thereto delivered to Lender.

“Property Expenses” means, with respect to the Mortgaged Property, the following costs and expenses but only, in the case of costs and expenses in respect of goods and services, to the extent that they (x) are paid to Persons who are generally in the business of providing such goods and services, (y) are customary for the types of goods or services provided in the geographical area in which such goods or services are provided and (z) do not constitute Capital Improvement Costs:

(i)            Impositions;

(ii)           insurance premiums for policies of insurance required to be maintained by Borrower pursuant to this Agreement or the other Loan Documents or otherwise maintained by Borrower or an Affiliate of Borrower on behalf of Borrower in the ordinary course of business with respect to the Mortgaged Property;

(iii)          the cost of all electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, utility or similar item and overtime services with respect to the Mortgaged Property;

(iv)          payments required under service contracts for any services or items used at the Mortgaged Property or otherwise used in the operation of the Mortgaged Property (including, without limitation, service contracts for heating, ventilation and air conditioning systems, elevators, landscape maintenance, pest extermination, security, furniture, trash removal, answering service and credit checks);

(v)           wages, benefits, payroll taxes, uniforms, the cost of cleaning supplies and all related expenses for on-site personnel directly involved in the day-to-day operation of the Mortgaged Property (including, without limitation, full time, part time, or seasonal employees, allocated between a number of properties and general repair, maintenance and security employees), whether hired by Borrower, Manager or any other Person;

(vi)          costs required in connection with the enforcement of any Lease (including, without limitation, reasonable attorneys’ fees, charges for lock changes and storage and moving expenses for furniture, fixtures and equipment);

(vii)         advertising and rent-up expenses (including, without limitation, leasing services, tenant rent concessions, promotions for existing and prospective tenants, banners and signs);

(viii)        out-of-pocket cleaning, maintenance and repair expenses;

(ix)           any expense the total cost of which is passed through to tenants pursuant to executed Leases;

(x)            legal, accounting, auditing and other professional fees and expenses incurred in connection with the ownership, leasing and operation of the Mortgaged Property (including, without limitation, collection costs and expenses);

(xi)           permits, licenses and registration fees and costs;

(xii)          any expense necessary in order to prevent a breach under a Lease;

(xiii)         any expense necessary in order to prevent or cure a violation of any Legal Requirement (including Environmental Law), regulation, code or ordinance;

(xiv)        costs and expenses of any appraisals, valuations, surveys, inspections, zoning reports, environmental assessments or market studies;

(xv)         costs and expenses of security and security systems provided to and/or installed and maintained with respect to the Mortgaged Property;

(xvi)        costs of title, UCC, litigation and other searches and costs of maintaining the Lien of the Mortgages thereon and the security interest in any related Collateral;

(xvii)       fees and expenses of property managers contracted with by Borrower to perform management, administrative, payroll or other services in connection with the operation of the Mortgaged Property (including, without limitation, the fees and expenses owed to Manager under any Management Agreement which the Lender has approved in accordance with this Agreement);

(xviii)      any other costs and expenses contemplated by the Operating Budget and customarily incurred in connection with operating properties similar in type and character to the Mortgaged Property; and

(xix)         any other category of property expense that is customary for a property of the type and size as the Mortgaged Property and is reasonably approved by Lender.

“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been satisfied if the matter in question (i) prior to the “start up day” (within the meaning of Section 860G(a)(9) of the Code) of the REMIC trust established in connection with the first Securitization involving the Loan, is reasonably acceptable to Lender and (ii) after the “start up day” (within the meaning of Section 860G(a)(9) of the Code) of the REMIC trust established in connection with the first Securitization involving the Loan, would be acceptable to a prudent lender of securitized commercial mortgage loans.

“Qualified Interest Rate Cap Provider” means an interest rate cap counterparty having (a) either a long term unsecured debt rating or counterparty rating of “A+” or higher from S&P or a short-term unsecured debt rating of “A-1” by S&P; (b) a long-term unsecured debt rating of not less than “Aa3” by Moody’s; and (c) a long-term unsecured debt rating of not less than “AA-” from Fitch (if the cap provider is rated by Fitch).

“Quarterly Statement” has the meaning provided in Section 5.1(r)(iv).

“Rating Agencies” means at least two of Fitch, Moody’s and S&P (or, if a Secondary Market Transaction has occurred in which Securities have been issued, each of the foregoing that rated such Securities).

“Rating Criteria” with respect to any Person, means that (i) the short-term unsecured debt obligations of such Person are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch, if deposits are held by such Person for a period of less than one month, or (ii) the long-term unsecured debt obligations of such Person are rated at least “AA-” by S&P, “Aa3” by Moody’s and “AA-” by Fitch, if deposits are held by such Person for a period of one month or more.

“Rating Confirmation” with respect to any transaction, matter or action in question, means:  (i) if all or any portion of the Loan, by itself or together with other loans, has been the subject of a Secondary Market Transaction, the written confirmation of the Rating Agencies that such transaction, matter or action shall not, in and of itself, result in the downgrading, withdrawal or qualification of the then-current ratings assigned to any of the Securities issued in connection with a Secondary Market Transaction; and (ii) if any portion of the Loan has not been the subject of a Secondary Market Transaction, Lender shall have determined in its reasonable discretion (taking into consideration such factors as Lender may determine, including the attributes of the loan pool in which any portion of the Loan reasonably be expected to be securitized) that no rating for any Securities that would be issued in connection with a Secondary Market Transaction involving any of such portion of the Loan would be downgraded, qualified, or withheld by reason of such transaction, matter or action.

“Real Estate Taxes Escrow Account” has the meaning provided in Section 2.13(b).

“Receivables” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i)  any Accounts, Chattel Paper, Instruments, Payment Intangibles, Letter of Credit Rights, Documents, insurance policies, drafts, bills of exchange, royalties, mineral lease payments, severance payments, override payments, trade acceptances, notes or other indebtedness owing to Borrower from whatever source arising, (ii) to the extent not otherwise included above, (a) all income, Rents, issues, profits, revenues, deposits and other benefits from the Mortgaged Property and (b) all receivables and other obligations now existing or hereafter arising, or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the Mortgaged Property or other commercial space located at the Mortgaged Property or acquired from others (including, without limiting the generality of the foregoing, from rental of space, halls, stores, and offices, and deposits securing reservations of such space, exhibit or sales space of every kind, license, lease, sublease and concession fees and rentals, wholesale and retail sales of merchandise, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance, (iii) all of the books and records (whether in tangible, electronic or other form) now or hereafter maintained by or on behalf of Borrower in connection with the operation of the Mortgaged Property or in connection with any of the foregoing and (iv) all Supporting Obligations and all liens and security interests securing any of the foregoing and all other rights, privileges and remedies relating to any of the foregoing.

“Release” means any active or passive release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

“Release Price” means, with respect to a Capital Event of any individual Mortgaged Property, the sum of (i) 100% of the Allocated Loan Amount of such Mortgaged Property and (ii) if the Debt Service Coverage Ratio of the remaining Mortgaged Properties following such Capital Event does not satisfy the Debt Service Coverage Test, the additional amount that when applied to pay the Principal Indebtedness causes the Debt Service Coverage Ratio following such Capital Event to satisfy the Debt Service Coverage Test.

“Release Property” has the meaning set forth in Section 2.18.

“Remedial Work” has the meaning set forth in Section 5.1(d)(i).

“Rents” means all income, rents (including base rent), issues, profits, revenues (including all oil and gas or other mineral royalties and bonuses), deposits (other than utility and security deposits) and other benefits from the Mortgaged Property.

“Replacement Reserve Account” has the meaning set forth in Section 2.13(a).

“Replacement Reserve Deposit Amount” means an amount equal to one-twelfth (1/12th) of the product of $50.00 and the number of Homesites at the Mortgaged Property.

“Replacement Reserve Threshold Amount” means the product of $50.00 and the number of Homesites at the Mortgaged Property.

“Reserve Account(s)” means the Environmental Reserve Account, the Replacement Reserve Account, the Real Estate Taxes Escrow Account, the Insurance Escrow Account, the Prepaid Rent Account and the Master Lease Deposit Account, collectively, and any successor accounts to any of the foregoing.

“Restoration” has the meaning set forth in Section 5.1(x)(iv)(B).

“Scheduled Defeasance Payments” shall mean scheduled payments of interest under the Fixed Rate Note in the case of a Total Defeasance and under the Defeased Note in the case of a Partial Defeasance for all Payment Dates occurring after the Defeasance Date and up to and including the Fixed Rate Maturity Date (including, in the case of a Total Defeasance, the outstanding principal balance of the Loan as of the Fixed Rate Maturity Date and, in the case of a Partial Defeasance, the outstanding principal balance of the Defeased Note as of the Fixed Rate Maturity Date), and all payments required after the Defeasance Date, if any, under the Loan Documents for servicing fees, and other similar charges.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc and its successors.

“Secondary Market Transaction” has the meaning set forth in Section 5.1(w).

“Security Agreement” shall mean a security agreement in form and substance that would be satisfactory to a prudent lender pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.

“Securities” means mortgage pass-through certificates or other securities issued in a Secondary Market Transaction and evidencing a beneficial interest in or secured in whole or in part by the Loan in a rated or unrated public offering or private placement.

“Securitization” means a Secondary Market Transaction of the type described in clauses (i) or (iii) of the definition thereof, as set forth in Section 5.1(w).

“Security Deposit Account” has the meaning set forth in Section 2.12(a)(i).

“Single Member” has the meaning set forth in Section 8.1(ee).

“Specified Expansion Parcel” shall mean the unimproved, non-income—producing parcel of land at each of the Mortgaged Properties identified on Schedule 12 hereto.

“Successor Borrower” has the meaning set forth in Section 2.18(d).

“Supporting Obligations” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under (i) all “supporting obligations” as defined in the UCC and (ii) any other guarantee, letter of credit, secondary obligation, right or privilege that supports or pertains to any of the Mortgaged Property.

“Survey” means a certified ALTA/ACSM survey of each Mortgaged Property prepared by a registered Independent surveyor, containing the form of survey or certification provided to Borrower by Lender and in form and content reasonably satisfactory to Lender and the company issuing the Title Insurance Policy for each Mortgaged Property.

“Taking” means a taking or voluntary conveyance during the term hereof of all or part of any Mortgaged Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting the Mortgaged Property or any portion thereof whether or not the same shall have actually been commenced.

“Tax Liabilities” has the meaning set forth in Section 2.10(a) hereof.

“Title Insurance Policy” means a mortgagee’s title insurance policy or policies (i) issued by one or more title companies reasonably satisfactory to Lender which policy or policies shall (unless Lender otherwise requires or consents) be in form ALTA 1992, where available (with waiver of arbitration provisions), naming Lender as the insured party, (ii) insuring the Mortgages as being a first and prior lien upon the Mortgaged Property, (iii) showing no encumbrances against any Mortgaged Property (whether junior or superior to the Mortgages) which are not reasonably acceptable to Lender other than Permitted Encumbrances, (iv) in an amount reasonably satisfactory to Lender (it being understood and agreed that because multiple Mortgaged Properties secure the Loan, a reasonable requirement shall be deemed to include requiring title insurance for a Mortgaged Property in the amount of the Allocated Loan Amount for such Mortgaged Property if a tie-in endorsement is available in the State where such Mortgaged Property is located or 125% of the appraised value of a Mortgaged Property if a tie-in endorsement is not available in the State where such Mortgaged Property is located or such Mortgaged Property cannot be tied together with other Mortgaged Properties for any reason), and (v) otherwise in form and content reasonably acceptable to Lender. Such Title Insurance Policy shall include the following endorsements or affirmative coverages in form and substance reasonably acceptable to Lender, to the extent available in the jurisdiction in which the Land is located:  variable rate endorsement; survey endorsement; comprehensive endorsement; zoning (ALTA 3.1 with parking added) endorsement; first loss, last dollar and tie-in endorsement; access coverage; separate tax parcel coverage; contiguity (if applicable) coverage; and such other endorsements as Lender shall reasonably require with respect to a particular Mortgaged Property in order to provide insurance against specific risks identified by Lender in connection with the Mortgaged Property.

“Total Defeasance” shall have the meaning set forth in Section 2.18.

“Total Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, all Payment Dates and other scheduled payment dates, if any, under the Fixed Rate Note after the Defeasance Date and up to and including the Fixed Rate Maturity Date, and (ii) in amounts equal to or greater than the respective Scheduled Defeasance Payments related to such Payment Dates.

“Transaction” means the transactions contemplated by the Loan Documents.

“Transaction Costs” means all costs and expenses paid or payable by Borrower relating to the Transaction (including, without limitation, appraisal fees, legal fees and accounting fees and the costs and expenses described in Section 9.23).

“Transfer” means the conveyance, assignment, sale, mortgaging, encumbrance (other than a Permitted Encumbrance), pledging, hypothecation, granting of a security interest in, granting of options with respect to, or other disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) all or any portion of any direct or indirect (irrespective of the number of tiers of ownership) legal or beneficial interest (a) in all or any portion of the Mortgaged Property; or (b) any stock, partnership interests, membership interests or other ownership interests in Borrower, the General Partner, if any, or the Member or the constituent entities directly or indirectly (irrespective of the number of tiers of ownership) owning any such stock, partnership interests, membership interests or other ownership interests. A Transfer shall also include, without limitation to the foregoing, the following:  an installment sales agreement wherein Borrower agrees to sell the Mortgaged Property or any part thereof or any interest therein for a price to be paid in installments; an agreement by Borrower leasing all or a substantial part of the Mortgaged Property to one or more Persons pursuant to a single or related transactions, or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rent; execution or consent by Borrower of any instrument subjecting the Mortgaged Property to a condominium regime or transferring ownership to a cooperative corporation; and any change of control of Borrower, General Partner, if any, or the Member.

“Treasury Rate” means, on the date on which such rate is calculated, the yield on the ten year “on the run” U.S. Treasury issue (primary issue) with such yield being based on the bid price for such issue as reasonably determined by Lender.

“UCC” means with respect to any Collateral, the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority. Wherever this agreement refers to terms as defined in the UCC, if such term is defined in more than one Article of the UCC, the definition in Article 9 of the UCC shall control.

“Undefeased Note” has the meaning set forth in Section 2.18.

“Underwritten Net Cash Flow” means, as of any date of calculation with respect to the Mortgaged Property, (i) the Operating Revenues calculated based upon the base rent portion of the Rents during the most recent three month period for which such information was furnished to Lender pursuant to Section 5.1(r)(v) hereof, annualized, plus (ii) any utility and other income during the most recent twelve month period for which such information was furnished to Lender pursuant to Section 5.1(r)(v) hereof, minus (iii) the Operating Expenses with respect to the Mortgaged Property during the most recent twelve month period for which such information was furnished to Lender pursuant to Section 5.1(r)(v) hereof, each as determined by Lender and after Lender makes adjustments, if necessary, for

(1)           the positive difference, if any, between an amount equal to 4.00% of Operating Revenues for the period and actual salaries for the community property managers and assistant property managers (as such salaries are reported in the salary expense line item of the operating statement for each Mortgaged Property), provided that if the salaries for the community property managers and assistant property managers are greater than 4.00% of Operating Revenues for the period, no adjustment will be made,

(2)           a minimum vacancy allowance equal to 5.00%,

(3)           an annual minimum capital expenditure reserve equal to the product of $50.00 multiplied by the total number of Homesites at the Mortgaged Property,

(4)           exclusion of rental income and expenses from manufactured homes owned by Borrower or its Affiliates,

(5)           exclusion of any other revenue items reasonably deemed nonrecurring by Lender, and

(6)           inclusion of increases in future operating costs as reasonably determined by Lender, in its sole discretion, so that, assuming current occupancy, the annualized underwritten Operating Expenses fully reflect the operating costs expected to be incurred over the next twelve month period.

“U.S. Obligations” shall mean securities that are (i) direct obligations of the United States of America for the full and timely payment of which its full faith and credit is pledged or (ii) obligations of an entity controlled or supervised by and acting as an agency or instrumentality and guaranteed as a full faith and credit obligation which shall be fully and timely-paid by the United States of America, which in either case are not callable or redeemable at the option of the issuer thereof (including a depository receipt issued by a bank (as defined in Section 3(a)(2) of the United States Securities Act)) as custodian with respect to any such U.S. Obligations or a specific payment of principal of or interest on any such U.S. Obligations held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the securities or the specific payment of principal of or interest on the securities evidenced by such depository receipt.

“Use” means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance in connection with or affecting Borrower or the Mortgaged Property.

“Welfare Plan” means an employee welfare benefit plan as defined in Section 3(1) of ERISA established or maintained by Borrower or any ERISA Affiliate or with respect to which Borrower or any ERISA Affiliate has an obligation to make contributions and covers any current or former employee of Borrower or any ERISA Affiliate.

“Yield Maintenance Premium” shall mean the positive difference, if any, between (i) the present value on the date of prepayment (by acceleration or otherwise) of all future installments of principal and interest which the Borrower would otherwise be required to pay with respect to the Fixed Rate Component from the date of such prepayment through and including the Maturity Date absent such prepayment, including the unpaid principal amount which might otherwise be due upon the Maturity Date absent such prepayment, with such present value being determined by the use of a discount rate equal to the yield to maturity (adjusted to a “Mortgage Equivalent Basis” pursuant to the standards and practices of the Securities Industry Association), on the date of such prepayment of the United States Treasury Security having the term to maturity closest to what otherwise would have been the remaining term of the Loan absent such prepayment and (ii) the Fixed Rate Component of the Principal Indebtedness on the date of such prepayment.

ARTICLE II.
GENERAL TERMS

Section 2.1.            The Loan.

(a)           Subject to the terms and conditions of this Agreement, Lender shall lend to Borrower on the Closing Date the Loan Amount. The proceeds of the Loan shall be used solely for the purposes identified in Section 2.2 hereof. Lender is hereby authorized to fund directly from the proceeds of the Loan advanced at Closing (net of any deposits or payments made by Borrower or its Affiliates prior to Closing) (i) the Origination Fee, (ii) the deposits to the Environmental Reserve Account, the Real Estate Taxes Escrow Account, the Insurance Escrow Account, the Master Lease Deposit Account and the Replacement Reserve Account required to be funded from Loan proceeds pursuant to Section 2.13, (iii) the out-of-pocket expenses incurred by Lender in connection with the origination and funding of the Loan and (iv) the reasonable fees and expenses of Lender’s and Borrower’s counsel.

(b)           The Loan shall constitute one general obligation of Borrower to Lender and shall be secured by the security interest in and Liens granted upon all of the Collateral, and by all other security interests and Liens at any time or times hereafter granted by Borrower to Lender as security for the Loan.

Section 2.2.            Use of Proceeds. Proceeds of the Loan shall be used only for the following purposes:  (a) to refinance existing mortgage debt on the Mortgaged Property, (b) to pay to Lender the Origination Fee, (c) to make the required deposits to the Environmental

Reserve Account, the Real Estate Taxes Escrow Account, the Insurance Escrow Account, the Master Lease Deposit Account and the Replacement Reserve Account and any other reserves agreed to by Lender and Borrower prior to Closing, (d) to pay Transaction Costs (including the reasonable out-of-pocket expenses incurred by Lender in connection with the origination and funding of the Loan) and (e) to pay reasonable fees, expenses and disbursements of Lender’s and Borrower’s counsel. Any proceeds of the Loan in excess of the amounts applied in accordance with Sections 2.1(a) and 2.2(a)-(e) may be used by the Borrower for its general purposes (including to make a distribution to the Member).

Section 2.3.            Security for the Loan. The Note and Borrower’s obligations hereunder and under all other Loan Documents shall be secured by (a) Liens upon the Mortgaged Property pursuant to the Mortgages, (b) the Contract Assignment, (c) the Manager’s Subordination, (d) the Assignment of Rents and Leases, (e) the Collateral Assignment of Hedge and all other security interests and Liens granted in this Agreement and in the other Loan Documents.

Section 2.4.            Borrower’s Note. Borrower’s obligation to pay the principal of and interest on the Loan and all other amounts due under the Loan Documents shall be evidenced initially by the Note, duly executed and delivered by Borrower on the Closing Date. The Note shall be payable as to principal, interest and all other amounts due under the Loan Documents, as specified in this Agreement, with a final maturity on the applicable Maturity Date. Lender shall have the right to have any Note subdivided, by exchange for promissory notes of lesser denominations in the form of the initial Note, upon written request to Borrower and, in such event, Borrower shall promptly execute additional or replacement Notes, at the Lender’s sole expense with respect to Borrower’s reasonable out-of-pocket costs in the event and to the extent Borrower incurs costs in connection therewith other than in connection with the execution of such additional or replacement Notes. At no time shall the aggregate original principal amount of the Note (or of such replacement Notes) exceed the Loan Amount.

Section 2.5.            Principal and Interest.

(a)           (i)            Borrower shall pay to the Lender interest on the Floating Rate Component of the Principal Indebtedness of the Loan from the Closing Date through and including the end of the applicable Interest Accrual Period during which the Floating Rate Component of the Loan is paid in full at the interest rate provided in this Section 2.5. Interest shall accrue on the Floating Rate Component of the Principal Indebtedness of the Loan commencing on the Closing Date and shall be payable in advance on the Closing Date with respect to the period from the Closing Date through and including August 14, 2006 at the interest rate determined on the applicable Interest Determination Date for such payment. Commencing on September 1, 2006 (the “First Payment Date”) and on the first (1st) day of each calendar month thereafter unless, in any such case, such first day is not a Business Day, in which event such interest shall be payable on the first successive Business Day immediately following such date (each, with the First Payment Date, a “Payment Date”) through and including the Floating Rate Maturity Date, Borrower shall make monthly payments (each, a “Floating Rate Monthly Debt Service Payment”) of interest only partially in arrears and partially in advance in an amount equal to accrued interest on the Floating Rate Component of the Principal Indebtedness of the Loan (the “Floating Monthly Debt Service Payment Amount”) for the applicable Interest Accrual

Period in which such Payment Date occurs. The entire outstanding Floating Rate Component of the Principal Indebtedness of the Loan and the Floating Rate Note, together with all accrued but unpaid interest thereon (through and including the end of the applicable Interest Accrual Period) and all other amounts due under the Loan Documents with respect to the Floating Rate Component (which amounts shall be determined on a pro rata basis based on the principal balance of the Floating Rate Component and Fixed Rate Component), shall be due and payable by Borrower to Lender on the Floating Rate Maturity Date. Interest on the Floating Rate Component shall be computed on the basis of a 360 day year and the actual number of days in the applicable Interest Accrual Period.

(ii)           Borrower shall pay to Lender interest on the Fixed Rate Component of the Principal Indebtedness of the Loan at the interest rate provided in this Section 2.5. Interest shall accrue on the Fixed Rate Component of the Principal Indebtedness commencing on the Closing Date and shall be payable in advance on the Closing Date with respect to the period from the Closing Date through and including July 31, 2006. Commencing on September 1, 2006 and on each Payment Date thereafter through and including the Fixed Rate Maturity Date, Borrower shall make monthly payments (each, a “Fixed Rate Monthly Debt Service Payment”) of interest only in arrears in an amount equal to the accrued interest on the Fixed Rate Component of the Principal Indebtedness of the Loan (the “Fixed Rate Monthly Debt Service Payment Amount”) for the applicable Interest Accrual Period immediately preceding such Payment Date. The entire outstanding Principal Indebtedness of the Loan and the Fixed Rate Note, together with all accrued but unpaid interest thereon and all other amounts due under the Loan Documents, shall be due and payable by Borrower to Lender on the Fixed Rate Maturity Date. Interest on the Fixed Rate Component shall be computed on the basis of a 360 day year and the actual number of days elapsed during any month or other accrual period.

(b)           For each applicable Interest Accrual Period, the Fixed Rate Component of the Principal Indebtedness shall bear interest at a rate per annum equal to the Fixed Interest Rate and the Floating Rate Component of the Principal Indebtedness shall bear interest at a rate per annum equal to the sum of LIBOR determined as of the Interest Determination Date for such Interest Accrual Period plus 0.80%. Lender or its servicer shall calculate LIBOR on each Interest Determination Date for the related Interest Accrual Period and promptly communicate to Borrower such rate for such period.

(c)           While an Event of Default has occurred and is continuing, Borrower shall pay to Lender interest at the applicable Default Rate on any amount owing to Lender not paid when due until such amount is paid in full.

(d)           If any payment of principal, interest or other sums shall not be made to Lender on the date the same is due hereunder or under any of the other Loan Documents, then Borrower shall pay to Lender, in addition to all sums otherwise due and payable, a late fee in an amount equal to five percent (5.0%) of such principal, interest or other sums due hereunder or under any other Loan Document (or, in the case of a partial payment, the unpaid portion thereof), such late charge to be immediately due and payable without demand by Lender.

(e)           Borrower hereby agrees to pay to Lender any amount necessary to compensate Lender and any Funding Party for any losses or costs (including, without limitation, the costs of breaking any “LIBOR” contract, if applicable, or funding losses determined on the basis of Lender’s or such Funding Party’s reinvestment rate and the interest rate on the Loan) (collectively, “Funding Losses”) sustained by Lender or any Funding Party:  (i) if the Floating Rate Note, or any portion thereof, is repaid for any reason whatsoever on any date other than a Payment Date (including, without limitation, from condemnation or insurance proceeds); or (ii) as a consequence of (x) any increased cost of funds that Lender or any Funding Party may sustain in maintaining the borrowing evidenced hereby or (y) the reduction of any amounts received or receivable from Borrower, in either case under clause (i) or (ii), due to the introduction of, or any change in, any law or applicable regulation or treaty adopted after the date hereof (including the administration or interpretation thereof), whether or not having the force of law, or due to the compliance by Lender or the Funding Party, as the case may be, with any directive, whether or not having the force of law, or request from any central bank or domestic or foreign governmental authority, agency or instrumentality having jurisdiction made as of the date hereof. Notwithstanding anything in this paragraph to the contrary, Funding Losses shall not include Tax Liabilities which are not payable by Borrower pursuant to Section 2.10.

(f)            If Lender or any Funding Party shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption of any other law, rule, regulation or guideline (including but not limited to any United States law, rule, regulation or guideline) regarding capital adequacy, or any change becoming effective in any of the foregoing or in the enforcement or interpretation or administration of any of the foregoing by any court or any domestic or foreign governmental authority, central bank or comparable agency charged with the enforcement or interpretation or administration thereof, or compliance by Lender or its holding company or a Funding Party or its holding company, as the case may be, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency made after the date hereof, has or would have the effect of reducing the rate of return on the capital of Lender or its holding company, or of the Funding Party’s or its holding company, as the case may be, then, upon demand by Lender and provided that such payments are being demanded from and made by other borrowers of similarly situated loans, Borrower shall pay to Lender, from time to time, such additional amount or amounts as will compensate Lender or such Funding Party for any such reduction suffered.

(g)           Any amount payable by Borrower under Sections 2.5(e) or (f) shall be paid to Lender within ten (10) Business Days after receipt by Borrower of a certificate signed by an officer of Lender setting forth the amount due and the basis for the determination of such amount in reasonable detail and the computations made by Lender to determine the amount due, which statement shall be conclusive and binding upon Borrower, absent manifest error. Failure on the part of Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period; except that Borrower shall not be liable to any Funding Party or to Lender in respect of any reduction described in Sections 2.5(d) or (e) with respect to any period more than three (3) months before Borrower receives the certificate required by the previous sentence. Lender shall use reasonable efforts to deliver to Borrower prompt notice of any event described in Sections 2.5(e) or (f) above and of the amount to be paid as a result thereof, provided, however, any failure by Lender to so notify Borrower shall not affect its obligation to make the payments to be made under this Section as a result thereof. All amounts which may become due and payable by Borrower in accordance with the provisions of this Section shall constitute additional interest under the Loan and shall be secured by the Mortgages and the other Loan Documents.

(h)           If Lender or any Funding Party requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of Sections 2.5(e) or (f), then, upon request of Borrower, Lender or such Funding Party shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans similar in size and type as the Loan to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to Lender or such Funding Party, including, without limitation, by designating another of Lender’s or such Funding Party’s offices, branches or affiliates as the lending office, branch or affiliate; Borrower hereby agreeing to pay all reasonably incurred costs and expenses incurred by Lender or any Funding Party in connection with any such action.

(i)            Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event:  (1) the provisions of this paragraph shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, (a) applied as a credit against either or both of the Principal Indebtedness of the Loan or accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Indebtedness is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Indebtedness shall, to the extent permitted by law, remain at the Maximum Rate until Lender shall have received or accrued the amount of interest which Lender would have received or accrued during such period on Indebtedness had the rate of interest not been limited to the Maximum Rate during such period. If the Default Rate shall be finally determined to be unlawful, then the Maximum Rate shall be applicable during any time when the Default Rate would have been applicable hereunder, provided however that if the Maximum Rate is greater than the applicable interest rate, then the foregoing provisions of this paragraph shall apply.

Section 2.6.            Voluntary Prepayment.

(a)           Borrower may voluntarily prepay the Loan in whole or in part on any Business Day; provided, that, (i) no Event of Default has occurred and is continuing, (ii) the principal portion of any such prepayment shall be applied first to the Floating Rate Component of the Principal Indebtedness until the Floating Rate Component of the Principal Indebtedness is reduced to $0 and second to the Fixed Rate Component of the Principal Indebtedness, and (iii) any such prepayment shall be accompanied by an amount representing (1) with respect to a prepayment of a portion of the Floating Rate Component, all accrued interest on such portion of the Loan being prepaid through and including the end of the applicable Interest Accrual Period for such portion during which the prepayment occurs, (2) with respect to a prepayment of a portion of the Fixed Rate Component, (a) all accrued interest on such portion of the Loan being prepaid through and including the day of such prepayment or if such day is not a Payment Date, all accrued interest through and including the end of the applicable Interest Accrual Period in which such prepayment occurs, and (b) the applicable Prepayment Fee, and (3) all other amounts then due under the Loan Documents.

(b)           In the event of any such voluntary prepayment, Borrower shall give Lender written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay, which notice shall be given at least fifteen (15) days’ prior to the date upon which prepayment is to be made and shall specify the Business Day on which such prepayment is to be made and the amount of such prepayment (which, in connection with a voluntary prepayment without release pursuant to this Section 2.6, shall not be less than $1,000,000). If any such notice is given, the amount specified in such notice shall be due and payable on the Business Day specified therein (unless such notice is revoked by Borrower prior to the date specified therein in which event Borrower shall immediately reimburse Lender for any reasonable out-of-pocket costs incurred in connection with the giving of such notice and its revocation).

(c)           Prepayment Consideration Due. If the Fixed Rate Maturity Date shall be accelerated, or if any prepayment of all or any portion of the Fixed Rate Component of the Principal Indebtedness hereunder occurs, whether in connection with Lender’s acceleration of the unpaid Principal Indebtedness of the Loan or in any other circumstances whatsoever, or if the Mortgage is satisfied or released by foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure or by any other means, then the Prepayment Fee shall become immediately due and owing and Borrower shall forthwith pay the Prepayment Fee to Lender. The foregoing shall not create any right of prepayment. Borrower shall have no right whatsoever to prepay all or any portion of the Principal Indebtedness of the Note, except as set forth in this Section 2.6 and in Section 2.7. Borrower agrees that the Prepayment Fee required hereunder is reasonable. Borrower has given individual weight to the consideration in this transaction for this waiver and agreement.

(d)           Borrower shall have the right to (i) prepay the Loan without a release of collateral pursuant to and in accordance with Section 2.6, (ii) prepay the Loan in connection with the release of a Mortgaged Property pursuant to and in accordance with Sections 2.7 and 2.11 and (iii) defease the Loan pursuant to and in accordance with Section 2.18.

(e)           Adjustments. Borrower may request from Lender at any time an adjustment (“Adjustment”) to the Allocated Loan Amounts following any prepayment (or a series of prepayments) made pursuant to this Section 2.6 in an amount equal to such prepayment (the “Adjustment Amount”) (which amount shall not be less than $1,000,000 for each Adjustment). Upon each Adjustment, the Allocated Loan Amount for each remaining Mortgaged Property shall be decreased in an amount equal to the product of (A) the Adjustment Amount and (B) the fraction, the numerator of which is the applicable Allocated Loan Amount (prior to such Adjustment) for such Mortgaged Property and the denominator of which is the aggregate Allocated Loan Amount (prior to such Adjustment) for all remaining Mortgaged Properties at the time of such Adjustment. In connection with each Adjustment, Borrower shall pay to the Lender an administrative fee of $5,000.

Section 2.7.            Mandatory Prepayment; Capital Events; Certain Transfers.

(a)           Intentionally Omitted.

(b)           Intentionally Omitted.

(c)           So long as no Event of Default shall have occurred and be continuing, Borrower may effect a Capital Event with respect to one or more entire individual Mortgaged Property(ies); provided, however, that (1) any such Capital Event shall be a sale to a bona fide Independent third party in an arm’s-length transaction or a transfer to an Affiliate of Borrower or in connection with a refinancing of such property or the total loss of such property due to casualty, and (2) each Capital Event shall be consummated in accordance with the following procedure:

(A)          Borrower shall have given the Lender at least fifteen (15) Business Days’ prior written notice of the Capital Event, the identity of the purchaser or transferee and the anticipated Capital Event Proceeds; and
(B)           Borrower shall pay to Lender the applicable Release Price and make or cause to be made the deposits to the Collection Account referred to in Section 2.12(a)(iii); and
(C)           Borrower shall also pay to Lender all amounts set forth in Section 2.6(a) as if the Capital Event were a voluntary prepayment in an amount equal to the Release Price, as applicable; and
(D)          The amounts in clauses (B) and (C) above shall be applied as if same were a voluntary prepayment in accordance with Section 2.6(a) in an amount equal to the Release Price, as applicable; and
(E)           The Debt Service Coverage Test for the remainder of the Mortgaged Properties is satisfied (which test may be satisfied by prepaying in accordance with Section 2.6 in an amount necessary to satisfy the Debt Service Coverage Test); and

(F)           Borrower shall pay for the costs of preparing and recording releases, UCC-3 releases, and any loan modification documents, easements, declarations, and/or restrictive covenants required by Lender, Lender’s reasonable attorneys’ fees and costs, all survey charges and costs, all title premiums and costs, documentary stamps incurred in connection with the release of the related Mortgaged Property in accordance with the requirements contained herein, and all other reasonable out-of-pocket costs, fees, and expenses incurred by Lender in connection with the Capital Event (including attorneys’ fees); and
(G)           intentionally omitted; and
(H)          if a Securitization has occurred, Borrower shall deliver to Lender an opinion of counsel for Borrower that is customary in commercial lending transactions and subject only to normal qualifications, assumptions and exceptions opining, among other things, that the REMIC Trust formed pursuant to any Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the Capital Event.

(d)           Upon payment or prepayment of the Loan in full, Borrower shall pay to Lender, in addition to the amounts specified in Section 2.6, Section 2.7 and Section 2.12, as applicable, all other amounts then due and payable to Lender pursuant to the Loan Documents.

(e)           Borrower shall have the right to (i) prepay the Loan without a release of collateral pursuant to and in accordance with Section 2.6, (ii) prepay the Loan in connection with the release of a Mortgaged Property pursuant to and in accordance with Sections 2.7 and 2.11 and (iii) defease the Loan pursuant to and in accordance with Section 2.18.

Section 2.8.            Application of Payments After Event of Default. Notwithstanding anything in any Loan Document to the contrary, after an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time hereafter received by Lender from or on behalf of Borrower, and Borrower irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments and any and all proceeds and recoveries from the Pledged Accounts, the Mortgaged Property or Borrower after the occurrence and during the continuance of an Event of Default, in Lender’s sole discretion, to the Indebtedness and other amounts then outstanding under this Agreement in such order and manner as Lender may determine in its sole and absolute discretion, including, without limitation, reasonable out-of-pocket costs and expenses of Lender reimbursable pursuant to the terms of this Agreement arising as a result of such repayment, any accrued and unpaid interest then payable with respect to the Loan or the portion thereof being repaid, the Principal Indebtedness, any accrued and unpaid Prepayment Fee in respect of any such Principal Indebtedness or the portion thereof being repaid, any other sums then due and payable to or for the benefit of Lender pursuant to this Agreement or any other Loan Document(s), or to Property Expenses and Capital Improvement Costs for the Mortgaged Property, or to fund Reserve Accounts.

Section 2.9.            Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 12:00 p.m., Eastern time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to its account at such bank(s) as Lender may from time to time designate. Any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Lender shall notify Borrower in writing of any changes in the account to which payments are to be made. All payments made by Borrower hereunder, or by Borrower under the other Loan Documents, shall be made irrespective of, and without any deduction for, any defenses, set-offs or counterclaims.

Section 2.10.          Taxes.

(a)           All payments made by or on behalf of Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (the “Tax Liabilities”), excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in such jurisdiction (other than any such connection arising solely from such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement if, at the time such Lender first became a party to this Agreement, the applicable Governmental Authority would not have imposed such taxes but instead such taxes are a result of a change in relevant tax law including, but not limited to a change in the generally accepted interpretation of existing tax law). If Borrower shall be required by law to deduct any such Tax Liabilities (or amounts in estimation or reimbursement for the same) from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased (such increase, “additional amounts”) as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made.

(b)           If Lender is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) Lender shall deliver to Borrower, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either Internal Revenue Service (“IRS”) Form W-8BEN or any successor thereto (relating to Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to Foreign Lender by Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to Foreign Lender by Borrower pursuant to this Agreement) or such other evidence satisfactory to Borrower and Borrower that Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. If the form W-8BEN or W-8ECI provided by Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Tax Liabilities reimbursable by Borrower to Lender under Section 2.10(a) hereof, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower pursuant to Section 2.10(a). Thereafter and from time to time, Foreign Lender shall (i) promptly submit to Borrower such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Borrower of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to Foreign Lender by Borrower pursuant to this Agreement, (ii) promptly notify Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the redesignation of its lending office) to avoid any requirement of applicable laws that Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender. Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(c)           If a Lender transfers its rights and obligations under this Agreement from its lending office to another lending office, withholding tax (which shall be set forth in the IRS form or forms described in this Section 2.10 provided by such Lender to Borrower upon such transfer, taking into account the transfer) imposed on the Lender after the transfer in excess of the rate imposed prior to such transfer shall be deemed to be for purposes of this Agreement excluded from Tax Liabilities reimbursable by Borrower to Lender for periods after the transfer. This Section 2.10(c) shall not apply with respect to a change in lending office required for the particular right or obligation as a result of any change in, or the adoption or phase-in of, any law, rule or regulation applicable to such Lender and occurring after the date of this Agreement and the applicable Lender is unable, using commercially reasonable efforts, to change such lending office to another lending office that is subject to a lower withholding tax rate.

(d)           If any Lender voluntarily changes its residence or place of business or takes any other similar action, and the effect of such change or action, as of the date thereof, would be to increase the Tax Liabilities of such Lender, the Borrower shall not be obligated to pay any additional amounts in respect of such increase.

(e)           If and to the extent that a Foreign Lender sells a participating interest to a participant which, pursuant to Section 9.9(a), seeks to obtain the benefits of Section 2.10, then such Foreign Lender shall promptly deliver to Borrower (i) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (ii) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender. Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(f)            For any period with respect to which a Lender has failed to comply with the requirements of Section 2.10(b), (e) or (h) (other than to the extent such failure is due to a change in law, rule or regulation occurring subsequent to the date on which a form originally was required to be provided), Borrower shall not be required to pay additional amounts to the Lender pursuant to this Section 2.10 with respect to Tax Liabilities imposed as a result of such failure.

(g)           Borrower may, without reduction, withhold any Tax Liabilities required to be deducted and withheld from any payment under any of the Loan Documents with respect to which Borrower is not required to pay additional amounts under this Section 2.10.

(h)           Upon Borrower’s request, if the Lender is a “United States person” within the meaning of Section 7701(a)(30) of the Code, Lender shall, if and to the extent required by law, execute and deliver to Borrower an IRS Form W-9.

Section 2.11.          Release of Collateral.

(a)           Notwithstanding any other provision of this Agreement or any other Loan Document, upon the occurrence of a Capital Event with respect to the Mortgaged Property as described in Section 2.7 hereof, Lender shall, simultaneously with such Capital Event release of record the Lien of the Mortgages and UCC-1 financing statements and any other Liens in favor of Lender relating to the Mortgaged Property or the portion thereof affected by such Capital Event; provided, however, that (i) Lender shall not be required to release its Lien unless all conditions and payments set forth in Section 2.7 have been satisfied and paid and (ii) with respect to a Capital Event consummated in accordance with this Agreement which does not result in a full satisfaction of the Indebtedness, if the related Mortgaged Property is located in a state that imposes mortgage recording taxes, then Lender shall, in lieu of such release, to the extent necessary to facilitate future savings of mortgage tax, assign at Borrower’s expense, such Liens to the new lender(s), provided that any such assignments shall be without recourse, representation, or warranty of any kind, except that Lender shall represent and warrant (1) the then outstanding amount of the Principal Indebtedness and (2) that such Liens have not been previously assigned by Lender.

(b)           In the event Borrower satisfies the outstanding Indebtedness in full, Lender shall withdraw and hold uninvested for Borrower in an Eligible Account at a financial institution selected by Lender from the Business Day immediately preceding the date upon which the release of funds is to be made to Borrower and release on the date on which the outstanding Indebtedness is repaid in full any and all amounts then on deposit in the Reserve Accounts and/or the Collection Account to Borrower. Upon repayment of the Loan and all other amounts due hereunder and under the Loan Documents in full in accordance with the terms hereof and thereof, Lender shall, promptly after such payment, release or cause to be released all Liens with respect to all Collateral (including, without limitation, terminating the tenant direction letters delivered pursuant to Section 2.12(a)) or, to the extent necessary to facilitate future savings of mortgage tax in states that impose mortgage taxes, assign at Borrower’s expense, such

Liens to Borrower’s new lender(s), provided that any such assignments shall be without recourse, representation, or warranty of any kind, except that Lender shall represent and warrant (1) the then outstanding amount of the Principal Indebtedness and (2) that such Liens have not been previously assigned by Lender.

Section 2.12.          Central Cash Management.

(a)           Local Collection Accounts; Collection Account; Deposits to and Withdrawals from the Collection Account.

(i)            On or before the Closing Date, Lender shall (1) establish on behalf of the Borrower and maintain with the Collection Account Bank a collection account (the “Collection Account”), which shall be an Eligible Account with a separate and unique identification number in the name of Lender, as secured party, or, at Lender’s option, in the name of Borrower for the benefit of Lender, as secured party, and (2) cause the Collection Account Bank to deliver to Lender the Collection Account Agreement in form and substance reasonably acceptable to Lender acknowledging Lender’s security interest in and sole dominion and control over the Collection Account. On or before the Closing Date, Borrower may (x) establish and maintain with one or more financial institutions acceptable to Lender in its sole reasonable discretion (individually each, and collectively, the “Local Collection Account Bank”), one or more local collection accounts for the Mortgaged Property (individually each, and collectively, the “Local Collection Account”) and one or more accounts for security deposits for the Mortgaged Property (individually each, and collectively, the “Security Deposit Account”), each of which shall be an Eligible Account with a separate and unique identification number and entitled in the same name as the Collection Account and (y) cause each Local Collection Account Bank to deliver to Lender a Local Collection Account Agreement in form and substance reasonably acceptable to Lender acknowledging Lender’s security interest in and sole dominion and control over each Local Collection Account and Security Deposit Account; provided that Borrower may deposit, hold and administer security deposits from that portion of the Mortgaged Property, if any, located in North Carolina in a Security Deposit Account maintained with a financial institution with a North Carolina branch reasonably acceptable to Lender, which, it is understood, may not execute a Local Collection Account Agreement, although Borrower shall make commercially reasonable efforts to obtain such financial institution’s execution and delivery of a Local Collection Account Agreement. Borrower has deposited $1,526,902 in the Security Deposit Account. On the Closing Date, Lender shall establish on behalf of Borrower and maintain with the Collection Account Bank a separate account for Master Lease Deposits (the “Master Lease Deposit Account”), which shall be an Eligible Account and shall have the same title as the Collection Account, for the benefit of the Lender until the Loan is paid in full. Borrower has deposited $568,837 in the Master Lease Deposit Account, which represents the Master Lease Deposits as of the Closing Date. Subject to Section 2.12(a)(ii), Borrower shall

(A)          deposit or cause the Manager to deposit in the Security Deposit Account not less than one time during each calendar month all security deposits in the form of Money received from the tenants since the date of the previous deposit (or in the case of the initial deposit, since the Closing Date),

(B)           deposit or cause the Manager to deposit in the Collection Account or Local Collection Account, all Rents and Money received from Accounts or under Leases and derived from the Mortgaged Property and all Proceeds thereof, in each case on each Business Day following the collection and receipt thereof during the first seven (7) Business Days of each calendar month and not less than once during each calendar week of such month commencing after such seventh (7th) day, and
(C)           sweep or cause to be swept by each Local Collection Account Bank all Money on deposit in the Local Collection Account in excess of $25,000 (which the Local Collection Account Bank shall be entitled to use to offset any returned items) to the Collection Account on each Business Day for the first eleven (11) days of each calendar month and not less than once during each calendar week of such month commencing after such eleventh (11th) day.

Borrower shall not have any right to withdraw Money from the Local Collection Account, the Security Deposit Account, the Master Lease Deposit Account or the Collection Account, which shall be under the sole dominion and control, and the “control” within the meaning of Sections 9-104 and 9-106 of the UCC, of Lender; provided, that notwithstanding the foregoing, so long as an Event of Default has not occurred and is not continuing (or if an Event of Default has occurred and is continuing but Borrower is required to return the security deposit in accordance with applicable Legal Requirements), Borrower may instruct the Local Collection Account Bank to withdraw from the Security Deposit Account security deposits in order to satisfy Borrower’s obligations to return the same to tenants entitled to them under and in accordance with the Leases. Any disbursement of Master Lease Deposits shall in each case be subject to Lender’s prior approval and direction, provided that Lender shall authorize, upon Borrower’s request made not more frequently than on a monthly basis, disbursements reflecting any reduction in Master Lease Deposits to which the tenant under the applicable Master Homesite Lease Agreement documentation is entitled. In the event of a Lease default or other occurrence whereby Borrower, as landlord, shall become entitled to retain any security deposits or apply the same to amounts owed under the applicable Lease, any such security deposits so retained and/or applied by Borrower shall, upon such retention or application, be transferred from the Security Deposit Account to the Local Collection Account or the Collection Account and treated in the same manner as Rents. Any such Rents, Money or Proceeds held by Borrower or the Manager prior to deposit into the Local Collection Account shall be held in trust for the benefit of Lender. Borrower shall be responsible for the payment of all costs and expenses in connection with establishing and maintaining the Collection Account, the Local Collection Account, the Security Deposit Account and the Reserve Accounts (including, without limitation, Collection Account Bank’s and Local Collection Account Bank’s fees and charges) and shall reimburse Lender upon demand for any such costs or expenses incurred by Lender.

(ii)           In the event that any Event of Default has occurred and is continuing,

(A)          upon request of Lender, Borrower shall deliver to each tenant under a Lease an irrevocable direction letter in a form approved by Lender requiring the tenant to pay all Rents and other Money under Leases, and any Money received from Accounts or otherwise derived from the Mortgaged Property and Proceeds thereof owed to Borrower directly to the Collection Account or (if Lender elects) a Local Collection Account and shall deliver an irrevocable direction letter in such form to each tenant under a new Lease entered into thereafter prior to the commencement of such Lease,
(B)           upon request of Lender, all Rents and Money received from Accounts or under Leases and derived from the Mortgaged Property and all Proceeds thereof shall be payable to Lender or as otherwise directed by Lender,
(C)           if a tenant under a Lease forwards any Rents, Money or Proceeds to Borrower or Manager rather than directly to the Collection Account or applicable Local Collection Account, Borrower shall (i) if the Lender has made the request referred to in Section 2.12(a)(ii)(A) above, deliver an additional irrevocable direction letter to the tenant and make other commercially reasonable efforts to cause the tenant to thereafter forward such Rents, Money or Proceeds directly to the Collection Account or (if Lender elects) a Local Collection Account, and (ii) immediately deposit or cause the Manager to deposit in the Collection Account any such Rents, Money or Proceeds received by Borrower or Manager,
(D)          Borrower shall not have any right to make or direct any withdrawals from the Collection Account or the Reserve Account without the prior written consent of Lender (it being understood and agreed that Borrower may continue to make withdrawals from the Security Deposit Account as described above), and
(E)           any and all funds on deposit in the Collection Account and the Reserve Accounts may be allocated by Lender in its sole discretion for the payment of the Indebtedness pursuant to Section 2.8 of this Agreement.

(iii)          Borrower shall deposit in the Collection Account:  (a) as and when required by Sections 5.1(x) and (y), Loss Proceeds received by Borrower and (b) simultaneously with the consummation of any Capital Event, if the related Capital Event Proceeds are less than the related Release Price, any Borrower Release Price Contribution necessary in connection with such Capital Event in order to pay the Release Price for a Capital Event of an individual Mortgaged Property or group of Mortgaged Properties.

(b)           Distribution of Cash. So long as an Event of Default has not occurred and is not continuing (and thereafter at Lender’s sole option and discretion), Lender shall apply funds on deposit in the Collection Account (to the extent not held in Reserve Accounts constituting sub-accounts of the Collection Account, if any, and with the exception of Capital Event Proceeds and Loss Proceeds, which shall be applied as provided in Section 2.7 of this Agreement) on each Payment Date, to the extent of the amounts set forth in the related Payment Date Statement delivered by Lender or its servicer, as follows:

(i)            first, to the Real Estate Taxes Escrow Account and the Insurance Escrow Account, in that order, in the respective amounts required to be deposited therein as described in Section 2.13(b);

(ii)           second, to the payment to Lender of (i) the interest then due and payable on the Note with respect to the related Interest Accrual Period, (ii) the Prepayment Fee, if any, then due and payable and (iii) the Principal Indebtedness in an amount equal to the sum of (1) if a Capital Event of an individual Mortgaged Property(ies) occurred since the prior Payment Date, the related Release Price plus (2) any Loss Proceeds to which the Lender is then entitled pursuant to this Agreement plus (3) the amount of any prepayment in accordance with this Agreement;

(iii)          third, to the payment to Lender of any expenses then due and payable to Lender or its servicer(s) pursuant to this Agreement or the other Loan Documents;

(iv)          fourth, to the Replacement Reserve Account in the amount required to be deposited therein as described in Section 2.13(a);

(v)           fifth, to the payment of any outstanding indemnification payment to which an Indemnified Party is then entitled pursuant to Sections 5.1(i) and 5.1(j), and any other amounts then due and payable to Lender pursuant to this Agreement and the other Loan Documents which are not paid from applications under clause (ii) or (iii) above;

(vi)          sixth, to the Master Lease Deposit Account in the amount required to be deposited therein as described in Section 2.13(c);

(vii)         seventh, to the Prepaid Rent Account in the amount required to be deposited therein as described in Section 2.13(d);

(viii)        eighth, if no Event of Default exists, to Borrower in an amount equal to remaining available funds, if any; provided, that if any Event of Default exists, no disbursement shall be made under this clause eighth; and

(ix)           ninth, if any Event of Default exists, then to the extent Lender has not made other application of such remaining available funds in Lender’s discretion as provided hereunder, all remaining available funds shall be allocated as determined by Lender in Lender’s sole and absolute discretion (and re-allocated from time to time as Lender may elect) and/or, at Lender’s option, in any Lender-controlled account.

(c)           Permitted Investments. Lender shall direct the investment and reinvestment of any balance in the Collection Account, from time to time in Permitted Investments and all such Permitted Investments shall be held in the name of Lender or its servicer and shall be credited to the Collection Account.

Lender shall have no liability for any loss in investments of funds in the Collection Account that are invested in Permitted Investments and no such loss shall affect Borrower’s obligation to fund, or liability for funding, the Collection Account. All interest paid or other earnings on the Permitted Investments of funds deposited into the Collection Account made hereunder shall be deposited into the Collection Account. Borrower shall include all earnings on the Collection Account as income of Borrower for federal and applicable state tax purposes.

(d)           Monthly and Payment Date Statements. With respect to each Payment Date, Lender or its servicer shall prepare and deliver, or shall cause to be prepared and delivered, to Borrower and Lender a statement no later than ten (10) Business Days after each Payment Date setting forth the aggregate deposits to and withdrawals from the Collection Account and each Reserve Account and the opening and closing balances in such accounts (collectively, the “Monthly Collection Account Statement”). With respect to each Payment Date and the related Interest Accrual Period, Lender or its servicer shall prepare and deliver, or shall cause to be prepared and delivered to Borrower and Lender, a statement (each, a “Payment Date Statement”) no later than the Business Day prior to such Payment Date with respect to each of the items below, setting forth the following:

(i)            the aggregate deposits to the Collection Account since the previous Payment Date for each type of deposit under this Agreement and the opening and closing balances in the Collection Account;

(ii)           the amount of interest then due and payable on the Note with respect to the Interest Accrual Period (including the applicable number of days and interest rate which were applied in determining such amount);

(iii)          the amount of the Prepayment Fee, if any, then due and payable;

(iv)          the amount of any expenses payable to Lender and any outstanding indemnification payment to which an Indemnified Party is then entitled under this Agreement;

(v)           the following information with respect to the Principal Indebtedness in a format reasonably acceptable to Lender:  (1) the Principal Indebtedness as of the preceding Payment Date, (2) any principal payable to Lender pursuant to Sections 2.6, 2.7 or 2.12 on such Payment Date, and (3) the Principal Indebtedness on the current Payment Date (taking into account such payments); and

(vi)          the amount withdrawn from or remitted to each account of the Reserve Account in accordance with Sections 2.12 and 2.13 and the amount remitted to Borrower.

(e)           Intentionally Omitted.

(f)            Loss Proceeds. In the event of a casualty or Taking with respect to the Mortgaged Property, unless pursuant to Section 5.1(x) of this Agreement, the Loss Proceeds are to be made available to Borrower for Restoration, all of Borrower’s interest in Loss Proceeds shall be paid directly to the Collection Account, provided, however, that if the amount of such Loss Proceeds is less than $10,000.00, and the Borrower promptly undertakes the necessary repairs, then said Loss Proceeds shall not be required to be deposited in the Collection Account. If the Loss Proceeds are to be made available for Restoration pursuant to this Agreement, such Loss Proceeds shall be held by Lender in a segregated interest-bearing Eligible Account in the name of Lender and under the sole dominion and control of Lender to be opened (if not previously opened and maintained by the Collection Account Bank under the Collection Account

Agreement by the Lender) by Lender at a financial institution selected by Lender (the “Loss Proceeds Account”). Funds on deposit in the Loss Proceeds Account shall be invested in Permitted Investments in the same manner and subject to the same restrictions as set forth in Section 2.12(c) with respect to the Collection Account (except that the maturity shall be not later than as necessary to satisfy any schedule of distributions for Restoration required or approved by Lender). If any Loss Proceeds are received by Borrower, such Loss Proceeds shall be received in trust for Lender, shall be segregated from other funds of Borrower, and shall be forthwith paid to Lender to the extent necessary to comply with this Agreement.

Section 2.13.          Reserve Accounts.

(a)           Environmental Reserve Account and Replacement Reserve Account.

(i)            On or before the Closing Date, Lender shall establish on behalf of the Borrower and maintain with the Collection Account Bank two separate accounts for environmental work and replacement reserves, each of which shall be an Eligible Account and shall have the same title as the Collection Account, for the benefit of Lender until the Loan is paid in full or, with respect to the Environmental Reserve Account, until all funds have been released in accordance with the provisions of Section 2.13(a)(ii). The two accounts shall be designated the “Environmental Reserve Account” (the “Environmental Reserve Account”) and the “Replacement Reserve Account” (the “Replacement Reserve Account”). On the Closing Date, Lender shall deposit out of the Loan proceeds $520,000 in the Environmental Reserve Account and $62,208 in the Replacement Reserve Account. On each Payment Date, commencing with the September 2006 Payment Date, Borrower shall deposit from the Collection Account (or if the funds for such deposit are not available pursuant to Section 2.12(b), shall make an additional deposit of Borrower’s funds sourced from equity capital contributions) to the Replacement Reserve Account, of an amount equal to the Replacement Reserve Deposit Amount until the amount on deposit in the Replacement Reserve Account equals the Replacement Reserve Threshold Amount for the initial time. During the period commencing on the September 2006 Payment Date when such deposits are being made to the Replacement Reserve Account until the funds on deposit therein equal the Replacement Reserve Threshold Amount for the initial time, no withdrawals may be made from the Replacement Reserve Account. After the amount on deposit in the Replacement Reserve Account equals the Replacement Reserve Threshold Amount for the initial time, the Borrower may request withdrawals from the Replacement Reserve Account pursuant to the procedure set forth in Section 2.13(a)(iii) below. In the event following such withdrawal, the amount on deposit in the Replacement Reserve Account shall be less than the Replacement Reserve Threshold Amount then on each subsequent Payment Date Borrower shall deposit from the Collection Account (or if the funds for such deposit are not available pursuant to Section 2.12(b), shall make an additional deposit of Borrower’s funds sourced from equity capital contributions) to the Replacement Reserve Account, of an amount equal to the Replacement Reserve Deposit Amount until the amount on the deposit in the Replacement Reserve Account once again equals the Replacement Reserve Threshold Amount (following which event the Borrower shall once again not be obligated to make deposits to the Replacement Reserve Account).

(ii)           Upon completion at each Mortgaged Property listed on Schedule 1 hereto of any necessary environmental investigations and/or remediation and delivery to Lender of a letter (an “NFA Letter”) or other written documentation from the applicable state or, if applicable, designee of the state (such as a licensed environmental professional) confirming that no further action is required to achieve regulatory closure with respect to the environmental matters identified in the applicable Environmental Report for such Mortgaged Property delivered to Lender in connection with the Closing of the Loan (the “Environmental Work”) (or, if it is not the custom or practice of the applicable state to issue such letter or documentation under such circumstances, the requirement for delivery of an NFA Letter shall be deemed satisfied by delivery of an unqualified Environmental Report issued by an environmental consultant which is reasonably satisfactory to Lender in accordance with the Prudent Lender Standard evidencing that no further action is necessary or appropriate to achieve compliance with applicable state requirements). Borrower shall be entitled to withdraw from the Environmental Reserve Account the full amount set forth for such Mortgaged Property on Schedule 1, provided that (a) no Event of Default has occurred and is continuing, and (b) Lender shall receive an Officer’s Certificate of the Borrower (A) stating that the funds to be disbursed will be used to pay invoices incurred in the performance of the Environmental Work at such Mortgaged Property or to reimburse Borrower for payments made in respect of the performance of such Environmental Work, (B) stating that all conditions in this Section 2.13(a)(ii) in respect of the withdrawal of such amounts have been satisfied for the relevant Mortgaged Property for which such amount is being requested, and (C) stating that the work related thereto has been completed on a lien-free basis. In the event Borrower complies with the conditions for release in this clause (ii), Lender shall disburse the amount set forth in Schedule 1 relating to the applicable Mortgaged Property to Borrower (and if all items on Schedule 1 have been addressed, and no Event of Default is continuing, Lender shall disburse all remaining amounts in the reserve).

(iii)          Subject to the provisions of Section 2.13(a)(i), any and all Moneys remitted to the Replacement Reserve Account, together with any Permitted Investments in which such Moneys are or will be invested or reinvested during the term of this Agreement, shall be held in the Replacement Reserve Account to be withdrawn by Lender upon written request of Borrower made not more than once each month in an amount not less than $10,000, and applied to reimburse Borrower for Capital Improvement Costs (other than those for Environmental Work) reasonably approved by Lender for disbursements from the Replacement Reserve (“Approved Capital Expenditures”), provided that (a) no Event of Default has occurred and is continuing, and (b) Lender shall receive an Officer’s Certificate of the Borrower stating that (A) the funds to be disbursed will be used to pay invoices or other charges which constitute Capital Improvement Costs, and (B) the work related thereto has been completed on a lien-free basis, and provided further that funds in the Replacement Reserve Account shall not be used by Borrower for purposes for which any other Reserve Account is established.

(b)           Real Estate Taxes Escrow Account and Insurance Escrow Account. On or before the Closing Date, Lender shall on behalf of the Borrower establish and maintain with the Collection Account Bank two separate accounts for Basic Carrying Costs, each of which shall be an Eligible Account and shall have the same title as the Collection Account for the benefit of Lender until the Loan is paid in full. The two accounts shall be designated the “Real Estate Taxes Escrow Account” (the “Real Estate Taxes Escrow Account”) and the “Insurance Escrow Account” (the “Insurance Escrow Account”). On the Closing Date, the

Lender shall deposit out of the Loan proceeds $857,057 in the Real Estate Taxes Escrow Account and $204,078 in the Insurance Escrow Account (i.e., one-half of the insurance premiums allocable to the Mortgaged Properties and payable to maintain all insurance policies required under the Loan Documents over the succeeding 12-month period). With respect to each Payment Date, Borrower shall deposit from the Collection Account (or, if the funds for such deposit are not available pursuant to Section 2.12(b), shall make an additional deposit of Borrower’s funds sourced from equity capital contributions),

(i)            an amount equal to (1/12th) one-twelfth of the annual real estate taxes and any other Impositions that if not paid in a timely manner will result in a Lien on a Mortgaged Property in the Real Estate Taxes Escrow Account; and

(ii)           an amount necessary to maintain the amount deposited on the Closing Date in the Insurance Escrow Account, and premiums for any additional insurance policies required under any of the other Loan Documents, in the Insurance Escrow Account such that the amount in such account equals or exceeds one-half of the insurance premiums allocable to the Mortgaged Properties and payable to maintain all insurance policies required under the Loan Documents over the succeeding 12 month period.

Any and all Moneys remitted to the Real Estate Taxes Escrow Account shall be held in the Real Estate Taxes Escrow Account to be withdrawn from the Real Estate Taxes Escrow Account by Lender or its servicer upon written request of Borrower delivered to Lender and its servicer at least 5 days prior to any Imposition becoming delinquent, together with an Officer’s Certificate stating the amount of funds required and that the funds will be used to reimburse Borrower for payments of Impositions already paid by Borrower. Provided no Event of Default is continuing, and Borrower attaches to such certificate reasonable evidence that the requested amounts have been paid, Lender shall release the requested funds to Borrower from the Real Estate Taxes Escrow Account, to the extent funds are available therein. In the event Borrower fails to comply with the foregoing provisions of this Section 2.13(b) (including timely submitting the required certificate), Lender shall have the right, but no obligation, to pay any or all Impositions directly, and shall have no liability to Borrower for any failure to pay or take any other action or inaction with respect thereto or in connection therewith. In the event the amount on deposit in the Real Estate Taxes Escrow Account exceeds the amount due for Impositions by more than one-twelfth (1/12th) of the annual real estate taxes, Lender or its servicer shall in its sole discretion credit such excess against future payment obligations to the Real Estate Taxes Escrow Account.

Provided no Event of Default is continuing, and Borrower provides reasonable evidence that the Insurance Escrow Account is over-funded based on then current insurance premiums and the formula set forth in clause (ii) above, Lender shall release the amount by which the Insurance Escrow Account is overfunded from the Insurance Escrow Account, to the extent available therein.

(c)           Master Lease Deposit Account. On any Payment Date as of which the most recent Monthly Statement indicates that the amount of the Master Lease Deposits exceeds the amount of funds on deposit in the Master Lease Deposit Account, Lender shall deposit or cause to be deposited in the Master Lease Deposit Account pursuant to clause sixth of Section 2.12(b) an amount equal to the positive difference, if any, between the amount of Master

Lease Deposits indicated in the Monthly Statement and the amount then on deposit in the Master Lease Deposit Account. On any Payment Date as of which the most recent Monthly Statement indicates that the amount of funds on deposit in the Master Lease Deposit Account exceeds the amount of Master Lease Deposits indicated in the Monthly Statement, the Lender shall withdraw from the Master Lease Deposit Account and transfer to the Collection Account the positive difference between the amount on deposit in the Master Lease Deposit Account and such amount of Master Lease Deposits contained in the most recent Monthly Statement to be applied together with the other collections from the Mortgaged Properties pursuant to Section 2.12(b) on such Payment Date.

(d)           Prepaid Rent Account. On or before the Closing Date, Lender shall on behalf of the Borrower establish and maintain with the Collection Account Bank an account for the remittance of prepaid Rent designated the Prepaid Rent Account (the “Prepaid Rent Account”) which shall be an Eligible Account and shall have the same title as Collection Account for the benefit of the Lender until the Loan is paid in full. At least five (5) Business Days prior to the first Payment Date, Borrower will provide to Lender a certified prepaid rent roll in the form attached as Schedule 9 showing the amount of prepaid Rent held by Borrower, and the amount of the prepaid Rent deposited in the Prepaid Rent Account shall be adjusted accordingly on the first Payment Date, by a transfer of funds between the Collection Account and the Prepaid Rent Account. On any Payment Date as of which the most recent Monthly Statement indicates that the prepaid Rent exceeds $100,000, Lender shall deposit or cause to be deposited in the Prepaid Rent Account pursuant to clause seventh of Section 2.12(b) an amount equal to the positive difference, if any, between the amount indicated in the Monthly Statement and the amount then on deposit in the Prepaid Rent Account. On any Payment Date as of which the most recent Monthly Statement indicates that the prepaid Rent exceeds $100,000 but is less than the amount then on deposit in the Prepaid Rent Account, the Lender shall withdraw from the Prepaid Rent Account and transfer to the Collection Account the positive difference between the amount on deposit in the Prepaid Rent Account and such amount contained in the most recent Monthly Statement to be applied together with the other collections from the Mortgaged Properties pursuant to Section 2.12(b) on such Payment Date. On any Payment Date as of which the most recent Monthly Statement indicates that the prepaid Rent which was previously in excess of $100,000 has been reduced below $100,000, the Lender shall withdraw from the Prepaid Rent Account and transfer to the Collection Account the entire amount of funds then on deposit in the Prepaid Rent Account to be applied together with the other collections from the Mortgaged Properties pursuant to Section 2.12(b) on such Payment Date.

(e)           Investment of Funds. All or a portion of any Moneys in the Reserve Accounts shall be invested and reinvested in a Permitted Investment selected by Lender. All interest paid or other earnings on the Permitted Investments of funds deposited into the Reserve Accounts made hereunder shall be deposited into the Reserve Accounts. Lender shall have no liability for any loss in investments of funds in any Reserve Account that are invested in Permitted Investments and no such loss shall affect Borrower’s obligation to fund, or liability for funding, the Reserve Accounts. Unless and until title to the funds therein shall have vested in any Person other than Borrower, Borrower shall include all such income or gain on any account of the Reserve Account as income of Borrower for federal and applicable state tax purposes.

(f)            Event of Default. After an Event of Default has occurred and is continuing, Borrower shall not be permitted to make any withdrawal(s) from any Pledged Accounts and Lender may liquidate any Permitted Investments of the amount on deposit in such account, withdraw and use such amount on deposit in the Pledged Accounts to make payments on account of the Indebtedness or otherwise as provided in Section 2.8. Without in any way limiting the foregoing or Lender’s rights and remedies upon an Event of Default, and subject to Lender’s direction otherwise from time to time, in whole or in part, in Lender’s sole and absolute discretion, after and during the continuance of an Event of Default Lender may direct the Collection Account Bank or the Local Collection Account Bank to disburse to Lender or allocate all available funds on deposit in the Pledged Accounts to:  (a) any debt service or other Indebtedness due under this Loan Agreement or the other Loan Documents; (b) any Reserve Account established under this Loan Agreement; (c) otherwise as a reserve for Property Expenses, Capital Improvement Costs, Impositions and other expenditures relating to the use, management, operation or leasing of the Mortgaged Property; and/or (d) any costs and expenses incurred by Lender in connection with such Event of Default, or expended by Lender to protect or preserve the value of the Mortgaged Property.

Section 2.14.          Additional Provisions Relating to the Pledged Accounts.

(a)           Borrower covenants and agrees that:  (i) all securities or other property underlying any financial assets credited to any Pledged Account shall be registered in the name of Lender, indorsed to Lender or indorsed in blank or credited to another securities account maintained in the name of Lender and in no case will any financial asset credited to any Pledged Account be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower except to the extent the foregoing have been specially indorsed to Lender or in blank; and (ii) all Permitted Investments and all other property delivered to Lender pursuant to this Agreement will be promptly credited to one of the Pledged Accounts.

(b)           Borrower hereby agrees that each item of property (whether investment property, financial asset, security, instrument, cash or otherwise) credited to any Pledged Account shall be treated as a “financial asset”  within the meaning of Section 8-102(a)(9) of the UCC.

(c)           Borrower acknowledges and agrees that the Collection Account Bank and Local Collection Account Bank shall comply with all “entitlement orders” (i.e. an order directing transfer or redemption of any financial asset relating to a Pledged Account, and any “entitlement order” as defined in Section 8-102(a)(8) of the UCC) and instructions (including any “instruction” within the meaning of Section 9-104 of the UCC) originated by Lender without further action or consent by Borrower, Manager or any other Person.

(d)           Regardless of any provision in any other agreement, for purposes of the UCC, with respect to each Pledged Account, New York shall be deemed to be the bank’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC). The Pledged Accounts shall be governed by the laws of the State of New York.

(e)           Except for the claims and interest of Lender and of Borrower in the Pledged Accounts, Borrower represents and warrants that it does not know of any Lien on or claim to, or interest in, any Pledged Account or in any “financial asset” (as defined in Section 8-102(a) of the UCC) credited thereto. If any Person asserts any Lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Pledged Accounts or in any financial asset carried therein, Borrower will promptly notify Lender thereof and shall indemnify, defend and hold Lender and each of the Indemnified Parties harmless from and against any such Lien, encumbrance or claim.

Section 2.15.          Security Agreement.

(a)           Pledge of Pledged Accounts. To secure the full and punctual payment and performance of all of the Indebtedness, Borrower hereby assigns, conveys, pledges and transfers to Lender, as secured party, and grants Lender a first and continuing security interest in and to, the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Account Collateral”):

(i)            all of Borrower’s right, title and interest in the Pledged Accounts and all Money and Permitted Investments, if any, from time to time deposited or held in the Pledged Accounts or purchased with funds or assets on deposit in the Pledged Accounts;

(ii)           all of Borrower’s right, title and interest in interest, dividends, Money, Instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any of the foregoing until such time as such items are disbursed from the Pledged Accounts; and

(iii)          to the extent not covered by clause (i) or (ii) above, all Proceeds of any or all of the foregoing until such time as such items are disbursed from the Pledged Accounts.

Lender and Collection Account Bank and Local Collection Account Bank, each as agent for Lender, shall have with respect to the foregoing collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the UCC, as if such rights and remedies were fully set forth herein.

(b)           Covenants; Sole Dominion and Control. So long as any portion of the Indebtedness is outstanding, Borrower shall not open any account other than the Local Collection Account for the deposit of Rents or Money received from Accounts or under Leases (except for an account into which Master Lease Rents are first deposited prior to transfer to the Local Collection Account) and derived from the Mortgaged Property and all Proceeds to pay amounts owing hereunder, other than any account for amounts required by law to be segregated by Borrower. Borrower shall not have any right to withdraw Money from the Pledged Accounts. Borrower acknowledges and agrees that the Pledged Accounts are and shall at all times continue to be subject to and under the sole dominion and control, and the “control” within the meaning of Sections 9-104 and 9-106 of the UCC, of Lender. Notwithstanding anything set forth herein to the contrary, neither Borrower nor Manager nor any other person or entity, through or under Borrower, shall have any control over the use of, or any right to withdraw any amount from, any

Pledged Accounts, and Borrower acknowledges that the Collection Account Bank and the Local Collection Account Bank shall comply with all instructions originated by Lender without further consent by Borrower. Borrower acknowledges and agrees that the Collection Account Bank and Local Collection Account Bank shall comply with the instructions of Lender with respect to the Pledged Accounts without the further consent of Borrower or Manager. The Account Collateral shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking authority or Governmental Authority, as may now or hereafter be in effect, and to the rules, regulations and procedures of the financial institution where the Account Collateral is maintained relating to demand deposit accounts generally from time to time in effect.

(c)           Financing Statements; Further Assurances. Borrower hereby irrevocably authorizes Lender at any time and from time to time to file any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as Lender may determine, in its sole discretion, are necessary or advisable to perfect the security interests granted to Lender in connection herewith. Such financing statements may describe the collateral in the same manner as described in any security agreement or pledge agreement entered into by the parties in connection herewith or may contain an indication or description of collateral that describes such property in any other manner as Lender may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to Lender in connection herewith, including, without limitation, describing such property as “all assets” or “all personal property” of Borrower whether now owned or hereafter acquired. From time to time, at the expense of Borrower, Borrower shall promptly execute and deliver all further instruments, and take all further action, that Lender may reasonably request, in order to continue the perfection and protection of the pledge and security interest granted or purported to be granted hereby.

(d)           Transfers and Other Liens. Borrower shall not sell or otherwise dispose of any of the Account Collateral other than pursuant to the terms of this Agreement and the other Loan Documents, or create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender under or as contemplated by this Agreement.

(e)           No Waiver. Every right and remedy granted to Lender under this Agreement or by law may be exercised by Lender at any time and from time to time, and as often as Lender may deem it expedient. Any and all of Lender’s rights with respect to the pledge of and security interest in the Account Collateral granted hereunder shall continue unimpaired, and to the extent permitted by law, Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) any proceeding of Borrower under the United States Bankruptcy Code or any bankruptcy, insolvency or reorganization laws or statutes of any state, (ii) the release or substitution of Account Collateral at any time, or of any rights or interests therein or (iii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Default with respect to the Account Collateral or otherwise hereunder. No delay or extension of time by Lender in exercising any power of sale, option or other right or remedy hereunder, and no notice or demand which may be given to or made upon Borrower by Lender, shall constitute a waiver thereof, or limit, impair or prejudice Lender’s right, without notice or demand, to take any action against Borrower or to exercise any other power of sale, option or any other right or remedy.

(f)            Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuation of an Event of Default, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower with respect to the Account Collateral, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein with respect to the Account Collateral and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest and shall terminate upon repayment of the Indebtedness in full.

(g)           Continuing Security Interest; Termination. This Section 2.15 shall create a continuing pledge of and security interest in the Account Collateral and shall remain in full force and effect until payment in full by Borrower of the Indebtedness. Upon payment in full by Borrower of the Indebtedness, Lender shall return to Borrower such of the Account Collateral as shall not have been applied pursuant to the terms hereof, and shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the pledge and lien hereof.

Section 2.16.          Mortgage Recording Taxes. The Lien to be created by the Mortgages is intended to encumber the Mortgaged Property to the full extent of the Loan Amount; provided, that, notwithstanding the foregoing, with respect to any Mortgaged Property located in a state that imposes mortgage recording taxes where the imposition of a lower amount would allow tax savings to the Borrower, the Lien to be created by the related Mortgage is intended to encumber the Mortgaged Property in an amount acceptable to the Lender which amount shall in no event be less than 125% of the value of the Mortgaged Property as determined by the Appraisals. On the Closing Date, Borrower shall have paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgages, if any.

Section 2.17.          Extension Option.

(a)           Borrower shall have the option (each, an “Extension Option”), to extend the Maturity Date of the Floating Rate Note for up to two (2) extension terms:  (i) the first extension term from the Original Maturity Date to the Payment Date in August 2010 (the “First Floating Rate Extended Maturity Date”), and (ii) the second extension term from the First Floating Rate Extended Maturity Date to the Payment Date in August 2011 (the “Final Floating Rate Maturity Date”), upon satisfaction of each of the following conditions (the “Extension Conditions”):

(i)            Borrower shall have given written notice (each, an “Extension Notice”) to Lender not less than sixty (60) days prior to the Original Maturity Date or the First Floating Rate Extended Maturity Date, as applicable, of its election to exercise the first or the second Extension Option, as the case may be;

(ii)           no Default or Event of Default shall have occurred and be continuing on the Original Maturity Date or the First Floating Rate Extended Maturity Date, as applicable or as of the date of delivery of the Extension Notice with respect to the applicable Extension Option; and

(iii)          Borrower shall have purchased an interest rate cap for the term of the extension (or renewed the existing interest rate cap for such period) in each case from or with a Qualified Interest Rate Cap Provider, with a notional amount equal to the outstanding Floating Rate Component of the Principal Indebtedness and a LIBOR strike rate less than or equal to 6.50% and pursuant to documentation acceptable to Lender in accordance with the Prudent Lender Standard and delivered to Lender a fully executed Collateral Assignment of Hedge.

(b)           Borrower may revoke any Extension Notice by written notice (or telephonic notice promptly confirmed in writing) to Lender on or prior to the tenth (10th) Business Day prior to the Original Maturity Date or the First Floating Rate Extended Maturity Date, as applicable; provided, however, that Borrower shall pay the reasonable out-of-pocket costs incurred by Lender and in connection with the giving of any Extension Notice and its revocation. If the term of the Loan is extended pursuant to the provisions of this Section 2.17, then all the other terms and conditions of the Loan Documents shall remain in full force and effect and unmodified.

Section 2.18.          Defeasance.

(a)           Total Defeasance. So long as no Event of Default has occurred and is continuing, Borrower shall have the right at any time after the First Open Defeasance Date to defease the Fixed Rate Component of the Loan (a “Total Defeasance”) upon satisfaction of the following conditions:

(i)            Borrower shall provide Lender at least thirty (30) days’ prior written notice (or such shorter period of time if permitted by Lender in its sole discretion) specifying a date (the “Defeasance Date”) on which Borrower shall have satisfied the conditions in this Section 2.18(a) and on which it shall effect the Total Defeasance;

(ii)           Borrower shall pay to Lender (A) all payments of interest due on the Loan to and including the Defeasance Date and (B) all other sums, then due under the Note, this Loan Agreement, the Mortgage and the other Loan Documents;

(iii)          Borrower shall irrevocably deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of this Section 2.18(a) and Sections 2.18(c) and (d) hereof;

(iv)          Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Total Defeasance Collateral;

(v)           Borrower shall deliver to Lender an opinion of counsel for Borrower that is customary in commercial lending transactions and subject only to normal qualifications, assumptions and exceptions opining, among other things, that (w) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral, (x) if a Securitization has occurred, the trust formed pursuant to any Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the Total Defeasance pursuant to this Section 2.18(a), (y) a Total Defeasance pursuant to this Section 2.18 will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Loan as indebtedness for federal income tax purposes, (z) delivery of the Total Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law;

(vi)          If and to the extent required by the Rating Agencies, a non-consolidation opinion with respect to the Successor Borrower;

(vii)         Borrower shall deliver to Lender a confirmation in writing from the applicable Rating Agencies if requested by Lender to the effect that the release of the Mortgaged Property from the Lien of the Mortgage as contemplated by this Section 2.18(a) and the substitution of the Total Defeasance Collateral will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such defeasance for the Securities issued in connection with any Securitization which are then outstanding;

(viii)        Borrower shall deliver an officer’s certificate certifying that the requirements set forth in this Section 2.18 have been satisfied;

(ix)           Borrower shall deliver a certificate of a nationally recognized public accounting firm reasonably acceptable to Lender certifying that the Total Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(x)            Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

(xi)           Borrower shall pay all costs and expenses of Lender incurred in connection with the defeasance, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses.

If a Total Defeasance occurs and all of the requirements of this Section 2.18 have been satisfied, and provided no Event of Default exists, (i) Lender shall execute any and all documents required to release the Mortgaged Property from the Lien of the Mortgage and the Assignment of Leases and the Total Defeasance Collateral, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Loan. In connection with any such release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date (or such shorter time as permitted by Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Mortgaged Property is located and contain standard provisions protecting the rights of a releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage and the Assignment of Leases, including Lender’s reasonable attorneys’ fees. Except as set forth in this Section 2.18(a) (or in Section 2.18(b) below), no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on the Mortgaged Property.

(b)           Partial Defeasance. Borrower shall, only after the First Open Defeasance Date and in accordance with this Section 2.18, have the right to defease a portion of the Fixed Rate Component of the Loan in connection with the release of an individual Mortgaged Property (a “Partial Defeasance”) upon satisfaction of the following conditions:

(i)            Borrower shall provide Lender at least thirty (30) days’ prior written notice (or such shorter period of time if permitted by Lender in its sole discretion) specifying a date (the “Partial Defeasance Date”) on which Borrower shall have satisfied the conditions in this Section 2.18(b) and on which it shall effect the Partial Defeasance;

(ii)           Borrower shall pay to Lender (A) all payments of interest due on the Loan to and including the Partial Defeasance Date and (B) all other sums, then due under the Note, this Loan Agreement, the Mortgage and the other Loan Documents;

(iii)          Borrower shall irrevocably deposit the Partial Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of this Section 2.18(b) and Sections 2.18(c) and (d) hereof;

(iv)          Lender shall prepare (at Borrower’s expense) all necessary documents to modify this Loan Agreement and to amend and restate the Note and issue substitute notes, one note having a principal balance equal to the Partial Defeasance Amount (the “Defeased Note”), and one or more notes having an aggregate principal balance equal to the excess of (A) the then-outstanding principal amount of the Loan, over (B) the amount of the Defeased Note (the “Undefeased Note”). The Defeased Note and Undefeased Note shall have identical terms as the Fixed Rate Note except for the principal balance and monthly payments. The Defeased Note and the Undefeased Note shall be cross defaulted and cross collateralized unless the Rating Agencies shall require otherwise or unless a Successor Borrower that is not an Affiliate of Borrower is established pursuant to Section 2.18(d). A Defeased Note may not be the subject of any further defeasance;

(v)           Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Partial Defeasance Collateral;

(vi)          Borrower shall deliver to Lender an opinion of counsel for Borrower that is customary in commercial lending transactions and subject only to normal qualifications, assumptions and exceptions opining, among other things, that (w) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Partial Defeasance Collateral, (x) if a Securitization has occurred, the REMIC Trust formed pursuant to any Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the Partial Defeasance pursuant to this Section 2.18(b), (y) a Partial Defeasance pursuant to this Section 2.18 will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Loan as indebtedness for federal income tax purposes, (z) delivery of the Partial Defeasance Collateral and the grant of a security interest therein to Lender shall not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law;

(vii)         If and to the extent required by the Rating Agencies, a non-consolidation opinion with respect to the Successor Borrower;

(viii)        The remaining Mortgaged Properties shall satisfy the Debt Service Coverage Test with respect to the Undefeased Note (provided that Borrower shall have the right to increase the Partial Defeasance Amount to an amount (and to only such amount) necessary to satisfy such test);

(ix)           Borrower shall deliver to Lender a confirmation in writing from the applicable Rating Agencies if requested by Lender to the effect that the release of the Release Property from the Lien of the Mortgage as contemplated by this Section 2.18(b) and the substitution of the Partial Defeasance Collateral will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such defeasance for the Securities issued in connection with any Securitization which are then outstanding;

(x)            Borrower shall deliver an officer’s certificate certifying that the requirements set forth in this Section 2.18 have been satisfied;

(xi)           Borrower shall deliver a certificate of a nationally recognized public accounting firm reasonably acceptable to Lender certifying that the Partial Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(xii)          Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

(xiii)         Borrower shall pay all costs and expenses of Lender incurred in connection with the defeasance, including Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses.

(c)           Defeasance Collateral Account. On or before the date on which Borrower delivers the Defeasance Collateral, Borrower or Successor Borrower (as applicable) shall open the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account. The Defeasance Collateral Account shall contain only (i) Defeasance Collateral and (ii) cash from interest and principal paid on the Defeasance Collateral. All cash from interest and principal payments paid on the Defeasance Collateral shall be paid over to Lender on each Payment Date and applied to the monthly installments of interest on the Loan (and in the case of a Partial Defeasance, the portion thereof evidenced by the Defeased Note) and, on the Fixed Rate Maturity Date, to accrued interest and the Principal Balance of the

Loan (and in the case of a Partial Defeasance, the portion thereof evidenced by the Defeased Note). Borrower shall cause the depository institution or trust company at which the Defeasance Collateral is deposited to enter an agreement with Borrower and Lender, satisfactory to Lender in its sole discretion, pursuant to which such depository institution or trust company shall agree to hold and distribute the Defeasance Collateral in accordance with this Loan Agreement. Borrower (or Successor Borrower, as applicable) shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Defeasance Collateral for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all costs and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account. If, after payment in full of all obligations evidenced by the Note or any other of the Loan Documents, any of the Defeasance Collateral remains in the Defeasance Collateral Account, then on request by Borrower such remaining balance in the Defeasance Collateral Account shall be returned to Borrower (or to Successor Borrower, as the case may be) or Lender shall assign to Borrower (or Successor Borrower, as the case may be) all of Lender’s right, title, and interest in the U.S. Obligations constituting the Defeasance Collateral.

(d)           Successor Borrower. In connection with a Defeasance under this Section 2.18, Borrower shall, if required by the Rating Agencies or if Borrower so elects or Lender requires, establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity and which shall be approved by the Rating Agencies. Any such Successor Borrower may, at Borrower’s option, be an Affiliate of Borrower unless the Rating Agencies or Lender shall require otherwise. Borrower shall transfer and assign all obligations, rights and duties under and to the Note, together with the Defeasance Collateral, to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note and the Security Agreement. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Borrower shall pay all reasonable costs and expenses incurred by Lender, including Lender’s attorney’s fees and expenses incurred in connection therewith, and all fees, expenses and other charges of the Rating Agencies.

(e)           Borrower shall have the right to (i) prepay the Loan without a release of collateral pursuant to and in accordance with Section 2.6, (ii) prepay the Loan in connection with the release of a Mortgaged Property pursuant to and in accordance with Sections 2.7 and 2.11 and (iii) defease the Loan pursuant to and in accordance with Section 2.18.

(f)            Adjustments. Borrower may request from Lender immediately following any Partial Defeasance an adjustment (“Defeasance Adjustment”) to the Allocated Loan Amounts following any Partial Defeasance made pursuant to Section 2.18(b) in an amount equal to the positive difference between (i) the sum of the Allocated Loan Amounts for the remaining Mortgaged Properties after such Partial Defeasance (the “Aggregate Allocated Loan Amount”) and (ii) the outstanding principal balance of the Undefeased Note (the “Defeasance Adjustment Amount”). Upon each Defeasance Adjustment, the Allocated Loan Amount for each such remaining Mortgaged Property shall be decreased in an amount equal to the product of (A) the Defeasance Adjustment Amount and (B) the fraction, the numerator of which is the applicable Allocated Loan Amount (prior to such Defeasance Adjustment) for such Mortgaged Property and the denominator of which is the Aggregate Allocated Loan Amount. In connection with each Defeasance Adjustment, Borrower shall pay to the Lender an administrative fee of $5,000.

Section 2.19.          Substitution of Properties. Subject to the terms and conditions set forth in this Section 2.19, Borrower shall have the right, only after the earlier of the date the entire Loan has been included in a Securitization (including each and every Note) or January 1, 2007, on one or more occasions, to obtain the release of one or more individual Mortgaged Property from the lien of the Mortgage and the Loan Documents (for purposes of this section only, hereinafter referred to as, “Substituted Property”) by substituting therefor its fee interest in one or more manufactured housing communities located in the United States and of like kind and quality (which shall include, among other things, the geographic diversity of the Substituted Property vis-à-vis the other Properties) acquired by Borrower (individually, a “Replacement Property” and collectively, the “Replacement Properties”). In addition, any such substitution shall be subject, in each case, to the satisfaction of the following conditions precedent:

(a)           No Event of Default shall have occurred and be continuing and Lender shall have received a certificate from the Borrowers, in form and substance acceptable to Lender, confirming the foregoing.

(b)           The Borrowers shall have given Lender at least sixty (60) days prior written notice of its election to substitute the Substituted Property.

(c)           The Borrowers shall have paid to Lender a processing fee in an amount equal to $10,000.

(d)           Lender shall have received Appraisals (from a state certified appraiser engaged by Lender) that satisfy the Prudent Lender Standard for the Replacement Property and the Substituted Property dated no more than forty-five (45) days prior to the substitution, indicating that the fair market value of the Replacement Property equals or exceeds the greater of the fair market value of the Substituted Property based upon such appraisal and the fair market value of the Substituted Property based on the appraisal prepared and delivered in connection with the closing of the Loan.

(e)           The Underwritten Net Cash Flow for the Replacement Property immediately preceding the substitution must be equal or greater than the Underwritten Net Cash Flow of the Substituted Property as determined in accordance with the Prudent Lender Standard.

(f)            The Debt Service Coverage Test is satisfied.

(g)           Lender shall have received a Phase I environmental report and, if recommended under the Phase I environmental report, a Phase II environmental report from an Independent environmental consultant approved by Lender in accordance with the Prudent Lender Standard dated not more than forty-five (45) days prior to such release and substitution, which conclude that the Replacement Property does not contain any Hazardous Materials in violation of Environmental Laws, is not subject to any risk of contamination from any off-site Hazardous Materials, and is not in violation of any Environmental Laws.

(h)           Lender shall have received a physical conditions report with respect to the Replacement Property from an independent architect or engineer approved by Lender in accordance with the Prudent Lender Standard in form and substance acceptable to Lender in accordance with the Prudent Lender Standard, dated not more than forty-five (45) days prior to such release and substitution, stating that the Replacement Property is in good condition and repair and free of material damage or waste. If the physical conditions report recommends that any material repairs be made with respect to the Replacement Property, Lender may condition (in accordance with the Prudent Lender Standard) its approval of such Replacement Property on the Borrowers depositing into the Replacement Reserve Account an amount equal to one hundred twenty-five percent (125%) of the estimated cost of such repairs.

(i)            Lender shall have received annual operating statements and occupancy statements for the Replacement Property for the three (3) most recently completed Fiscal Years (or, if the Replacement Property has been acquired by Borrower or an Affiliate thereof within 12 months of the proposed date of the substitution, the most recent Fiscal Year) and a current operating statement for the Substituted Property. Each of the statements required under this clause (i) shall be certified to Lender as being true and correct in all material respects to the knowledge of the Borrower and accompanied by a certificate from the applicable Borrower certifying that there has been no adverse change in the financial condition of the Replacement Property since the date of such operating statements.

(j)            Borrower shall have executed, acknowledged and delivered to Lender (i) a Mortgage, an Assignment of Rents and Leases and financing statements with respect to the Replacement Property, (ii) an Environmental Indemnity Agreement with respect to the Replacement Property, (iii) written confirmation from each Guarantor regarding such substitution, (iv) modifications to the Loan Documents as Lender deems necessary or desirable in accordance with the Prudent Lender Standard to properly reflect the substitution and (vi) such other documents and agreements as may be reasonably requested by Lender in accordance with the Prudent Lender Standard to evidence the substitution. The Mortgage, Assignment of Rents and Leases, financing statements and Environmental Indemnity Agreement with respect to the Replacement Property shall be the same in form and substance as the counterparts of such documents executed and delivered with respect to the Substituted Property on the date hereof. The Mortgage encumbering the Replacement Property shall be cross-defaulted and cross-collateralized with the other Mortgages encumbering the other Properties and shall secure all amounts evidenced by the Note. The amount of the Loan allocated to the Replacement Property (such amount being hereinafter referred to as the “Substitute Allocated Loan Amount”) shall equal the Allocated Loan Amount of the Substituted Property.

(k)           Lender shall have received (i) a “tie-in” or similar endorsement to each Title Insurance Policy insuring the lien of the other Mortgages as of the date of the substitution with respect to the Title Insurance Policy insuring the lien of the Mortgage on the Replacement Property to the extent available, and (ii) a Title Insurance Policy (or a marked, signed and redated commitment to issue such Title Insurance Policy) insuring the lien of the Mortgage on the Replacement Property, issued by the title company that issued the Title Insurance Policies insuring the liens of the other Mortgages encumbering the other Properties and dated as of the date of the substitution. The Title Insurance Policy issued with respect to the Replacement Property shall (i) provide coverage in the amount of the Substitute Allocated Loan

Amount if the “tie-in” or similar endorsement described above is available or, if such endorsement is not available, in an amount equal to one hundred twenty-five percent (125%) of the Substitute Allocated Loan Amount of the Replacement Property (or a lesser percentage that satisfies the Prudent Lender Standard but is not less than one hundred ten percent (110%) of the Substitute Allocated Loan Amount of the Replacement Property), (ii) insure Lender that the Mortgage creates a valid first lien on the Replacement Property, free and clear of all exceptions from coverage other than Permitted Encumbrances determined in accordance with the Prudent Lender Standard, (iii) contain such endorsements and affirmative coverages as are contained in each Title Policy insuring the lien of the existing Mortgages and (iv) name Lender as the insured.

(l)            Lender shall have received a current survey for the Replacement Property, certified to the title company providing such Title Insurance Policy and Lender and its successors and assigns pursuant to Lender’s standard form of certification prepared in accordance with the Prudent Lender Standard, prepared by a professional land surveyor licensed in the state in which the Replacement Property is located and acceptable to Lender in accordance with the minimum standard detail requirements as most recently adopted by ALTA/ACSM and the Prudent Lender Standard. Said survey shall show no state of facts or conditions reasonably objectionable to Lender in accordance with the Prudent Lender Standard.

(m)          Lender shall have received valid certificates of insurance evidencing the insurance coverages required to be maintained hereunder with respect to the Replacement Property, together with endorsements reasonably satisfactory to Lender in accordance with the Prudent Lender Standard and naming Lender as an additional insured and loss payee as required by Lender in accordance with the Prudent Lender Standard under such policies.

(n)           The Borrowers shall deliver or cause to be delivered to Lender (i) updates certified by the Borrowers of all organizational documentation related to the Borrowers and/or the formation, structure, existence, good standing and/or qualification to do business delivered to Lender in connection with the closing date; (ii) good standing certificates, certificates of qualification to do business in the state in which the Replacement Property is located (if required in such state) and (iii) if applicable, resolutions of the General Partner authorizing the substitution and any actions taken in connection with such substitution.

(o)           Lender shall have received the following opinions of Borrowers’ counsel, all of which shall be in form and substance and delivered by counsel reasonably acceptable to Lender in accordance with the Prudent Lender Standard:  (i) an opinion of counsel in the state in which the Replacement Property is located as to the enforceability of the Mortgage and Assignment of Rents and Leases delivered with respect to the Replacement Property and such other matters as Lender may reasonably request; (ii) an opinion of counsel with respect to the enforceability of the other Loan Documents delivered with respect to the Replacement Property and any modifications to the existing Loan Documents and such other matters as Lender may reasonably request; (iii) an opinion of counsel stating that the substitution does not constitute a “significant modification” of the Loan or “deemed exchange” of the Note under Section 1001 of the Code or otherwise cause any “real estate mortgage investment conduit” within the meaning of Section 860D of the Code (“REMIC”) to fail to maintain its status as a

REMIC as a result of such substitution and (iv) such other opinions as Lender may reasonably request in accordance with the Prudent Lender Standard.

(p)           Lender shall have received a current rent roll of the Replacement Property certified by Borrower as being true and correct.

(q)           Lender shall have received and approved in accordance with the Prudent Lender Standard the Management Agreement and Manager relating to the Replacement Property or evidence reasonably acceptable to Lender in accordance with the Prudent Lender Standard that the Replacement Property is included under the existing Management Agreement.

(r)            Lender shall have received certified copies of all material contracts and agreements relating to the leasing and operation of the Replacement Property.

(s)           Lender shall have received such other and further approvals, opinions, documents and information in connection with the substitution as Lender may have reasonably requested in accordance with the Prudent Lender Standard.

(t)            Lender shall have received Rating Confirmations from each of the Rating Agencies.

(u)           The Borrowers shall have paid or reimbursed Lender for all third party out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the substitution and the Borrowers shall have paid all fees and expenses of the Rating Agencies, recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution.

(v)           The applicable Borrower shall submit to Lender, not less than ten (10) days prior to the date of such Substitution, a release of lien and all other required documents for the Substituted Property for execution by Lender which is in a form appropriate for the jurisdiction in which the Substituted Property is located.

(w)          On or prior to the date of substitution, the Borrowers shall deliver an Officer’s Certificate dated as of the date of substitution certifying that the requirements set forth in this Section 2.19 have been satisfied, together with detailed backup for all required calculations, all of which shall be satisfactory to Lender in accordance with the Prudent Lender Standard.

Upon the satisfaction of the foregoing conditions precedent, as reasonably determined by Lender in accordance with the Prudent Lender Standard, Lender will release its lien from the Substituted Property and the Replacement Property shall be deemed to be the applicable Mortgaged Property for purposes of the Mortgages and the Allocated Loan Amount with respect to the Substituted Property shall be deemed to be the Allocated Loan Amount with respect to the Replacement Property for all purposes hereunder.

Notwithstanding anything to the contrary contained herein, the parties hereto hereby acknowledge and agree that after all or any portion of the Loan has been included in a

Securitization, with respect to any Lender approval or similar discretionary rights over any matters contained in this Section (any such matter, a “Lender Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any Lender Approval Item if the same fails to meet the Prudent Lender Standard.

Notwithstanding the foregoing, during the term of the Loan the Borrowers may not substitute Replacement Properties for any Mortgaged Property or Mortgaged Properties the aggregate initial Allocated Loan Amount(s) of which individually, or in the aggregate, exceed 75% of the Principal Indebtedness on the Closing Date.

Section 2.20.          Release Parcel. Borrower shall have the right at any time after January 1, 2007 to release a Specified Expansion Parcel from the Lien of the Mortgage (the “Release Parcel”), and Lender shall release the Lien of the Mortgage (and related Loan Documents) from such Release Parcel in connection with the sale of such Release Parcel to a third party that is unaffiliated with Borrower in an arms-length transaction, upon satisfaction of the following conditions precedent:

(a)           Borrower shall provide Lender not more than thirty (30) days but not less than twenty (20) days notice specifying a date (which date shall be on or after February 1, 2007) on which the partial release is to occur (the “Partial Release Date”);

(b)           Borrower shall deliver to Lender an Officer’s Certificate (A) as to the proposed use of such Release Parcel, its compatibility with, and its effects on, the operation and use of the portion of the related Mortgaged Property that would remain encumbered by the Lien of the Mortgage after the release of the Release Parcel (the “Remaining Property”) and, stating that the operation and use of the Release Parcel shall not compete during the term of the Loan (and for 20 years following the term of the Loan) with the operation and use of the Remaining Property and (B) indicating the Gross Revenues and Operating Expenses for the Remaining Property immediately before and immediately after the proposed release, taking into account the proposed use of the Release Parcel and its effects on income and expenses at the Remaining Property, together with evidence in support of such conclusions with a reasonable conclusion that (i) the Net Operating Income of the Remaining Property will not be less than the Net Operating Income of the combined Release Parcel and Remaining Property immediately prior to the release as a result of the release, and (ii) the value of the Remaining Property will not be less than the value of the combined Release Parcel and Remaining Property on the Closing Date based on the appraisal delivered to Lender on or about the Closing Date;

(c)           Borrower shall deliver to Lender an opinion of counsel that meets the Prudent Lender Standard (issued by counsel that meets the Prudent Lender Standard) that the consummation of the transactions contemplated under this Section 2.20 would not constitute a “significant modification” of the Loan under Section 1001 of the IRC or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust;

(d)           Borrower shall have delivered to Lender evidence that Borrower has complied with all requirements of and obtained all approvals required under any agreement or lease or other arrangement to which Borrower is a party and that the transactions contemplated under this Section 2.20 do not violate any of the provisions of any such agreement or lease or other arrangement;

(e)           Borrower shall have delivered to Lender (A) an endorsement to the Title Insurance Policy, (B) an opinion of counsel (which opinion shall be from counsel that meets the Prudent Lender Standard) or (C) a certificate of an architect (which certificate shall be from an architect that meets the Prudent Lender Standard and licensed to practice in the jurisdiction in which the applicable Mortgaged Property is located) indicating that the Release Parcel has been (or promptly will be upon filing of the subdivision plat and related deed which shall occur simultaneously with such release) legally subdivided for zoning lot purposes from the Remaining Property pursuant to a zoning lot subdivision in accordance with applicable Legal Requirements and that the Release Parcel and Remaining Property are each otherwise in compliance with all applicable zoning, building and similar Legal Requirements;

(f)            Borrower shall have delivered to Lender (A) an endorsement to the Title Insurance Policy, or (B) an opinion of counsel (which opinion shall be from counsel that meets the Prudent Lender Standard) indicating that the Remaining Property separately conforms to and is in material compliance with all applicable Legal Requirements and constitutes (or will constitute at such time as the locality assigns a related separate tax lot number, which shall be a mere formality) a separate tax lot(s);

(g)           Borrower shall have delivered to Lender a certificate from an architect or engineer (which certificate shall be from an architect or engineer that meets the Prudent Lender Standard and licensed to practice in the jurisdiction in which the applicable Mortgaged Property is located) and an Officer’s Certificate with supporting documentation stating that (A) the Release Parcel is not necessary for the legal uses of the Remaining Property, including, without limitation, for support, access, driveways, parking, utilities, drainage flows or any other purpose, (after giving effect to any easements therefor reserved over the Release Parcel for the benefit of the Remaining Property) and (B) any improvements proposed to be built on the Release Parcel will not adversely affect the ability to operate and maintain the Remaining Property (after giving effect to any easements reserved or granted for the benefit of such Remaining Property or the Release Parcel) and will be integrated with the Remaining Property;

(h)           To the extent available, Borrower shall have delivered to Lender preliminary plans and drawings for the improvements to be built on the Release Parcel together with an architect’s certificate certifying that such plans and drawings and the improvements to be constructed pursuant thereto will comply with all Legal Requirements (to the extent that a determination of compliance can be made generally on the basis of preliminary plans and drawings), and Lender shall have approved such plans and drawings in accordance with the Prudent Lender Standard;

(i)            Borrower shall have delivered a legal description and an ALTA survey of the Release Parcel and the Remaining Property which would be standard in commercial lending transactions that for all Release Parcels meets the Prudent Lender Standard;

(j)            Borrower shall have delivered to Lender on the date of the release an endorsement to the Title Insurance Policy insuring the Mortgage reflecting the partial release and (A) insuring Lender’s interest in any easements created in connection with the partial release, (B) extending the effective date of such Title Insurance Policy to the effective date of the partial release, and (C) confirming no change in the priority of the Mortgage on the Remaining Property or in the amount of the insurance or the coverage under such Title Insurance Policy;

(k)           Borrower shall deliver to Lender an Officer’s Certificate certifying that the requirements set forth in this Section 2.20 have been satisfied;

(l)            No Event of Default shall exist hereunder;

(m)          Borrower shall deliver to Lender such other certificates, documents or instruments as Lender may reasonably request in accordance with the Prudent Lender Standard that meet the Prudent Lender Standard;

(n)           Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the partial release, including Lender’s reasonable attorneys’ fees and expenses;

(o)           Lender shall have received an independent MAI appraisal of the Property (the “Release Parcel Appraisal”) dated no more than sixty (60) days prior to the proposed Partial Release Date by a state-certified appraiser that meets the Prudent Lender Standard, indicating (A) an appraised value of the Remaining Property after the release both before and after construction of improvements to be built on the Release Parcel equal to or greater than the greater of (y) the value of the entire related Mortgaged Property (including the Release Parcel) on the Closing Date based on the appraisal delivered to Lender on or about the Closing Date or (z) one hundred percent (100%) of the Allocated Loan Amount for the related Mortgaged Property on the Closing Date and (B) the value (the “Release Parcel Appraised Value”) of the Release Parcel at the time of the release; and

(p)           The Debt Service Coverage Ratio at the time of the release for the trailing twelve-month period ending on the last day of the prior full calendar month will not be less than the Debt Service Coverage Ratio on the Closing Date, and the Debt Service Coverage Test is satisfied.

Notwithstanding anything to the contrary contained herein, the parties hereto hereby acknowledge and agree that after all or any portion of the Loan has been included in a Securitization, with respect to any Lender approval or similar discretionary rights over any matters contained in this Section 2.20 or Section 2.7, 2.18 or 2.19 (any such matter, a “Lender Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any Lender Approval Item if the same fails to meet the Prudent Lender Standard.

ARTICLE III.
INTENTIONALLY OMITTED

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

Section 4.1.            Representations and Warranties as to Borrower. Borrower represents and warrants that, as of the Closing Date:

(a)           Organization. Each of Borrower and General Partner (i) is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware or limited partnership in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own its properties (including, without limitation, the Mortgaged Property) and to carry on its business as now being conducted and is qualified to do business in the jurisdiction in which the Mortgaged Property is located, and (iii) has the requisite power to execute and deliver, and perform its obligations under, this Agreement, the Note and all of the other Loan Documents to which it is a party.

(b)           Authorization; No Conflict; Consents and Approvals. The execution and delivery by Borrower of this Agreement, the Note and each of the other Loan Documents, Borrower’s performance of its obligations hereunder and under the other Loan Documents and the creation of the security interests and liens provided for in this Agreement and the other Loan Documents to which it is a party (i) have been duly authorized by all requisite action on the part of Borrower, (ii) will not violate any provision of any Legal Requirements, any order of any court or other Governmental Authority, the Organizational Agreement or any indenture or agreement or other instrument to which Borrower is a party or by which Borrower is bound, and (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon the Mortgaged Property pursuant to, any such indenture or agreement or material instrument other than the Loan Documents. Other than those obtained or filed on or prior to the Closing Date, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority or other agency in connection with or as a condition to the execution, delivery or performance of this Agreement, the Note or the other Loan Documents executed and delivered by Borrower.

(c)           Enforceability. This Agreement, the Note and each other Loan Document executed by Borrower in connection with the Loan (including, without limitation, any Collateral Security Instrument), is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles. This Agreement, the Note and such other Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower (including the defense of usury), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(d)           Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to the best knowledge of Borrower, threatened against Borrower, Guarantor or any Collateral, which actions, suits or proceedings, if determined against Borrower, Guarantor or such Collateral, are reasonably likely to result in a Material Adverse Effect.

(e)           Agreements. Borrower is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Collateral is bound which default is reasonably likely to have a Material Adverse Effect. Neither Borrower nor Guarantor is a party to any agreement or instrument or subject to any restriction which restricts such Person’s ability to conduct its business in the ordinary course or that is reasonably likely to have a Material Adverse Effect.

(f)            No Bankruptcy Filing. Neither Borrower nor Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a material portion of its assets or property. To the best knowledge of Borrower, no Person is contemplating the filing of any such petition against Borrower.

(g)           Solvency. Giving effect to the transactions contemplated hereby, the fair market value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities (including, without limitation, subordinated, unliquidated, disputed and contingent liabilities). The fair market value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities (including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured). Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

(h)           Other Debt. Borrower has not borrowed or received other debt financing whether unsecured or secured by the Mortgaged Property or any part thereof which is outstanding as of the Closing Date. As of the Closing Date, Borrower has no Other Borrowings other than trade debt expressly permitted under Article VIII of this Agreement.

(i)            Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. To the best knowledge of Borrower, no financial statements or any other document, certificate or written statement furnished to Lender by Borrower or Guarantor, or by any third party on behalf of Borrower or Guarantor, for use in connection with the Loan contains any untrue representation, warranty or statement of a material fact, and none omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the best knowledge of Borrower, there is no fact that has not been disclosed to Lender that is reasonably likely to result in a Material Adverse Effect.

(j)            Financial Information. All financial statements and other data concerning Borrower, Guarantor and the Mortgaged Property that has been delivered by or on behalf of Borrower or Guarantor to Lender is true, complete and correct in all material respects and, except as disclosed on Schedule 4 attached hereto, has been prepared in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there has been no change in the financial position of Borrower, Guarantor or the Mortgaged Property, or in the results of operations of Borrower or Guarantor, which change results or is reasonably likely to result in a Material Adverse Effect. Neither Borrower nor Guarantor has incurred any obligation or liability, contingent or otherwise, not reflected in such financial data, which is likely to have a Material Adverse Effect upon its business operations or the Mortgaged Property.

(k)           Investment Company Act; Public Utility Holding Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money in accordance with this Agreement.

(l)            Compliance. Borrower is in compliance with all applicable Legal Requirements, except for noncompliance that is not reasonably likely to have a Material Adverse Effect. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority except for defaults or violations which are not reasonably likely to have a Material Adverse Effect.

(m)          Use of Proceeds; Margin Regulations. Borrower will use the proceeds of the Loan for the purposes described in Section 2.2. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements.

(n)           Organizational Chart. The organizational chart set forth as Schedule 7 accurately sets forth the direct and indirect ownership structure of Borrower.

(o)           No Defaults. No Default or Event of Default exists under or with respect to any Loan Document.

(p)           Plans and Welfare Plans. The assets of Borrower are not treated as “plan assets” under regulations currently promulgated under ERISA. Neither Borrower nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to any Plan or Multiemployer Plan nor has the Borrower or any ERISA Affiliate sponsored, maintained, contributed to or been required to contribute to any Plan or Multiemployer Plan within the past six years. There are no pending issues or claims before the Internal Revenue Service, the United States Department of Labor or any court of competent jurisdiction related to any Plan or Welfare Plan. No event has occurred, and there exists no condition or set of circumstances, in connection with any Plan or Welfare Plan under which Borrower or, to the best knowledge of Borrower, any ERISA Affiliate, directly or indirectly (through an indemnification agreement or otherwise), is reasonably likely to be subject to any material risk of liability under Section 409 or 502(i) of

ERISA or Section 4975 of the Code. No Welfare Plan provides or will provide benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any current or former employee of Borrower, or, to the best knowledge of Borrower, any ERISA Affiliate beyond his or her retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or disability benefits that have been fully provided for by fully paid up insurance or (iii) severance benefits.

(q)           Additional Borrower UCC Information. Borrower’s organizational identification numbers are 4170432 (ARCML06 LLC), 3750361 (ARC18TX LP), 3743925 (ARC18FLD LLC), 3743937 (ARC18FLSH LLC), 4170427 (ARCFLMC LLC) and 4170419 (ARCFLSV LLC) and the full legal name of Borrower is as set forth on the signature pages hereof and Borrower has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name).

(r)            Not Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

(s)           Labor Matters. Borrower is not a party to any collective bargaining agreements.

(t)            Pre-Closing Date Activities. Borrower has not conducted any business or other activity on or prior to the Closing Date, other than in connection with the acquisition, management and ownership of the Mortgaged Property.

(u)           No Bankruptcies or Criminal Proceedings Involving Borrower or Related Parties. No bankruptcy, insolvency, reorganization or comparable proceedings have ever been instituted by or against Borrower, any Affiliate of Borrower, any Guarantor or any individual or entity owning, with his, her or its family members, 20% or more of the direct, or indirect beneficial ownership interests in Borrower (each such Guarantor, individual, or entity being herein referred to as a “Principal”), and no such proceeding is now pending or contemplated. None of Borrower, any Principal, or to Borrower’s knowledge, any other individual or entity directly or indirectly owning or controlling, or the family members of which own or control, any direct or indirect beneficial ownership interest in Borrower or in the Manager or asset manager for the Mortgaged Property, have been charged, indicted or convicted, or are currently under the threat of charge, indictment or conviction, for any felony or crime punishable by imprisonment.

(v)           No Prohibited Persons. Neither Borrower, Member, Guarantor nor any of their respective officers, directors, shareholders, partners, members or Affiliates (including the indirect holders of equity interests in Borrower) is or will be an entity or person:  (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf)(the “OFAC List”); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”). To the best knowledge of the Borrower, no tenant at the Property currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person and no tenant at the Property is owned by or an Affiliate of a Prohibited Person. Borrower and Manager have implemented and will continue to follow procedures to ensure that no tenant at the Property is a Prohibited Person or owned by or an Affiliate of a Prohibited Person.

Section 4.2.            Representations and Warranties as to the Mortgaged Property. Borrower hereby represents and warrants to Lender that, as to each Mortgaged Property and the Mortgages, as of the Closing Date:

(a)           Title to the Mortgaged Property. Borrower owns good, marketable and insurable fee simple title to each Mortgaged Property (other than Personalty), free and clear of all Liens, other than the Permitted Encumbrances. Borrower owns the Personalty free and clear of any and all Liens, other than Permitted Encumbrances. There are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any Mortgaged Property or any portion thereof or interest therein.

(b)           Utilities and Public Access. Except as disclosed on Schedule 4, (i) each Mortgaged Property has adequate rights of access to public ways and is served by public water, electric, sewer, sanitary sewer and storm drain facilities; (ii) all public utilities necessary to the continued use and enjoyment of each Mortgaged Property as presently used and enjoyed are located in the public right-of-way abutting the premises, and all such utilities are connected so as to serve each Mortgaged Property without passing over other property except for land or easement areas of or available to the utility company providing such utility service; and (iii) all roads necessary for the full utilization of each Mortgaged Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of each Mortgaged Property or are owned by the Borrower.

(c)           Condemnation. No Taking has been commenced or, to the best of Borrower’s knowledge, is contemplated with respect to all or any portion of any Mortgaged Property or for the relocation of roadways providing access to any Mortgaged Property.

(d)           Compliance. Each Mortgaged Property is in compliance with all applicable Legal Requirements with respect to parking. Except as set forth in the zoning report for each Mortgaged Property, each Mortgaged Property and the current use thereof is in compliance with all other applicable Legal Requirements (including, without limitation, building, subdivision, land use, health, fire, safety and zoning ordinances and codes) and all applicable Insurance Requirements, except for noncompliance which cannot reasonably be expected to result in a Material Adverse Effect, and any zoning or subdivision noncompliance is immaterial to the related Mortgaged Property and Borrower. Each Mortgaged Property is zoned for its current use, which zoning designation is unconditional, in full force and effect, and is beyond all applicable appeal periods. In the event that all or any part of the Improvements located on any Mortgaged Property are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits, other than customary demolition, building and other construction related permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Mortgaged Property. Neither the zoning nor any other right to construct, use or operate the Mortgaged Property is in any way dependent upon or related to any real estate other than the Mortgaged Property. No tract map, parcel map, condominium plan, condominium declaration, or plat of subdivision will be recorded by Borrower with respect to the Mortgaged Property without Lender’s prior written consent.

(e)           Environmental Compliance. Except for matters set forth in the Environmental Reports delivered to Lender in connection with the Loan (true, correct and complete copies of which have been provided to Lender by Borrower):

(i)            Borrower and each Mortgaged Property is in full compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Borrower or the Manager of all environmental, health and safety permits, licenses and other governmental authorizations required in connection with the ownership and operation of the Mortgaged Property under all Environmental Laws), except for noncompliance which cannot reasonably be expected to result in a Material Adverse Effect.

(ii)           There is no material Environmental Claim pending or, to the actual knowledge of Borrower, threatened, and no penalties arising under Environmental Laws have been assessed against Borrower, the Manager or any Mortgaged Property, or, to the actual knowledge of Borrower, against any Person whose liability for any Environmental Claim Borrower or the Manager has or may have retained or assumed either contractually or by operation of law, and no material investigation or review is pending or, to the actual knowledge of Borrower, threatened by any Governmental Authority, citizens group, employee or other Person with respect to any alleged failure by Borrower or the Manager or any Mortgaged Property to have any environmental, health or safety permit, license or other authorization required under, or to otherwise comply with, any Environmental Law or with respect to any alleged liability of Borrower or the Manager for any Use or Release of any Hazardous Substances.

(iii)          There are no present and, to the best knowledge of the Borrower, there have been no past material Releases of any Hazardous Substances that are reasonably likely to form the basis of any Environmental Claim against Borrower, the Manager, any Mortgaged Property or against any Person whose liability for any Environmental Claim Borrower or the Manager has or may have retained or assumed either contractually or by operation of law (other than Hazardous Substances being used in amounts that are customary for properties such as the Mortgaged Property and for purposes that are typical for properties such as the Mortgaged Property and in all cases are utilized in compliance with Environmental Law in all material respects).

(iv)          Without limiting the generality of the foregoing, to the best knowledge of the Borrower, there is not present at, on, in or under any Mortgaged Property, any Hazardous Substances (including, without limitation, PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for Hazardous Substances, lead in drinking water or lead based paint) (other than Hazardous Substances being used in amounts that are customary for properties such as the Mortgaged Property and for purposes that are typical for properties such as the Mortgaged Property and in all cases are utilized in compliance with Environmental Law in all material respects) or any fungus, mold, mildew or biological agent the presence of which is reasonably likely to materially adversely affect the value or utility of such Mortgaged Property.

(v)           No liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to the Mortgaged Property and no Governmental Authority has been taking or, to the actual knowledge of Borrower, is in the process of taking any action that could subject the Mortgaged Property to Liens under any Environmental Law.

(vi)          There have been no environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of Borrower in relation to any Mortgaged Property which have not been made available to Lender.

(f)            Mortgage and Other Liens. Each Mortgage creates a valid and enforceable first priority Lien on the applicable Mortgaged Property described therein, as security for the repayment of the Indebtedness, subject only to the Permitted Encumbrances applicable to such Mortgaged Property. This Agreement creates a valid and enforceable first priority Lien on all Account Collateral. Each Collateral Security Instrument establishes and creates a valid, subsisting and enforceable Lien on and a security interest in, or claim to, the rights and property described therein. All property covered by any Collateral Security Instrument in which a security interest can be perfected by the filing of a financing statement is subject to a UCC financing statement filed and/or recorded, as appropriate (or irrevocably delivered to an agent for such recordation or filing) in all places necessary to perfect a valid first priority Lien with respect to the rights and property that are the subject of such Collateral Security Instrument to the extent governed by the UCC.

(g)           Assessments. There are no pending or, to the best knowledge of Borrower, proposed special or other assessments for public improvements or otherwise affecting any Mortgaged Property, nor are there any contemplated improvements to any Mortgaged Property that may result in such special or other assessments.

(h)           No Joint Assessment; Separate Lots. Borrower has not suffered, permitted or initiated the joint assessment of the Mortgaged Property (i) with any other real property constituting a separate tax lot, and (ii) with any portion of the Mortgaged Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Mortgaged Property as a single lien. The Mortgaged Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

(i)            No Prior Assignment. Lender is the collateral assignee of Borrower’s interest under the Leases. There are no prior assignments of the Leases or any portion of the Rent due and payable or to become due and payable which are presently outstanding.

(j)            Permits; Certificate of Occupancy. Borrower has obtained all Permits necessary to the use and operation of each Mortgaged Property, except where the failure to obtain such Permits is not reasonably likely to result in a Material Adverse Effect. The use being made of each Mortgaged Property is in conformity with the certificate of occupancy and/or such Permits for such Mortgaged Property and any other restrictions, covenants or conditions affecting such Mortgaged Property, except for nonconformity which is not reasonably likely to result in a Material Adverse Effect.

(k)           Flood Zone. Except as shown on the Survey, no Mortgaged Property or any portion thereof is located in a flood hazard area as defined by the Federal Insurance Administration.

(l)            Physical Condition. Except as set forth in the Property Condition Assessment, to the best knowledge of Borrower, each Mortgaged Property is free of structural defects and all Improvements, including the building systems contained therein are in good working order subject to ordinary wear and tear.

(m)          Security Deposits. Borrower and the Manager are in compliance in all material respects with all Legal Requirements relating to all security deposits with respect to each Mortgaged Property.

(n)           Intellectual Property. All material Intellectual Property that Borrower owns or has pending, or under which it is licensed, are in good standing and uncontested. There is no right under any Intellectual Property necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting its business. Borrower has not infringed, is not infringing, and has not received notice of infringement with respect to asserted Intellectual Property of others. There is no infringement by others of material Intellectual Property of Borrower.

(o)           No Encroachments. Except as shown on the Survey, to the best knowledge of Borrower, (i) all of the Improvements which were included in determining the appraised value of each Mortgaged Property lie wholly within the boundaries and building restriction lines of each Mortgaged Property, (ii) no improvements on adjoining properties encroach upon any Mortgaged Property, (iii) no Improvements encroach upon any easements or other encumbrances affecting the Mortgaged Property, and (iv) all of the Improvements comply with all material requirements of any applicable zoning and subdivision laws and ordinances.

(p)           Management Agreement. The Management Agreement is in full force and effect. There is no default, breach or violation existing thereunder by Borrower or, to the best knowledge of Borrower, any other party thereto and no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation by Borrower or, to the best knowledge of Borrower, any other party thereunder or entitle Borrower or, to the best knowledge of Borrower, any other party thereto to terminate any such agreement.

(q)           Leases. No Mortgaged Property is subject to any Leases other than the Leases described in the rent rolls delivered to Lender in connection with the making of the Loan. No person has any possessory interest in any Mortgaged Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and, except as set forth on the rent rolls delivered to Lender in connection with the making of the Loan or as disclosed on Schedule 4, there are no monetary or other material defaults thereunder by either party and no conditions which with the passage of time and/or notice would constitute monetary or other material defaults thereunder. Except as disclosed on Schedule 4, no portion of the Mortgaged Property is leased to or occupied by any Affiliate of Borrower. Except as disclosed on Schedule 4, all Leases at each Mortgaged Property consist solely of Leases of Homesites and related common areas, and not of other portions of the Mortgaged Property. Except as disclosed on Schedule 4, Borrower does not own any manufactured homes or mobile homes, whether or not located at the Mortgaged Property. No material termination payments or fees are due in the event Borrower cancels or terminates any commercial Leases to which it is a party.

(r)            The only homes Borrower owns are listed on Schedule 13 hereto (each, a “Manager Home”).

Section 4.3.            Survival of Representations. Borrower agrees that (i) all of the representations and warranties of Borrower set forth in Section 4.1 and 4.2 and in the other Loan Documents delivered on the Closing Date are made as of the Closing Date, and (ii) all representations and warranties made by Borrower shall survive the delivery of the Note and making of the Loan and continue for so long as any amount remains owing to Lender under this Agreement, the Note or any of the other Loan Documents; provided, however, that the representations set forth in Section 4.2(e) shall survive for five (5) years following repayment of the Indebtedness. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on Lender’s behalf.

ARTICLE V.
AFFIRMATIVE COVENANTS

Section 5.1.            Affirmative Covenants. Borrower covenants and agrees that, from the date hereof and until payment in full of the Indebtedness:

(a)           Existence; Compliance with Legal Requirements:  Insurance. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence as a limited liability company, and any rights, licenses, Permits and franchises necessary for the conduct of its business and will comply with all Legal Requirements and Insurance Requirements applicable to it and to each Mortgaged Property in all material respects. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property necessary for the continued conduct of its business and keep the Mortgaged Property in good repair, working order and condition, except for reasonable wear and use (and except for casualty losses as to which other provisions hereof shall govern), and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto.

(b)           Basic Carrying Costs and Other Claims; Contest.

(i)            Subject to Borrower’s contest rights set forth in Section 5.1(b)(ii) below, Borrower will pay when due (A) all Basic Carrying Costs with respect to Borrower and the Mortgaged Property; (B) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of the Mortgaged Property or its other properties or assets (hereinafter referred to as the “Lien Claims”); and (C) all federal, state and local income taxes, sales taxes, excise taxes and all other taxes and assessments of Borrower on its business, income or assets; in each instance before any penalty or fine is incurred with respect thereto. Borrower’s obligation to pay Basic Carrying Costs pursuant to this Agreement shall include, to the extent permitted by applicable law, Impositions resulting from future changes in law which impose upon Lender an obligation to pay any property taxes on the Mortgaged Property or other Impositions.

(ii)           Borrower shall not be required to pay, discharge or remove any Imposition or Lien Claim so long as Borrower contests in good faith such Imposition or Lien Claim or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the applicable Mortgaged Property or any portion thereof, so long as:

(A)          the Indebtedness shall not have been accelerated, if an Event of Default shall have occurred and be continuing;
(B)           prior to the date on which such Imposition or Lien Claim would otherwise have become delinquent, Borrower shall have given Lender prior written notice of its intent to contest said Imposition or Lien Claim and deposited with Lender (or with a court of competent jurisdiction or other appropriate body approved by Lender) such additional amounts as are necessary to keep on deposit at all times, an amount equal to at least one hundred twenty five percent (125%) (or such higher amount as may be required by applicable law) of the total of (x) the balance of such Imposition or Lien Claim then remaining unpaid, and (y) all interest, penalties, costs and charges accrued or accumulated thereon, together with such other security as may be required in the proceeding, or as may be required by Lender, to insure the payment of any such Imposition or Lien Claim and all interest and penalties thereon; provided, that notwithstanding the foregoing, with respect to Impositions or Lien Claims in an amount not in excess of $100,000, Borrower shall not be required to deposit such amounts with the Lender, so long as Borrower demonstrates to the reasonable satisfaction of the Lender that Borrower has otherwise reserved such funds or such funds are otherwise available to the Borrower;
(C)           no risk of sale, forfeiture or loss of any interest in the Mortgaged Property or any part thereof arises, in Lender’s judgment, during the pendency of such contest;
(D)          such contest does not, in Lender’s determination, have a Material Adverse Effect;

(E)           such contest is based on bona fide, material, and reasonable claims or defenses;
(F)           such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; and
(G)           Borrower shall have obtained such endorsements to the Title Insurance Policy with respect to such Imposition or Lien Claim as Lender may require (or escrowed with a title insurance company funds sufficient to obtain such endorsements pursuant to escrow arrangements reasonably satisfactory to Lender).

(iii)          Any such contest shall be prosecuted with due diligence, and Borrower shall promptly pay the amount of such Imposition or Lien Claim as finally determined, together with all interest and penalties payable in connection therewith. Lender shall have full power and authority, but no obligation, to apply any amount deposited with Lender under this subsection to the payment of any unpaid Imposition or Lien Claim to prevent the sale or forfeiture of the Mortgaged Property for non-payment thereof, if Lender reasonably believes that such sale or forfeiture is threatened. Any surplus retained by Lender after payment of the Imposition or Lien Claim for which a deposit was made shall be promptly repaid to Borrower unless an Event of Default shall have occurred, in which case said surplus may be retained by Lender to be applied as Lender, in its sole and absolute discretion, may elect.

(c)           Litigation. Borrower shall give prompt written notice to Lender of any material litigation or governmental proceedings pending or threatened (in writing) against Borrower, or the Mortgaged Property, other than personal injury litigation which is covered by insurance, eviction matters with respect to tenants or occupants (in which no counterclaims for material damages or liabilities are made against Borrower), and matters related to enforcement of building or zoning codes (as long as the Mortgaged Property is in material compliance with such building and zoning codes).

(d)           Environmental Remediation.

(i)            If any investigation, site monitoring, cleanup, removal, restoration or other remedial work of any kind or nature is required pursuant to an order or directive of any Governmental Authority or under any applicable Environmental Law, because of or in connection with the current or future presence, suspected presence, Release or suspected Release of a Hazardous Substance on, under or from any Mortgaged Property or any portion thereof (collectively, the “Remedial Work”), Borrower shall promptly commence and diligently prosecute to completion all such Remedial Work, and shall conduct such Remedial Work in accordance with the National Contingency Plan promulgated under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), if applicable, and in accordance with other applicable Environmental Laws. In all events, such Remedial Work shall be commenced within such period of time as required under any applicable Environmental Law. If any fungus, mold, mildew or other biological agent is present at any Mortgaged Property in a manner or at a level that is reasonably likely to materially adversely affect the value or utility of such Mortgaged Property or that poses a significant health risk, the Borrower shall promptly commence and diligently prosecute to completion the remediation of such condition to the reasonable satisfaction of the Lender or its servicer.

(ii)           If reasonably requested by Lender, all Remedial Work under clause (i) above shall be performed by contractors, and, if the work is reasonably anticipated to cost in excess of $75,000, under the supervision of a consulting Engineer, each approved in advance by Lender which approval shall not be unreasonably withheld or delayed. Borrower shall pay all costs and expenses reasonably incurred in connection with such Remedial Work. If Borrower does not timely commence and diligently prosecute to completion the Remedial Work, Lender may (but shall not be obligated to), upon 10 days prior written notice to Borrower of its intention to do so, cause such Remedial Work to be performed. Borrower shall pay or reimburse Lender on demand for all expenses (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) reasonably relating to or incurred by Lender in connection with monitoring, reviewing or performing any Remedial Work in accordance herewith.

(iii)          Borrower shall not commence any Remedial Work under clause (i) above, nor enter into any settlement agreement, consent decree or other compromise relating to any Hazardous Substances or Environmental Laws without providing notice to Lender as provided in Section 5.1(f). Notwithstanding the foregoing, if the presence or threatened presence of Hazardous Substances on, under, about or emanating from the Mortgaged Property poses an immediate threat to the health, safety or welfare of any Person or the environment, or is of such a nature that an immediate response is necessary or required under applicable Environmental Law, Borrower may complete all necessary Remedial Work. In such events, Borrower shall notify Lender as soon as practicable and, in any event, within three (3) Business Days, of any action taken.

(iv)          In the event the Environmental Report recommends the development of an operation and maintenance program for any recognized environmental condition at a Mortgaged Property (including, without limitation, underground storage tanks asbestos and asbestos containing materials, lead-based paints and lead in water supplies) (“O & M Program”), Borrower shall develop an O & M Program, as approved by Lender, in Lender’s sole discretion, and shall, during the term of the Loan, including any extension or renewal thereof, comply in all respects with the terms and conditions of the O & M Program.

(e)           Environmental Matters; Inspection.

(i)            Borrower shall not knowingly permit any Hazardous Substances to be present on or under or to emanate from the Mortgaged Property, or migrate from adjoining property onto or into the Mortgaged Property, except under conditions permitted by applicable Environmental Laws and, in the event that such Hazardous Substances are present on, under or emanate from the Mortgaged Property, or migrate onto or into the Mortgaged Property, Borrower shall cause the removal or remediation of such Hazardous Substances, in accordance with this Agreement and as required by Environmental Laws (including, where applicable, the National Contingency Plan promulgated pursuant to the CERCLA), either on its own behalf or by causing a tenant or other party legally responsible therefor to perform such removal and remediation. Borrower shall use commercially reasonable efforts to prevent, and to seek the remediation of, any migration of Hazardous Substances onto or into the Mortgaged Property from any adjoining property.

(ii)           Upon reasonable prior written notice, Lender shall have the right, except as otherwise provided under Leases, at all reasonable times during normal business hours to enter upon and inspect environmental conditions with respect to all or any portion of any Mortgaged Property, provided that such inspections shall not unreasonably interfere with the operation or the tenants, residents or occupants of any Mortgaged Property. If Lender has reasonable grounds to suspect that Remedial Work may be required, Lender shall notify Borrower and, thereafter, may select a consulting Engineer to conduct and prepare reports of such inspections (with notice to Borrower prior to the commencement of such inspection). Borrower shall be given a reasonable opportunity to review any reports, data and other documents or materials reviewed or prepared by the Engineer, and to submit comments and suggested revisions or rebuttals to same. The inspection rights granted to Lender in this Section 5.1(e) shall be in addition to, and not in limitation of, any other inspection rights granted to Lender in this Agreement, and shall expressly include the right (if Lender reasonably suspects that Remedial Work may be required) to conduct soil borings, establish ground water monitoring wells and conduct other customary environmental tests, assessments and audits.

(iii)          Borrower agrees to bear and shall pay or reimburse Lender on demand for all sums advanced and reasonable expenses incurred (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) reasonably relating to, or incurred by Lender in connection with, the inspections and reports described in this Section 5.1(e) (to the extent such inspections and reports relate to any Mortgaged Property) in the following situations:

(A)          If Lender has reasonable grounds to believe, at the time any such inspection is ordered, that there exists an occurrence or condition that could lead to a material Environmental Claim with respect to such Mortgaged Property;
(B)           If any such inspection reveals an occurrence or condition that is reasonably likely to lead to a material Environmental Claim with respect to such Mortgaged Property; or
(C)           If an Event of Default with respect to such Mortgaged Property exists at the time any such inspection is ordered, and such Event of Default relates to any representation, covenant or other obligation pertaining to Hazardous Substances, Environmental Laws or any other environmental matter.

(f)            Environmental Notices. Borrower shall promptly provide notice to Lender of:

(i)            a material Environmental Claim asserted by any Governmental Authority with respect to any Hazardous Substance on, in, under or emanating from any Mortgaged Property;

(ii)           any proceeding, investigation or inquiry commenced or threatened in writing by any Governmental Authority, against Borrower, any Affiliate of Borrower or with respect to any Mortgaged Property concerning the presence, suspected presence, Release or threatened Release of Hazardous Substances from or onto, in or under any property not owned by Borrower (including, without limitation, proceedings under the CERCLA;

(iii)          a material Environmental Claims asserted or threatened against Borrower, against any other party occupying any Mortgaged Property or any portion thereof which become known to Borrower or against any Mortgaged Property;

(iv)          the discovery by Borrower of a material occurrence or condition giving rise to an obligation of the Borrower to the Lender hereunder on any Mortgaged Property or on any real property adjoining or in the vicinity of any Mortgaged Property;

(v)           the commencement or completion of any Remedial Work; and

(vi)          any of the foregoing clauses (i) — (v) as to which a tenant notifies Borrower under a Lease with respect to such tenant.

(g)           Copies of Notices. Borrower shall transmit to Lender copies of any citations, orders, notices or other written communications received from any Person and any notices, reports or other written communications submitted to any Governmental Authority with respect to the matters described in Section 5.1(f).

(h)           Environmental Claims. Lender may join and participate in, as a party if Lender so determines, any legal or administrative proceeding or action concerning the Mortgaged Property or any portion thereof under any Environmental Law, if, in Lender’s reasonable judgment, the interests of Lender shall not be adequately protected by Borrower; provided, however, that Lender shall not participate in day-to-day decision making with respect to environmental compliance. Borrower shall pay or reimburse Lender on demand for all reasonable sums advanced and reasonable expenses incurred (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) by Lender in connection with any such action or proceeding.

(i)            Environmental Indemnification. Borrower shall indemnify, reimburse, defend, and hold harmless Lender, and each of its respective parents, subsidiaries, Affiliates, shareholders, directors, officers, employees, representatives, agents, successors, assigns and attorneys (collectively, the “Indemnified Parties”) for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties, reasonable attorneys’ fees, disbursements and expenses, and reasonable consultants’ fees, disbursements and expenses (but excluding internal overhead, administrative, lost opportunity and similar costs of Lender)), asserted against, resulting to, imposed on, or incurred by any Indemnified Party, directly or indirectly, in connection with any of the following (except to the extent same are directly and solely caused by the gross negligence or willful misconduct of any Indemnified Party):

(i)            events, circumstances, or conditions which form the reasonable basis for an Environmental Claim;

(ii)           any pollution or threat to human health or the environment that is related in any way to Borrower’s or any previous owner’s or operator’s management, use, control, ownership or operation of any Mortgaged Property (including, without limitation, all on-site and off-site activities involving Hazardous Substances), and whether occurring, existing or arising prior to or from and after the date hereof, and whether or not the pollution or threat to human health or the environment is described in the Environmental Reports;

(iii)          any Environmental Claim against any Person whose liability for such Environmental Claim Borrower has or may have assumed or retained either contractually or by operation of law; or

(iv)          the breach of any representation, warranty or covenant set forth in Section 4.2(e) and Sections 5.1(d) through 5.1(i), inclusive.

The provisions of and undertakings and indemnification set forth in this Section 5.1(i) shall survive the satisfaction and payment of the Indebtedness and termination of this Agreement.

(j)            General Indemnity.

(i)            Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties for, from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), administrative and judicial actions and proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, and litigation costs, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings (including, but not limited to, reasonable attorneys’ fees and other reasonable costs of defense) (the “Losses”) imposed upon or incurred by or asserted against any Indemnified Parties (except as to any Indemnified Party to the extent same are directly and solely caused by the gross negligence or willful misconduct of such Indemnified Party) and directly or indirectly arising out of or in any way relating to any one or more of the following:

(A)          ownership of the Note or any of the other Loan Documents or otherwise related to the Mortgaged Property or any interest therein or receipt of any Rents or Accounts;
(B)           any untrue statement of any material fact contained in any information concerning Borrower, the Mortgaged Property or the Loan or the omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information or in light of the circumstances under which they were made not misleading;
(C)           any and all lawful action that may be taken and is taken by the Lender in connection with the enforcement of the provisions of this Agreement, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower or any Affiliate of Borrower becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding;
(D)          any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;
(E)           any use, nonuse or condition in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;
(F)           any failure on the part of Borrower to perform or be in compliance with any of the terms of this Agreement or any of the other Loan Documents;
(G)           performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof pursuant to provisions of this Agreement;
(H)          the failure of Borrower to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement;
(I)            any failure of the Mortgaged Property to be in compliance with any Legal Requirement;
(J)            the enforcement by any Indemnified Party of the provisions of this Section 5.1(j); and
(K)          any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease.

Any amounts payable to an Indemnified Party by reason of the application of this Section 5.1(j)(i) shall become due and payable ten (10) days after written demand and shall bear interest at the Default Rate from the tenth (10th) day after demand until paid.

(ii)           Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any of the Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of this Agreement, the Note or any of the other Loan Documents.

(iii)          Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs) that the Indemnified Parties may incur, directly or indirectly, as a result of a default under Borrower’s covenants with respect to ERISA and employee benefits plans contained herein, including, without limitation, any costs or expenses incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in the Lender’s reasonable discretion).

(iv)          Promptly after receipt by an Indemnified Party under this Section 5.1(j) of notice of the making of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made by such Indemnified Party against Borrower under this Section 5.1(j), notify Borrower in writing, but the omission so to notify Borrower will not relieve Borrower from any liability which it may have to any Indemnified Party under this Section 5.1(j) or otherwise. In case any such claim is made or action is brought against any Indemnified Party and such Indemnified Party seeks or intends to seek indemnity from Borrower, Borrower will be entitled to participate in, and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; and, upon receipt of notice from Borrower to such Indemnified Party of its election so to assume the defense of such claim or action and only upon approval by the Indemnified Party of such counsel (such approval not to be unreasonably withheld or delayed), Borrower will not be liable to such Indemnified Party under this Section 5.1(j) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. Notwithstanding the preceding sentence, each Indemnified Party will be entitled to employ counsel separate from such counsel for Borrower and from any other party in such action if such Indemnified Party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by Borrower not advisable. In such event, Borrower shall pay the reasonable fees and disbursements of such separate counsel. Borrower shall not, without the prior written consent of an Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not such Indemnified Party is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding. Each Indemnified Party shall not enter into a settlement of or consent to the entry of any judgment with respect to any action, claim, suit or proceeding as to which an Indemnified Party would be entitled to indemnification hereunder without the prior written consent of Borrower, which consent shall not be unreasonably withheld or delayed.

The provisions of and undertakings and indemnification set forth in this Section 5.1(j) shall survive the satisfaction and payment of the Indebtedness and termination of this Agreement.

(k)           Access to Mortgaged Property. Borrower shall permit agents, representatives and employees of Lender to inspect each Mortgaged Property or any part thereof at such reasonable times as may be requested by Lender upon reasonable advance written notice (except during an Event of Default), subject, however, to the rights of Borrower and of the tenants of the Mortgaged Property.

(l)            Notice of Default. Borrower shall promptly advise Lender in writing of any change in Borrower’s condition, financial or otherwise, that is reasonably likely to have a Material Adverse Effect, or of the occurrence of any Default or Event of Default.

(m)          Cooperate in Legal Proceedings. Except with respect to any claim by Borrower, the General Partner, the Member or the Guarantor against Lender, Borrower shall reasonably cooperate with Lender with respect to any proceedings before any Governmental Authority that are reasonably likely to in any way materially affect the rights of Lender hereunder or any rights obtained by Lender under any of the Loan Documents and, in connection therewith, shall not prohibit Lender, at its election, from participating in any such proceedings.

(n)           Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Loan Documents.

(o)           Insurance Benefits. Borrower shall reasonably cooperate with Lender in obtaining for Lender the benefits of any Insurance Proceeds lawfully or equitably payable to Borrower or Lender in connection with any Mortgaged Property. Lender shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) out of such Insurance Proceeds, all as more specifically provided in this Agreement.

(p)           Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(i)            upon Lender’s reasonable request therefor given from time to time, pay for (a) reports of UCC, tax lien, judgment and litigation searches with respect to Borrower, and (b) searches of title to the Mortgaged Property, each such search to be conducted by search firms designated by Lender in each of the locations designated by Lender;

(ii)           furnish to Lender all instruments, documents, certificates, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished pursuant to the terms of the Loan Documents;

(iii)          execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Note, as Lender may reasonably require (including, without limitation, tenant estoppel certificates, an amended or replacement Mortgages, UCC financing statements or Collateral Security Instruments);

(iv)          do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time; and

(v)           upon Lender’s request, execute and deliver to Lender such documents, instruments, certificates, assignments and other writings and do such other acts necessary, to perfect Lender’s first priority Lien on each Manager Home (subject to Permitted Encumbrances).

(q)           Management of Mortgaged Property.

(i)            Each Mortgaged Property shall be managed at all times by the current Manager or another manager reasonably satisfactory to Lender, pursuant to a Management Agreement. Any such Manager may be an Affiliate of Borrower, provided that:  (a) the terms and conditions of such Manager’s engagement are at arm’s length, reasonable, competitive and customary in the applicable marketplace; and (b) Lender has approved such Manager and such terms, which approval shall not be unreasonably withheld or delayed. The Management Agreement, dated as of the date hereof, between the Borrower and the Manager is deemed approved by Lender in all respects. Borrower shall cause the Manager of the Mortgaged Property to agree that such Manager’s Management Agreement is subject and subordinate in all respects to the Indebtedness and to the Lien of the Mortgages. A Management Agreement may be terminated or assigned (1) by Borrower at any time in accordance with the provisions of such Management Agreement so long as a successor or assignee Manager as specified below shall have been appointed and approved and such successor Manager has (i) entered into (or assumed) a Management Agreement in form and substance approved by Lender, which approval shall not be unreasonably denied, conditioned or delayed, and (ii) has executed and delivered a Manager’s Subordination to Lender, and (2) by Lender upon thirty (30) days’ prior written notice to Borrower and the Manager (a) upon the occurrence and continuation of an Event of Default or (b) if the Manager commits any act which would permit termination under the Management Agreement (subject to any applicable notice, grace and cure periods provided in the Management Agreement) or (c) if a change of majority control occurs with respect to the Manager. Notwithstanding the foregoing, any successor manager selected hereunder by Lender or Borrower to manage the Mortgaged Property shall be a reputable management company having substantial experience in the management of real property of a similar type, size and quality in the state in which the Mortgaged Property is located. Borrower may from time to time appoint a successor manager to manage the Mortgaged Property with Lender’s prior written consent, such consent not to be unreasonably withheld. Borrower acknowledges and agrees that any consent or approval requested of Lender under this Section may be conditioned by Lender, at Lender’s discretion, upon Borrower first obtaining a Rating Confirmation with respect to such change in management, and Lender shall not be deemed to be acting unreasonably in requiring such a Rating Confirmation. Borrower further covenants and agrees that any manager of Mortgaged Property shall at all times while any Indebtedness is outstanding maintain worker’s compensation insurance as required by Governmental Authorities.

(ii)           Borrower further covenants and agrees that each Mortgaged Property shall be operated pursuant to the Management Agreement and that Borrower shall:  (w) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under the Management Agreement and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (x) promptly notify Lender of any material default under the Management Agreement of which it is aware; (y) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice and report received by it under the Management Agreement, including, but not limited to, financial statements; and (z) promptly enforce the performance and observance of the covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement.

(r)            Financial Reporting.

(i)            Borrower shall keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis in accordance with GAAP consistently applied, books, records and accounts reflecting in reasonable detail all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Mortgaged Property and ownership of the Mortgaged Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Mortgaged Property, whether such income or expense may be realized by Borrower or by any other Person whatsoever. Lender shall have the right from time to time at all times during normal business hours upon reasonable prior written notice to Borrower to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. During the continuation of an Event of Default (including, without limitation, an Event of Default resulting from the failure of Borrower to deliver any of the financial information required to be delivered pursuant to this Section 5.1(r)), Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s accounting records, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(ii)           Borrower shall furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of Borrower’s and Guarantor’s financial statements, and in the case of the Guarantor, audited by a “Big Four” accounting firm or such other Independent certified public accountant acceptable to Lender (and in the case of Borrower, certified by Borrower), in accordance with GAAP consistently applied covering Borrower’s and Guarantor’s respective financial position and results of operations, for such Fiscal Year and containing a statement of revenues and expenses, a statement of assets and liabilities and a statement of Borrower’s or Guarantor’s (as applicable) equity, all of which shall be in form and substance reasonably acceptable to Lender. Any audit requirements of the Borrower pursuant to this Agreement may be satisfied by delivery of the audited consolidated financial statements of the Guarantor, provided that such financial statements of the Guarantor contain (i) a separate income and expense statement for the Borrower and (ii) a separate balance sheet, including a statement of Borrower’s equity. Lender shall have the right from time to time to review and consult with respect to the auditing procedures used in the preparation of such annual financial statements. Together with Borrower’s and Guarantors’ annual financial statements, Borrower shall furnish, and cause Guarantor to furnish, to Lender an Officer’s Certificate certifying as of the date thereof (x) that the annual financial statements present fairly in all material respects the results of operations and financial condition of Borrower or Guarantor, as applicable, all in accordance with GAAP consistently applied, and (y) whether there exists an Event of Default or Default, and if such Event of Default or Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy same.

(iii)          Borrower shall furnish to Lender, within forty-five (45) days following the end of each Fiscal Year quarter true, complete and correct quarterly unaudited financial statements (including statements of cash flow) prepared in accordance with GAAP with respect to Borrower and Guarantor for the portion of the Fiscal Year then ended.

(iv)          No later than thirty (30) days following the end of each of the months of December, March, June, and September, beginning with the month ending at December 31, 2006, Borrower shall prepare and deliver to Lender and its servicer a statement (each a “Quarterly Statement”) in substantially the form of Schedule 8 hereto, setting forth with respect to the Mortgaged Property,

(A)          a rent roll dated as of the last day of such quarter identifying the name of each tenant and the associated Homesite, security deposit, amount due at the beginning of the month, charges in the current month (including Homesite rent, water/sewer, gas/electric, trash, mobile home rent, notes amount and other charges), payments made during the month, amount due at the end of the month, total Homesites at the Mortgaged Property and total occupied Homesites at the Mortgaged Property, with the occupancy level expressed as a percentage;
(B)           quarterly and year-to-date operating statements, each of which shall include an itemization of actual (not pro forma) capital expenditures during the applicable period, and which shall be prepared for each individual Mortgaged Property and, on a consolidated basis, for all the Mortgaged Property; and
(C)           a quarterly and year-to-date comparison of the budgeted income and expenses with the actual income and expenses for such quarter and year to date, together with if reasonably requested by Lender, a detailed explanation of any variances between budgeted and actual amounts that are in excess of five percent (5%) for each line item therein.

(v)           Within thirty (30) days after the end of each calendar month (and as to rent rolls requested by Lender on an interim basis, within thirty (30) days after Lender’s request therefor), Borrower shall provide to Lender and its servicer a statement (each a “Monthly Statement”) in substantially the form of Schedule 9 hereto, setting forth with respect to the Mortgaged Property

(A)          a certified rent roll, for each individual Mortgaged Property containing the information referred to in Section 5.1(r)(iv)(A),
(B)           a certification of all prepaid Rent that has been collected for each individual Mortgaged Property more than one (1) month in advance of its due date,
(C)           monthly operating financial statements for the last twelve (12) months, including a comparison on a year-to-date basis to budget and prior year, for each individual Mortgaged Property and, on a consolidated basis, for Borrower,

(D)          a monthly occupancy report which includes data quantifying the total number of Homesites, beginning occupancy, monthly move-in and move-out data for residents, Master Lease Deposits, rentals and change of occupancy, ending monthly occupancy, ending monthly occupancy percentage, budgeted occupancy percentage, total rentals, rentals as a percentage of Homesites, total occupied rentals, rental occupancy percentage, total repossessions and repossessions as a percentage of total Homesites, and
(E)           a certification of the amount of Master Lease Deposits due under each Master Homesite Lease Agreement in the aggregate broken out on a lease-by-lease basis.

(vi)          Borrower shall furnish to Lender, within fifteen (15) Business Days after request, such further information with respect to the operation of the Mortgaged Property and the financial affairs of Borrower as may be reasonably requested by Lender, including all business plans prepared for Borrower.

(vii)         Borrower shall furnish to Lender, within fifteen (15) Business Days after request, such further information regarding any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA as may be reasonably requested by Lender in writing.

(viii)        At least thirty (30) days prior to the end of each of Borrower’s Fiscal Years, Borrower shall submit or cause to be submitted to Lender for its approval, such approval not to be unreasonably withheld or delayed, a preliminary Operating Budget (and before the end of such Fiscal Year, a final Operating Budget) for Property Expenses for the next Fiscal Year for the Mortgaged Property. Such Operating Budget may allow for a ten percent (10%) line item variance. Until so approved by Lender for the subsequent Fiscal Year in accordance with the procedure set forth in Section 5.1(r)(ix) below, the Operating Budget approved by Lender for the preceding Fiscal Year shall remain in effect for purposes of Section 2.12; provided, that for so long as such prior Operating Budget remains in effect, amounts set forth in the prior Operating Budget with respect to Property Expenses shall be deemed increased with respect to actual increases in Basic Carrying Costs and non-discretionary utility expenditures and shall be deemed increased by three percent (3%) with regard to discretionary items.

(ix)           Borrower shall submit any proposed Operating Budget in writing sent by recognized overnight delivery service or by registered or certified mail (and simultaneously shall contact the Lender by telephone and by electronic mail) in accordance with the terms of this Agreement (the “First Notice”), requesting Lender’s approval of such Operating Budget. Lender shall use reasonable efforts to deliver to Borrower its written approval or disapproval of the proposed Operating Budget within ten (10) Business Days after Lender shall have received the First Notice. Unless Lender shall have approved the Operating Budget contained in the First Notice, Lender’s approval shall be deemed to be withheld. If Borrower does not receive Lender’s response at the end of such ten (10) Business Days period, Borrower may resubmit its written request to Lender (the “Second Notice”). The Second Notice shall make reference to the First Notice and shall bear the following legend in capital letters:

“LENDER’S FAILURE TO RESPOND TO THIS REQUEST FOR APPROVAL WITHIN TEN (10) BUSINESS DAYS FOLLOWING RECEIPT SHALL BE DEEMED TO CONSTITUTE LENDER’S CONSENT TO THE OPERATING BUDGET DESCRIBED HEREIN.”

If Lender does not approve or disapprove the proposed Operating Budget within ten (10) Business Days after Lender shall have received Borrower’s Second Notice, Lender shall be deemed to have approved the proposed Operating Budget.

(x)            Together with the financial statements, rent rolls, operating statements and other documents and information provided to Lender by or on behalf of Borrower under this Section, Borrower also shall deliver to Lender a certification in form and substance reasonably satisfactory to Lender, executed on behalf of Borrower by its chief executive officer or chief financial officer (or by the individual Guarantor if the Guarantor is an individual) stating that, to such officer’s or individual’s knowledge, such financial statements, rent rolls, operating statements and other documents and information are true and complete in all material respects.

(xi)           For purposes of this Section 5.1(r), all of the financial reporting requirements may be satisfied by the Borrower posting the required deliveries on a secure website reasonably satisfactory to the Lender and sending to the Lender and its servicer each month an electronic mail communication notifying the Lender and its servicer of the linkage to such website; provided that notwithstanding the foregoing, in the event the Lender includes the Loan in a Secondary Market Transaction in which Securities are issued or otherwise changes the identity of its servicer to a Person other than the initial servicer identified to the Borrower as of the Closing Date, then the Lender may require that such deliveries be made to Lender and its servicer in hard copy and on diskette or through electronic mail (including Microsoft Excel format), in form and substance reasonably acceptable to Lender.

(s)           Operation of Mortgaged Property. Borrower shall cause the operation of each Mortgaged Property to be conducted at all times in a manner consistent with at least the level of operation of such Mortgaged Property as of the Closing Date, including, without limitation, the following:

(i)            to maintain or cause to be maintained the standard of each Mortgaged Property at all times at a level not lower than that maintained by prudent managers of similar facilities or land in the region where the Mortgaged Property is located;

(ii)           to operate or cause to be operated each Mortgaged Property in a prudent manner in compliance in all material respects with applicable Legal Requirements and Insurance Requirements relating thereto and maintain or cause to be maintained all material licenses, Permits and any other agreements necessary for the continued use and operation of each Mortgaged Property;

(iii)          to maintain or cause to be maintained sufficient Inventory and Equipment of types and quantities at each Mortgaged Property to enable Borrower to operate each Mortgaged Property and to comply in all material respects with all Leases affecting each Mortgaged Property; and

(iv)          to continue to own and to maintain or cause to be maintained each Manager Home at least at the level of a prudent owner of manufactured homes similar to such Manager Home; and

(v)           to maintain the number of Homesites at each Mortgaged Property which is set forth on Schedule 3 attached hereto, as such number may be updated from time to time with the mutual written agreement of Lender by Borrower provided, however, that if such update is an increase in the number of Homesites, or is a decrease in the number of Homesites which satisfies the Homesite Decrease Conditions, Lender’s consent shall not be required.

(t)            Material Agreements. Except for Leases and any Management Agreement complying with the Loan Documents, Borrower shall not enter into or become obligated under any material agreement pertaining to the Mortgaged Property, including without limitation brokerage agreements, unless the same may be terminated without cause and without payment of a penalty or premium, on not more than thirty (30) days’ prior written notice. Borrower will (A) comply with the requirements of all present and future applicable laws, rules, regulations and orders of any governmental authority in all jurisdictions in which it is now doing business or may hereafter be doing business, (B) maintain all material licenses and permits now held or hereafter acquired by Borrower, and (C) perform, observe, comply and fulfill all of its obligations, covenants and conditions contained in any material agreement pertaining to the Mortgaged Property.

(u)           ERISA. Borrower shall deliver to Lender as soon as possible, and in any event within ten days after Borrower knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, an Officer’s Certificate setting forth details respecting such event or condition and the action, if any, that Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower or an ERISA Affiliate with respect to such event or condition):

(i)            any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii)           the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Borrower or an ERISA Affiliate to terminate any Plan;

(iii)          the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of Borrower of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv)          the complete or partial withdrawal from a Multiemployer Plan by Borrower or any ERISA Affiliate of Borrower that results in material liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Borrower or any ERISA Affiliate of Borrower of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v)           the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate of Borrower to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days;

(vi)          the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate of Borrower fails to timely provide security to the Plan in accordance with the provisions of said Sections; and

(vii)         the imposition of a lien or a security interest in connection with a Plan.

(v)           Intentionally omitted.

(w)          Secondary Market Transaction. Borrower acknowledges that Lender and its successors and assigns may (i) sell all or any portions of the Loan or the Notes in one or more transactions through the issuance of securities, which securities may be rated by the Rating Agencies, (ii) sell or participate the Loan or the Notes to one or more investors, (iii) deposit all or any portion of the Loan or the Notes with one or more trusts, which trusts may sell certificates to investors evidencing an ownership interest in the trust assets, (iv) sell or otherwise transfer the Loan, the Notes or any portion of the Loan or the Notes one or more times, (v) re-securitize the securities issued in connection with any securitization, or (vi) further divide the Loan or the Notes into two or more separate notes or components which may take the form of senior/junior/mezzanine notes or components or senior/subordinate notes or components or multiple components of any such division, and which may be secured by one or more or a combination of mortgages of real property interests and/or pledges of direct and/or indirect equity interests in any Borrower (the transactions referred to in clauses (i) through (vi) above are hereinafter each referred to as a “Secondary Market Transaction”). Borrower shall cooperate with Lender in attempting to effect or effecting any such Secondary Market Transaction and shall cooperate in attempting to implement or implementing all requirements imposed by any Rating Agency involved in any Secondary Market Transaction, including but not limited to,

(i)            providing Lender an estoppel certificate and such information, legal opinions and documents (including updated non-consolidation opinions)

relating to Borrower, the Guarantor, the Member, the Mortgaged Property and any tenants of the Mortgaged Property as Lender or the Rating Agencies or other Interested Parties (as defined below), may reasonably request in connection with such Secondary Market Transaction, including, without limitation, updated financial information, appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), Mortgaged Property condition reports and other due diligence investigations together with appropriate verification of such updated information and reports through letters of auditors and consultants, as of the closing date of the Secondary Market Transaction,

(ii)           amending the Loan Documents and Organizational Agreement of Borrower, updating and/or restating officer’s certificates, title insurance and other closing items, and providing updated representations and warranties in Loan Documents and such additional representations and warranties as may be required by Lender or the Rating Agencies, provided such amendment or update (1) shall not change any of the financial terms of the Loan or result in a material increase in the Borrower’s obligations or a material decrease in the Borrower’s rights and (2) with respect to any amendment of an Organizational Agreement, must have been required by the Rating Agencies,

(iii)          participating in bank, investors and Rating Agencies’ meetings if requested by Lender,

(iv)          upon Lender’s request, amending the Loan Documents (and updating and/or restating officer’s certificates, title insurance and other closing items in connection therewith) to divide the Loan into a first and a second mortgage loan, or into a one or more loans secured by mortgages and by ownership interests in Borrower in whatever proportion Lender determines, which separated loans may have different interest rates and amortization schedules (but with aggregated financial terms which are equivalent to that of the Loan prior to such separation, including, so long as an Event of Default has not occurred and is not continuing, a ratable allocation of prepayments among the Loan components) and thereafter to engage in separate Secondary Market Transactions with respect to all or any part of the indebtedness and loan documentation, and

(v)           reviewing the offering documents relating to any Secondary Market Transaction to ensure that all information concerning Borrower, the Guarantor, the Mortgaged Property, and the Loan is correct, and certifying to the accuracy thereof.

Lender shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms and trustees, purchasers, transferees, assignees, trustees, servicers and actual or potential investors involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction (collectively, “Interested Parties”). Lender and all of the aforesaid Interested Parties shall be entitled to rely on the information supplied by, or on behalf of, Borrower. Lender may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development. Borrower shall provide such reasonable access to the Mortgaged Property and personnel of the Manager and of Borrower’s constituent members and the business and operations of all of the foregoing as Lender or other Interested Parties may request in connection with any such Secondary Market Transaction. Borrower understands that any such information may be incorporated into any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering documents for any Secondary Market Transaction. Without limiting the foregoing, Borrower and Guarantor shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable (the documents referred to in the foregoing clauses (i) and (ii), collectively, the “Disclosure Documents”), an agreement certifying that Borrower and Guarantor have examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Guarantor, any Affiliates, the Mortgaged Property and Manager, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (a “Disclosure Certificate”). Borrower and Guarantor shall indemnify, defend, protect and hold harmless Lender, its Affiliates, directors, employees, agents and each Person, if any, who controls Lender or any such Affiliate within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, and any other placement agent or underwriter with respect to any Securitization or Secondary Market Transaction from and against any losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) that arise out of or are based upon any untrue statement of any material fact contained in any Disclosure Certificate or other information or documents furnished by Borrower, Guarantor or their Affiliates or in any representation or warranty of any Borrower contained herein or in the other Loan Documents or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information not materially misleading. In any Secondary Market Transaction, Lender may transfer its obligations under this Loan Agreement and under the other Loan Documents (or may transfer the portion thereof corresponding to the transferred portion of the Indebtedness), and thereafter Lender shall be relieved of any obligations hereunder and under the other Loan Documents arising after the date of said transfer with respect to the transferred interest. Each transferee investor shall become a “Lender” hereunder. The holders from time to time of the Loan and/or any other interest of the “Lender” under this Loan Agreement and the other Loan Documents may from time to time enter into one or more co-lender or similar agreements in their discretion. Borrower acknowledges and agrees that such agreements, as the same may from time to time be amended, modified or restated, may govern the exercise of the powers and discretionary authority of the Lender hereunder and under the other Loan Documents, but Borrower shall be entitled to rely upon any actions taken by Lender or the designated servicer(s) or agent(s) for Lender, whether or not within the scope of its power and authority under such other agreements. Lender shall be responsible for the payment of all out-of-pocket expenses incurred by the Lender in connection with any Secondary Market Transaction and all of the reasonable out-of-pocket expenses in excess of $10,000 incurred by the Borrower in connection with its compliance with this Section 5.1(w).

(x)            Insurance.

(i)            Borrower, at its sole cost and expense, shall keep the Improvements and Equipment insured (including, but not limited to, any period of renovation, alteration and/or construction) during the term of the Loan with the coverage and in the amounts required under this Agreement for the mutual benefit of Borrower and Lender against loss or damage by fire, lightning, wind and such other perils as are customarily included in a standard “all-risk” or “special cause of loss” form and against loss or damage by other risks and hazards covered by a standard extended coverage insurance policy (which insurance shall in any event, always include, without limitation, fire, lightning, hail, hurricane, windstorm, tidal wave, explosion, acts of terrorism certified under the Terrorism Risk Insurance Act of 2002, including any amendments or extensions thereof, “TRIA,” riot and civil commotion, vandalism, malicious mischief, strike, water damage, sprinkler leakage, collapse, burglary and theft coverage arising as a result of covered perils under the standard “all risk” policy and such other coverages as may be reasonably required by Lender on the special form (formerly known as an all risk form)). Such insurance shall be valued at an amount (i) equal to at least the then full replacement cost of the Improvements and Equipment (exclusive of the cost of foundations and footings), (provided, however, that Borrower-owned manufactured or mobile homes may be insured in an amount not less than the actual cash value of such homes) and (ii) such that the insurer would not deem Borrower a co-insurer under said policies. The policies of insurance carried in accordance with this Section 5.1(x) shall be paid not less than ten (10) days in advance of the due date thereof and shall contain the “Replacement Cost Endorsement” (except with respect to Borrower-owned manufactured or mobile homes). If terrorism coverage is not included as an endorsement to such policy, then Borrower shall obtain coverage for terrorism and similar acts in the stand alone terrorism market in an amount equal to 100% of the “Full Replacement Cost” of the Mortgaged Property; provided, that notwithstanding the foregoing, with respect to any such stand-alone policy covering terrorist acts, Borrower shall not be required to pay any Insurance Premiums (hereinafter defined) solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (hereinafter defined); provided that if the Insurance Premiums payable with respect to such terrorism coverage exceed the Terrorism Premium Cap, Lender may, at its option either (or in any combination) (1) purchase such stand-alone terrorism Policy, with Borrower paying such portion of the Insurance Premiums with respect thereto equal to the Terrorism Premium Cap and Lender paying such portion of the Insurance Premiums in excess of the Terrorism Premium Cap, and/or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the Insurance Premiums payable with respect to such stand-alone terrorism Policy to the Terrorism Premium Cap. As used herein, “Terrorism Premium Cap” means an amount equal to two hundred percent (200%) of the cost on the Closing Date of a stand-alone terrorism insurance policy for the Mortgaged Properties which otherwise satisfies this Section 5.1(x). Notwithstanding the foregoing, the terrorism coverage may exclude non-certified TRIA coverage (i.e. the actions of domestic actors).

(ii)           Borrower, at its sole cost and expense, for the mutual benefit of Borrower and Lender, shall also obtain and maintain or cause to be obtained and maintained during the entire term of the Loan the following policies of insurance:

(A)          if not part of the “all-risk” policy required by this Section 5.1(x), flood insurance, if any part of the insurable Improvements on the Mortgaged Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (and any amendment or successor act thereto) in an amount at least equal to the maximum limit of coverage available with respect to the Improvements and Equipment under said Act;
(B)           Comprehensive General Liability insurance, including a broad form comprehensive general liability endorsement and coverage for broad form property damage, contractual damages, personal injuries (including death resulting therefrom) and a liquor liability endorsement if liquor is sold on the Mortgaged Property, containing minimum limits of liability of $1 million for both injury to or death of a person and for property damage per occurrence and $2 million in the aggregate for the Mortgaged Property, and such other liability insurance reasonably requested by Lender; in addition, at least $25 million excess and/or umbrella liability insurance shall be obtained and maintained for any and all claims, including all legal liability imposed upon Borrower in connection with the ownership, operation and maintenance of the Mortgaged Property;
(C)           business interruption insurance (including rental value) in an annual aggregate amount equal to the estimated Net Operating Income (including, without limitation, income from the Leases of each Mortgaged Property (including, without limitation, the loss of all Rents and additional Rents payable by all of the lessees under the Leases, whether or not such Leases are terminable in the event of a fire or casualty)), such insurance to cover losses for a period of twelve (12) months after the date of the fire or casualty in question, plus an extended period of indemnity commencing at the time repairs are completed for a period of not less than 30 days and to be increased or decreased, as applicable, from time to time during the term of the Loan if, and when, Net Operating Income materially increases or decreases, as applicable (including, without limitation, increases from new Leases and renewal Leases entered into in accordance with the terms of this Agreement), to reflect all increased Rent and increased additional Rent payable by all of the lessees under such renewal Leases and all Rent and additional Rent payable by all of the lessees under such new Leases;
(D)          all risk physical loss and damage coverage with respect to heating and air conditioning equipment, located in, on, or about the Improvements, except the coverage required under this clause (ii)(D) shall not be required to be maintained as a separate policy and may be included as part of the coverages provided under clause (i);
(E)           worker’s compensation insurance coverage (in amounts not less than the statutory minimums for all persons employed by Borrower at the Mortgaged Property and in compliance with all other requirements of applicable local, state and federal law) and “Employers Liability” insurance in amounts not less than required by statute;
(F)           during any period of repair or restoration, builder’s “all risk” insurance in an amount equal to not less than the full insurable value of the Mortgaged Property against such risks (including, without limitation, fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender;

(G)           Intentionally omitted;
(H)          if required by Lender as a result of any Mortgaged Property being located in an area with a high degree of seismic activity, earthquake damage insurance in an amount and form acceptable to Lender; and
(I)            such other insurance as may from time to time be reasonably required by Lender in order to protect its interests with respect to the Loan and the Mortgaged Property and to conform such requirements to then current standards for a Secondary Market Transaction.

(iii)          All policies of insurance (the “Policies”) required pursuant to this Section 5.1(x):

(A)          shall be issued by an insurer approved by Lender which has a claims paying ability rating of not less than “A+” (or the equivalent) by Rating Agencies satisfactory to Lender (one of which shall be S&P) and A:X or better as to claims paying ability by AM Best, provided, that notwithstanding the foregoing, (1) in the event American Modern Insurance shall be the insurer providing the standard all-risk insurance policy, then such insurer shall not be required to satisfy such claims paying ability rating by the Rating Agencies, so long as such insurer maintains a claims paying ability rating by AM Best of A:VIII or better and (2) the insurer providing the worker’s compensation insurance coverage shall only be required to maintain a claims paying ability rating of not less than “A” (or the equivalent) by Rating Agencies satisfactory to the Lender (one of which shall be S&P). Notwithstanding the foregoing, if any insurance coverage required under this Section 5.1(x) is maintained by a syndicate of insurers, the preceding ratings requirements shall be deemed satisfied (without any required Rating Confirmation) as long as at least seventy five percent (75%) of the coverage (if there are four or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five or more members of the syndicate) is maintained with carriers with a claims-paying ability rating by S&P of not less than “A+” and all carriers in such syndicate have a claims-paying ability rating by S&P of not less than “A-”. In addition, the first layer of such insurance shall be with a carrier with a claims-paying ability rating by S&P of not less than “A+”.
(B)           shall name Lender as an additional insured and contain a standard noncontributory mortgagee clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender (and/or such other party as may be designated by Lender) as the party to which all payments made by such insurance company shall be paid,
(C)           shall be maintained throughout the term of the Loan without cost to Lender,
(D)          shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest (including, without limitation,

endorsements providing that Lender shall receive at least thirty (30) days prior written notice of cancellation),
(E)           shall contain a waiver of subrogation against Lender,
(F)           shall be for a term of not less than one year unless Borrower is obtaining a Policy with a shorter term to achieve concurrency of Policies in which case such shorter term shall be permitted,
(G)           shall provide for claims to be made on an occurrence basis,
(H)          shall contain an agreed value clause updated annually (if the amount of coverage under such policy is based upon the replacement cost of the Mortgaged Property),
(I)            shall designate Lender as “mortgagee and loss payee” (except general public liability and excess liability, as to which Lender shall be named as additional insured),
(J)            shall be issued by an insurer licensed in the state in which the Mortgaged Property is located,
(K)          shall provide that Lender may, but shall not be obligated to, make premium payments to prevent any cancellation, endorsement, alteration or reissuance, and such payments shall be accepted by the insurer to prevent same, and
(L)           shall be reasonably satisfactory in form and substance to Lender and reasonably approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds to the extent not otherwise specified in this Section 5.1(x).

Copies of said Policies, certified as true and correct by Borrower, or insurance certificates thereof, shall be delivered to Lender. Not later than ten (10) days prior to the expiration date of each of the Policies, Borrower shall deliver to Lender satisfactory evidence of the renewal of each Policy. The insurance coverage required under this Section 5.1(x) may be effected under a blanket policy or policies covering the Mortgaged Property and other property and assets not constituting a part of the Collateral; provided that any such blanket policy shall provide at least the same amount and form of protection as would a separate policy insuring the Mortgaged Property individually, which amount shall not be less than the amount required pursuant to this Section 5.1(x) and which shall in any case comply in all other respects with the requirements of this Section 5.1(x). Upon demand therefor, Borrower shall reimburse Lender for all of Lender’s or its designee’s reasonable costs and expenses incurred in obtaining any or all of the Policies or otherwise causing the compliance with the terms and provisions of this Section 5.1(x), including (without limitation) replacement of any so-called “forced placed” insurance coverages to the extent Borrower was required to obtain and maintain any such Policy or Policies hereunder and failed to do so. Borrower shall pay or cause to be paid the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums and, if applicable, related financing payments by Borrower’s Affiliate or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower is not required to furnish such evidence to Lender in the event that such Insurance Premiums have been paid by Lender). If Borrower does not furnish such evidence at least ten (10) days prior to the expiration of any expiring Policy, then Lender may procure, but shall not be obligated to procure, such insurance and pay the Insurance Premiums therefor, and Borrower agrees to reimburse Lender for the cost of such Insurance Premiums promptly on demand. Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, based on then industry-standard amounts of coverage then being obtained by prudent owners of properties similar to the Mortgaged Property in the same applicable market region as the Mortgaged Property. Borrower shall give Lender prompt written notice if Borrower receives from any insurer any written notification or threat of any actions or proceedings regarding the non-compliance or non-conformity of the Mortgaged Property with any insurance requirements.

(iv)          If the Mortgaged Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, Borrower shall give prompt notice thereof to Lender.

(A)          In case of loss covered by the “all-risk” and flood Policies, Lender may either (a) jointly with a Borrower settle and adjust any claim and agree with the insurance company or companies on the amount to be paid on the loss or (b) allow Borrower to agree with the insurance company or companies on the amount to be paid upon the loss; provided, that Borrower may settle and adjust losses without participation by Lender aggregating not in excess of 1% of the Principal Indebtedness, agree with the insurance company or companies on the amount to be paid upon the loss and collect and receipt for any such Insurance Proceeds; provided, further, that if (x) at the time of the settlement of such claim an Event of Default has occurred and is continuing or (y) Lender and Borrower are unable to agree upon a joint settlement or (z) Lender disapproves of Borrower’s proposed settlement with the insurance company, then Lender shall settle and adjust such claim under the “all-risk” or flood Policies, as applicable, without the consent of Borrower, and for such purpose is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest. In any such case Lender shall and is hereby authorized to collect and receipt for any such Insurance Proceeds subject to and to the extent provided for in this Agreement. The reasonable out-of-pocket expenses incurred by Lender in the adjustment and collection of Insurance Proceeds shall become part of the Indebtedness and be secured by the Mortgages and shall be reimbursed by Borrower to Lender upon demand therefor.
(B)           In the event of any insured damage to or destruction of the Mortgaged Property or any part thereof (herein called an “Insured Casualty”) where

(1)           the aggregate amount of the loss, as reasonably determined by an Independent insurance adjuster, is less than ten percent (10%) of the Allocated Loan Amount of the affected Mortgaged Property,
(2)           in the reasonable judgment of Lender, the Mortgaged Property can be restored, replaced and/or rebuilt (collectively, the “Restoration”) by not later than the first to occur of (a) twelve (12) months after the date of casualty and (b) the expiration of the business interruption insurance and, in any case, not later than six (6) months prior to the Maturity Date to an economic unit substantially in the condition it was in immediately prior to the Insured Casualty and in compliance with all zoning, building and other applicable Legal Requirements (the “Pre-Existing Condition”) not less materially valuable (including an assessment of the impact of the termination of any Leases due to such Insured Casualty) and not less useful than the same was prior to the Insured Casualty,
(3)           Lender reasonably determines that the rental income of the Mortgaged Property, after the Restoration thereof to the Pre-Existing Condition, will be sufficient to meet all Operating Expenses, payments for reserves and payments of principal and interest under the Loan and satisfy the Debt Service Coverage Test, and
(4)           tenant leases requiring payment of annual rent equal to at least seventy-five percent (75%) of the gross revenues from the Mortgaged Property during the twelve (12) month period immediately preceding the date of such fire or other casualty remain in full force and effect during and after the Restoration of the Mortgaged Property (subject to the rent abatement provisions thereof applicable as a result of the casualty, so long as such abatement will end, and full rental payments shall resume, upon substantial completion of the Restoration), or if Lender otherwise elects to allow a Borrower to restore the Mortgaged Property, then, if no Event of Default shall have occurred and be continuing, the Insurance Proceeds (after reimbursement of any reasonable out-of-pocket expenses incurred by Lender in connection with the collection of any applicable Insurance Proceeds) shall be made available to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Mortgaged Property or part thereof subject to the Insured Casualty, as provided for below. Borrower hereby covenants and agrees to commence and diligently to prosecute such Restoration of the affected Mortgaged Property as nearly as possible to the Pre-Existing Condition. Borrower shall pay all out-of-pocket costs (and if required by Lender, Borrower shall deposit the total thereof with Lender in advance) of such Restoration in excess of the Insurance Proceeds made available pursuant to the terms hereof. Nothing in this clause (B) shall prohibit Borrower from partially defeasing the effected Mortgaged Property or instituting a prepayment with release of such property pursuant to and in accordance with Sections 2.7, 2.11 and 2.18.

(C)           Except as provided above, the Insurance Proceeds collected upon any Insured Casualty shall, at the option of Lender in its sole discretion,

be applied to the payment of the Indebtedness or applied to the cost of Restoration of the affected Mortgaged Property or part thereof subject to the Insured Casualty, in the manner set forth below.
(D)          Regardless of whether Insurance Proceeds, if any, are sufficient or are made available to Borrower for the Restoration of any portion of the affected Mortgaged Property, Borrower covenants to complete such restoration of the affected Mortgaged Property to be of at least comparable value as prior to such damage or destruction, all to be effected in accordance with Legal Requirements and plans and specifications approved in advance by Lender, such approval not to be unreasonably withheld or delayed.
(E)           In the event Borrower is entitled to reimbursement out of Insurance Proceeds, such proceeds shall be held by Lender in the Loss Proceeds Account and disbursed from time to time as the Restoration progresses upon Lender being furnished with (1) evidence reasonably satisfactory to it (which evidence may include inspection(s) of the work performed) that the Restoration covered by the disbursement has been completed in accordance with plans and specifications approved by Lender, (2) evidence reasonably satisfactory to it of the estimated cost of completion of the Restoration, (3) funds, or, at Lender’s option, assurances reasonably satisfactory to Lender that such funds are available and sufficient in addition to the Insurance Proceeds to complete the proposed Restoration, and (4) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds and other evidences of cost, payment and performance of the foregoing Restoration as Lender may reasonably require and approve. Lender may, in any event, require that all plans and specifications for such Restoration be submitted to and reasonably approved by Lender prior to commencement of work. Lender may retain a construction consultant to inspect such work and review Borrower’s request for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the hard construction costs value of the work performed from time to time (except for restoration work on a trade by trade basis or on an hourly basis for professional services in which event, payment may be made in full upon the completion of such work). Any funds other than Insurance Proceeds shall be disbursed prior to disbursement of such proceeds; and, at all times, the undisbursed balance of such Insurance Proceeds remaining in the Loss Proceeds Account, together with funds deposited therein to pay the costs of the Restoration by or on behalf of Borrower, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration free and clear of all liens or claims for lien, except for Permitted Encumbrances. Any surplus which may remain out of Insurance Proceeds held by Lender after payment of such costs of restoration, repair, replacement or rebuilding shall, at the option of Lender in its sole discretion, be applied to the payment of the Indebtedness or be paid to Borrower so long as no Event of Default has occurred and is continuing.
(F)           Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement that would be considered “co-insurance” or adversely affect the ability to collect under a policy of insurance required hereunder.

(y)           Condemnation.

(i)            Borrower shall promptly give Lender written notice of the actual or threatened commencement of any proceeding for a Taking and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Condemnation Proceeds for said Taking. With respect to any compromise or settlement in connection with such proceeding, Lender shall jointly with Borrower compromise and reach settlement unless at the time of such Taking an Event of Default has occurred and is continuing and the Indebtedness has been accelerated, in which event Lender shall compromise and reach settlement without the consent of Borrower. Notwithstanding the foregoing provisions of this Section 5.1(y), Borrower is authorized to negotiate, compromise and settle, without participation by Lender, Condemnation Proceeds of up to 1% of the Principal Indebtedness in connection with any Taking. Notwithstanding any Taking, Borrower shall continue to pay the Indebtedness at the time and in the manner provided for in this Agreement and the other Loan Documents and the Indebtedness shall not be reduced except in accordance herewith.

(ii)           Borrower shall cause the Condemnation Proceeds to be paid directly to Lender. Lender may, in its sole discretion, apply any such Condemnation Proceeds to the reduction or discharge of the Indebtedness (whether or not then due and payable).

(iii)          With respect to a Taking in part, which shall mean any Taking which does not render the affected Mortgaged Property physically or economically unsuitable in the reasonable judgment of Lender for the use to which it was devoted prior to the Taking, Borrower shall cause the Condemnation Proceeds to be paid to Lender as described above, and if Lender does not elect to apply the same to the Indebtedness as provided in Section 5.1(y)(ii) above, Lender shall deposit such Condemnation Proceeds in the Loss Proceeds Account and the same shall be made available for application to the cost of Restoration of the affected Mortgaged Property and disbursed from time to time as the Restoration progresses upon Lender being furnished with (1) evidence reasonably satisfactory to it (which evidence may include inspection(s) of the work performed) that the Restoration covered by the disbursement has been completed in accordance with plans and specifications approved by Lender, (2) evidence reasonably satisfactory to it of the estimated cost of completion of the Restoration, (3) funds, or, at Lender’s option, assurances satisfactory to Lender that such funds are available and sufficient in addition to the Condemnation Proceeds to complete the proposed Restoration, and (4) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds and other evidences of cost, payment and performance of the foregoing repair, restoration, replacement or rebuilding as Lender may reasonably require and approve.

(iv)          Regardless of whether Condemnation Proceeds are made available for such purpose, Borrower hereby covenants to complete the Restoration of the affected Mortgaged Property as nearly as possible to the Pre-Existing Condition and to be of at least comparable value and, to the extent commercially practicable, of substantially the same character as prior to the Taking, all to be effected in accordance with applicable law and plans and specifications reasonably approved in advance by Lender, provided however in the event (a) such Condemnation Proceeds are not made available by Lender and (b) following the completion of the work at the Mortgaged Property at issue is physically or economically unsuitable for the use to which it was devoted prior to the taking in the reasonable judgment of Lender, then Borrower shall not be required to complete such Restoration. Borrower shall pay all costs (and if required by Lender, Borrower shall deposit the total thereof with Lender in advance) of such Restoration in excess of the Condemnation Proceeds made available pursuant to the terms hereof. Lender may, in any event, require that all plans and specifications for such Restoration be submitted to and reasonably approved by Lender prior to commencement of work. Lender may retain a construction consultant to inspect such work and review any request by Borrower for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the hard construction costs value of the construction work performed from time to time (except for restoration work on a trade by trade basis or on an hourly basis for professional services in which event, payment may be made in full upon the completion of such work); funds other than Condemnation Proceeds shall be disbursed prior to disbursement of such proceeds; and at all times, the undisbursed balance of such proceeds remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the repayment of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration, repair, replacement or rebuilding, free and clear of all liens or claims for lien. Any surplus which may remain out of Condemnation Proceeds held by Lender after payment of such costs of restoration, repair, replacement or rebuilding shall, at the option of Lender in its sole discretion, be applied to the payment of the Indebtedness or be paid to Borrower so long as no Event of Default has occurred and is continuing.

(v)           If the affected Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of any such Condemnation Proceeds to which it is entitled hereunder, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to have reserved in any foreclosure decree a right to receive said award or payment, or a portion thereof sufficient to pay the Indebtedness. In no case shall any such application reduce or postpone any payments otherwise required pursuant to this Agreement, other than the final payment on the Note.

(z)            Leases and Rents.

(i)            Borrower absolutely and unconditionally assigns to Lender, Borrower’s right, title and interest in all current and future Leases and Rents as collateral for the Loan, it being intended by Borrower that this assignment constitutes a present, absolute assignment and not an assignment for additional security only. Such assignment to Lender shall not be construed to bind Lender to the performance of any of the covenants, conditions or provisions contained in any such Lease or otherwise impose any obligation upon Lender. Borrower shall execute and deliver to Lender such additional instruments, in form and substance reasonably satisfactory to Lender, as may hereafter be reasonably requested in writing by Lender to further evidence and confirm such assignment. Nevertheless, subject to the terms of this

Section 5.1(z), Lender grants to Borrower a license to lease, maintain, operate and manage the Mortgaged Property and to collect, use and apply the Rents in accordance with the terms hereof and otherwise act as the landlord under the Leases, which license shall be deemed automatically revoked upon the occurrence and during the continuance of an Event of Default under this Agreement. Any portion of the Rents held by Borrower shall be held in trust for the benefit of Lender for use in the payment of the Indebtedness. Upon the occurrence of an Event of Default and during the continuance thereof, the license granted to Borrower herein shall automatically be revoked, and Lender shall immediately be entitled to possession of all Rents, whether or not Lender enters upon or takes control of the Mortgaged Property. Lender is hereby granted and assigned by Borrower the right, at its option, upon revocation of the license granted herein, to enter upon the Mortgaged Property in person, by agent or by court-appointed receiver to collect the Rents. Any Rents collected after the revocation of the license shall be applied toward payment of the Indebtedness as set forth in Section 2.8 hereof.

(ii)           All Leases entered into by Borrower shall provide for rental rates comparable to then-existing local market rates and terms and conditions commercially reasonable and consistent with then-prevailing local market terms and conditions for similar type properties, and in no event shall Borrower, absent Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed, enter into any Leases (a) other than leases of Homesites to owners and occupants of residential manufactured homes or mobile homes having lease terms not in excess of two years, unless so required by applicable state law, and (b) with any Affiliates of Borrower, except as indicated in Schedule 4 attached hereto. Borrower shall furnish Lender with (1) detailed term sheets in advance in the case of any Leases, modifications, amendments or renewals for which Lender’s consent is required and (2) in the case of any other Leases, executed copies of such Leases upon written request. All renewals or amendments or modifications of Leases that do not satisfy the requirements of the first sentence of this Section 5.1(z)(ii) shall be subject to the prior approval of Lender, which approval shall not be unreasonably withheld or delayed. All Leases entered into after the Closing Date with new tenants (i.e. not renewals of existing tenants as of the Closing Date) shall be written on the standard lease form for new tenants previously approved by Lender which form as of the Closing Date is set forth on Schedule 10 attached hereto; provided that notwithstanding the foregoing, the Borrower may modify any standard lease form without such approval to the extent necessary to conform such form to any applicable Legal Requirements (and, upon reasonable request of the Lender, the Borrower shall notify the Lender in writing with respect to any such modification). The Borrower shall not materially change the standard lease form without Lender’s prior written consent, which consent shall not be unreasonably withheld or delayed, or except as necessary to comply with applicable Legal Requirements. Borrower,

(A)          shall observe and perform all of the material obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to materially impair the value of the Leases as security for the Indebtedness;
(B)           shall not execute any other assignment of lessor’s interest in any of the Leases or Rents;

(C)           shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed and shall effect a termination or diminution of the obligations of tenants under leases, only in a manner that a prudent owner of a similar property to the Mortgaged Property would enforce such terms covenants and conditions or effect such termination or diminution in the ordinary course of business;
(D)          except as otherwise set forth in the Monthly Statement submitted to Lender, shall not collect any of the Rents more than one (1) month in advance; and
(E)           shall not convey or transfer or suffer or permit a conveyance or transfer of the Mortgaged Property or of any interest therein so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees thereunder.

(iii)          Borrower shall deposit security deposits of lessees which are turned over to or for the benefit of Borrower or otherwise collected by or on behalf of Borrower, into the Security Deposit Account and shall not commingle such funds with any other funds of Borrower. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements shall be maintained in full force and effect unless replaced by cash deposits as hereinabove described, shall, if permitted pursuant to Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender) and shall, in all respects, comply with any applicable Legal Requirements and otherwise be reasonably satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing. Upon the occurrence and during the continuance of any Event of Default, Borrower shall, upon Lender’s request, if permitted by any applicable Legal Requirements, turn over to Lender the security deposits (and any interest theretofore earned thereon) with respect to all or any portion of the Mortgaged Property, to be held by Lender subject to the terms of the Leases.

(iv)          Notwithstanding anything in any Loan Document to the contrary, prior to an Event of Default, solely with respect to the Mortgaged Properties listed on Schedule 11 hereto, Borrower shall be permitted to enter into leases or similar agreements relating to the production of oil or gas, so long as such production activities do not (a) occur on any Mortgaged Property and (b) do not adversely effect the use, surface, operation, value or cash flow at any Mortgaged Property.

(aa)         Maintenance of Mortgaged Property. Borrower shall cause the Mortgaged Property to be maintained in a good and safe condition and repair, subject to wear and tear and damage caused by casualty or condemnation. The Improvements and the Equipment shall not be removed, demolished or altered (except for (1) normal replacement of the Equipment, (2) Improvements contemplated in an approved Operating Budget or pursuant to Leases in effect from time to time, (3) removals, demolition or alterations that do not cost more than 1% of the Principal Indebtedness or (4) an emergency which the Borrower shall have notified the Lender of in writing, including the action taken to remediate) without the consent of

Lender which consent shall not be unreasonably withheld or delayed. Except with respect to an Insured Casualty which shall be governed by the terms and conditions provided herein, Borrower shall, or shall cause any tenants obligated under their respective Leases to, promptly repair, replace or rebuild any part of the Mortgaged Property that becomes damaged, worn or dilapidated. Borrower shall complete and pay for any structure at any time in the process of construction or repair on the Land. Borrower shall not initiate, join in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of any Mortgaged Property or any part thereof without the written consent of Lender which consent shall not be unreasonably withheld or delayed. If under applicable zoning provisions the use of all or any portion of the Mortgaged Property is or shall become a nonconforming use, Borrower will not cause or permit such nonconforming use to be discontinued or abandoned if such discontinuance of abandonment would cause such nonconforming use to no longer be permitted without the express written consent of Lender which consent shall not be unreasonably withheld or delayed. Borrower shall not (i) change the use of any of the Land or Improvements in any material respect, (ii) permit or suffer to occur any waste on or to any Mortgaged Property or to any portion thereof or (iii) take any steps whatsoever to convert any Mortgaged Property, or any portion thereof, to a condominium or cooperative form of management.

(bb)         Qualified Interest Rate Cap Provider.

(i)            In connection with the exercise of an Extension Option, Borrower shall provide to Lender (1) the material terms of any interest rate cap agreement which Borrower proposes entering into pursuant to this Agreement with a counterparty other than an Affiliate of Lender and (2) until the close of business on the Business Day on which such material terms are received the opportunity to offer to Borrower an interest rate cap agreement on the same or better terms as the terms offered to Borrower by such other counterparty. In the event that Lender or any of its Affiliates shall offer to Borrower an interest rate cap agreement with the same or better terms as the terms offered to Borrower by such third party counterparty, Borrower shall enter into such interest rate cap agreement with Lender or its Affiliate, as the case may be.

(ii)           If the rating of a Qualified Interest Rate Cap Provider that has provided an interest rate cap which Borrower pledges to Lender pursuant to the Collateral Assignment of Hedge falls below the rating criteria specified in the definition of a Qualified Interest Rate Cap Provider, then within ten (10) Business Days following written request from Lender, Borrower shall deliver or cause the original rate cap provider to deliver to Lender (A) a replacement interest rate cap from or with a Qualified Interest Rate Cap Provider, with a notional amount equal to the outstanding Floating Rate Component of the Principal Indebtedness and a LIBOR strike rate less than or equal to 6.50% and pursuant to documentation acceptable to Lender in accordance with the Prudent Lender Standard and (B) a fully executed replacement Collateral Assignment of Hedge.

(cc)         Prohibited Persons. Borrower covenants and agrees to deliver (from time to time) to Lender any certification or other evidence as may be requested by Lender in its sole and absolute discretion, confirming that:  (i) neither Borrower, Member, General Partner, Guarantor nor their respective officers, directors, partners, members or majority-owned

Affiliates is a Prohibited Person; and (ii) neither Borrower, Member, General Partner, Guarantor nor their respective officers, directors, partners, members or majority-owned Affiliates has engaged in any business, transaction or dealings with a Person known to Borrower to be a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Person known to Borrower to be a Prohibited Person.

(dd)         Intentionally omitted.

(ee)         Required Repairs. By or before March 31, 2007, Borrower shall complete all required repairs indicated in the property condition reports for the Mortgaged Properties prepared and delivered in connection with the closing of the Loan, provided that the items listed identified in the property condition reports as “ADA Upgrades” shall be required to be completed if such ADA Upgrade is requested by any governmental authority and required by law.

ARTICLE VI.
NEGATIVE COVENANTS

Section 6.1.            Negative Covenants. Borrower covenants and agrees that, until payment in full of the Indebtedness, it will not do, directly or indirectly, any of the following unless Lender consents thereto in writing:

(a)           Liens on the Mortgaged Property. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, except as permitted by Section 5.1(b) above, any Lien with respect to any Mortgaged Property or any portion thereof, except:  (i) Liens in favor of Lender and (ii) the Permitted Encumbrances.

(b)           Ownership and Transfer. Except as expressly permitted by or pursuant to this Agreement or the other Loan Documents, own any property of any kind other than the Mortgaged Property, or Transfer any Mortgaged Property or any portion thereof.

(c)           Other Borrowings. Incur, create, assume, become or be liable in any manner with respect to Other Borrowings.

(d)           Dissolution; Merger or Consolidation. Dissolve, terminate, liquidate, merge with or consolidate into another Person.

(e)           Change In Business. Make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

(f)            Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to Borrower by any Person, except for adequate consideration or in the ordinary course of Borrower’s business.

(g)           Affiliate Transactions. Except for fees payable to Manager under the Management Agreement, (i) pay any management, consulting, director or similar fees to any

Affiliate of Borrower or to any director or manager (other than any customary fees of the Independent Director/Manager), officer or employee of Borrower, (ii) directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower or with any director, officer or employee of any Affiliate of Borrower, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower and upon fair and reasonable terms which are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of Borrower, or (iii) make any payment or permit any payment to be made to any Affiliate of Borrower when or as to any time when any Event of Default shall exist.

(h)           Creation of Easements. Except as expressly permitted by or pursuant to the Mortgages or this Agreement, create, or permit any Mortgaged Property or any part thereof to become subject to, any easement, license or restrictive covenant, other than a Permitted Encumbrance, provided, that the consent of Lender shall not be unreasonably withheld or delayed to the extent that any such easement, license or restrictive covenant is reasonably necessary for the continued use, enjoyment, access to or operation of the applicable Mortgaged Property.

(i)            Misapplication of Funds. Distribute any Rents or Moneys received from Accounts in violation of the provisions of Section 2.12, or fail to pledge any security deposit to Lender, or misappropriate any security deposit or portion thereof.

(j)            Certain Restrictions. Amend, modify or waive in any material way any of its rights under the Master Homesite Lease Agreement.

(k)           Assignment of Licenses and Permits. Assign or transfer any of its interest in any Permits pertaining to any Mortgaged Property, or assign, transfer or remove or permit any other Person to assign, transfer or remove any records pertaining to any Mortgaged Property.

(l)            Place of Organization. Change its jurisdiction of organization, creation or formation, as applicable, without giving Lender at least fifteen (15) days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith.

(m)          Leases. Enter into, amend or cancel Leases, except as permitted by this Agreement.

(n)           Management Agreement. Except in accordance with this Agreement, (i) terminate or cancel the Management Agreement, (ii) consent to either the reduction of the term of or the assignment of the Management Agreement, (iii) increase or consent to the increase of the amount of any charges under the Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(o)           Plans and Welfare Plans. Knowingly engage in or permit any transaction in connection with which Borrower or any ERISA Affiliate could be subject to either a material civil penalty or tax assessed pursuant to Section 502(i) or 502(1) of ERISA or Section 4975 of the Code, permit any Welfare Plan to provide benefits, including without limitation, medical benefits (whether or not insured), with respect to any current or former employee of Borrower beyond his or her retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or disability benefits that have been fully provided for by paid up insurance or otherwise or (iii) severance benefits (unless such coverage is provided after notification of and with the reasonable approval of Lender or pursuant to an employment or severance agreement entered into in the ordinary course of business consistent with past practice), permit the assets of Borrower to become “plan assets”, whether by operation of law or under regulations promulgated under ERISA or adopt, amend (except as may be required by applicable law) or materially increase the amount of any benefit or amount payable under, or permit any ERISA Affiliate to adopt, amend (except as may be required by applicable law) or materially increase the amount of any benefit or amount payable under, any Plan or Welfare Plan, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits expense to Borrower or any ERISA Affiliate.

(p)           Transfer of Ownership Interests. Permit any Transfer of a direct or indirect ownership interest or voting right in Borrower (other than a Permitted Transfer).

(q)           Equipment and Inventory. Except pursuant to the Management Agreement, permit any Equipment owned by Borrower to be removed at any time from any Mortgaged Property unless the removed item is consumed or sold in the usual and customary course of business, removed temporarily for maintenance and repair or, if removed permanently, replaced by an article of equivalent suitability and not materially less value, owned by Borrower free and clear of any Lien (other than Permitted Encumbrances).

(r)            Management Fees. Pay Borrower or any Affiliate of Borrower any management fees with respect to the Mortgaged Property except for management fees paid to Manager under the Management Agreement.

(s)           Prohibited Persons. With respect to Borrower, Member, General Partner, Guarantor and any of their respective officers, directors, partners, members or majority-owned Affiliates:  (i) conduct any business, or engage in any transaction or dealing, with any Person known to Borrower to be a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

(t)            Modification of Interest Rate Cap Agreement. Amend, modify, cancel or terminate any interest rate cap entered into by Borrower pursuant to this Agreement or permit same to be amended, modified, cancelled or terminated.

ARTICLE VII.
EVENT OF DEFAULT

Section 7.1.            Event of Default. The occurrence of one or more of the following events shall be an “Event of Default” hereunder:

(a)           if on any Payment Date Borrower fails to pay any accrued and unpaid interest on the Loan or scheduled deposits into the Reserve Accounts when due and payable in accordance with the provisions hereof, or any Release Price then due and payable in accordance with the provisions hereof;

(b)           if Borrower fails (1) to pay the outstanding Indebtedness on the Maturity Date or (2) to deposit into the Collection Account, the amount required pursuant to Sections 2.7(a)(i);

(c)           if Borrower fails to pay or deposit any other amount payable or required to be deposited pursuant to this Agreement or any other Loan Document when due and payable in accordance with the provisions hereof or thereof, as the case may be, and such failure continues for ten (10) days after Lender delivers written notice thereof to Borrower (other than the failure of the Lender to transfer available funds from the Collection Account to a Reserve Account pursuant to Section 2.12(b));

(d)           if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement or other Instrument, agreement or document furnished by Borrower, General Partner, Member or Guarantor in connection with this Agreement, the Note or any other Loan Document shall be false or materially misleading as of the date such representation or warranty was made (or if such representation or warranty relates to an earlier date, then as of such earlier date);

(e)           if Borrower or the General Partner or the Guarantor makes an assignment for the benefit of creditors;

(f)            if a receiver, liquidator or trustee shall be appointed for Borrower or the General Partner or the Guarantor or if Borrower or the General Partner or the Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or the General Partner or the Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or the General Partner or the Guarantor shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or the General Partner or the Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days, or if Borrower or the General Partner or the Guarantor shall generally not be paying its debts as they become due;

(g)           if Borrower attempts to delegate its obligations or assign its rights under this Agreement, any of the other Loan Documents or any interest herein or therein, or if any Transfer of any Mortgaged Property or any interest therein occurs, or any direct or indirect

Transfer of any direct or indirect ownership interest in Borrower occurs, other than in accordance with or as permitted under this Agreement;

(h)           if any breach or failure to perform any of the covenants in Article VI hereof shall occur, which breach or failure to perform, in the case of Section 6.1(q) only, shall remain uncured for a period of thirty (30) days after the occurrence of such breach or failure to perform or if any material breach or failure to perform any of the covenants in Article VIII hereof shall occur;

(i)            if an Event of Default as defined or described in the Note or any other Loan Document occurs, whether as to Borrower or the Mortgaged Property or any portion thereof;

(j)            if any of the assumptions made with respect to Borrower and its Affiliates in that certain substantive non-consolidation opinion letter dated on or about even date herewith delivered by Brownstein, Hyatt and Farber LLP in connection with the Loan is not true and correct in all respects;

(k)           if Borrower fails to maintain any insurance required to be maintained pursuant to Section 5.1(x) hereof; and

(l)            if Borrower shall fail to perform any of the terms, covenants or conditions of this Agreement, the Note, the Mortgages or the other Loan Documents, other than as specifically otherwise referred to above in this definition of “Event of Default,” for ten (10) days after notice to Borrower from Lender or its successors or assigns, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender or its successors or assigns, in the case of any other Default (unless a longer notice period is otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and such Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for an additional thirty (30) days;

then, upon the occurrence of any such Event of Default and at any time thereafter, Lender or its successors or assigns, may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents, or at law or in equity, take such action, without further notice or demand, as Lender or its successors or assigns, deems advisable to protect and enforce its rights against Borrower and in and to all or any portion of the Collateral and may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and/or the Collateral (including, without limitation, all rights or remedies available at law or in equity). In addition to and without limiting the foregoing, upon the occurrence of any Event of Default described in any of Sections 7.1(e), (f), or (g), the unpaid principal amount of and accrued interest and fees on the Loan and all other Indebtedness shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower. Upon and at any time after the occurrence of any other Event of

Default, at the option of Lender, which may be exercised without notice or demand to anyone, all or any portion of the Loan and other Indebtedness shall immediately become due and payable.

Section 7.2.            Remedies.

(a)           Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed by or with respect to Borrower, or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

(b)           In the event of the foreclosure or other action by Lender to enforce Lender’s remedies in connection with all or any portion of the Collateral, Lender shall apply all Net Proceeds received to repay the Indebtedness in accordance with Section 2.8, the Indebtedness shall be reduced to the extent of such Net Proceeds and the remaining portion of the Indebtedness shall remain outstanding and secured by the Loan Documents, it being understood and agreed by Borrower that Borrower is liable for the repayment of all the Indebtedness; provided, however, that the Note shall be deemed to have been accelerated only to the extent of the Net Proceeds actually received by Lender with respect to the Collateral and applied in reduction of the Indebtedness evidenced by the Note in accordance with the provisions of this Agreement, after payment by Borrower of all Transaction Costs and costs of enforcement.

(c)           Upon and during the continuation of an Event of Default, Lender shall have the right, but not the obligation, with respect to any and all bankruptcy proceedings that are now or hereafter commenced in connection with the Mortgaged Property, to (i) vote to accept or reject any plans of reorganization, (ii) vote in any election of a trustee, (iii) elect the treatment of secured claims as specified in Section 1111(b) of the Bankruptcy Code, and (iv) make any other decisions requested of holders of claims or interests that Borrower would have had the right to do in such bankruptcy proceedings in the absence of an Event of Default.

Section 7.3.            Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrower, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of any Mortgage on the Mortgaged Property, to the extent necessary to foreclose on other parts of the Collateral.

Section 7.4.            Intentionally omitted.

Section 7.5.            Curative Advances. If any Event of Default occurs and is not cured by Borrower after notice from Lender, then Lender may expend such sums as either shall reasonably deem appropriate to cure or attempt to cure such Event of Default. Borrower shall immediately repay all such sums so advanced, which sums shall immediately become part of the Indebtedness, bear interest at the Default Rate from the date advanced until the date repaid, and be secured by all Collateral.

ARTICLE VIII.
SINGLE-PURPOSE, BANKRUPTCY-REMOTE REPRESENTATIONS,
WARRANTIES AND COVENANTS

Section 8.1.            Applicable to Borrower. Borrower hereby acknowledges that, as a condition of Lender’s agreements and performance of its obligations hereunder, Lender is relying on the status of Borrower as a legal entity separate and apart from any Affiliate or other entity and has required that Borrower maintain such status, and Lender hereby acknowledges such reliance and requirement. Accordingly, Borrower hereby represents, warrants and covenants as of the Closing Date and until such time as the Loan is paid in full, that absent express advance written waiver from Lender, which may be withheld the Lender’s sole discretion, Borrower:

(a)           was and will be organized solely for purpose of owning and operating the Mortgaged Property;

(b)           has not owned, does not own and will not own any assets other than the Mortgaged Property (including incidental personal property necessary for the operation thereof and proceeds therefrom);

(c)           was not engaged, is not engaged and will not engage in any business, directly or indirectly, other than the ownership, management and operation of the Mortgaged Property;

(d)           has not entered into and will not enter into any contract or agreement with any partner, member, shareholder, trustee, beneficiary, principal, joint venturer or Affiliate of Borrower except in the ordinary course of its business pursuant to written agreements upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such Affiliate;

(e)           has not incurred and will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Loan, and (ii) trade payables incurred in the ordinary course of business with trade creditors in connection with owning, operating and maintaining the Mortgaged Property, in such amounts as are normal and reasonable under the circumstances, provided such debt is not evidenced by a promissory note or other security instrument and is not at any time in an aggregate amount in excess of two percent (2%) of the Principal Indebtedness, and further provided that all such trade debts are paid within sixty (60) days after the same are incurred (excluding therefrom any equipment financing paid within sixty (60) days after the same are incurred and trade payables being disputed or contested in good faith by the Borrower and in the same manner and with the same deposits as Lien Claims set forth in Section 5.1(b)(ii) of this Agreement;)

(f)            has not made and will not make any loan or advances to any Person (including any of its Affiliates), or pledge its assets for the benefit of any other Person, or seek or obtain credit or incur any obligation to any third party based upon the assets of any other Person, or induce any third party to rely on the creditworthiness of any other Person;

(g)           has remained and as of the Closing Date reasonably expects to remain, solvent, and has maintained, and as of the Closing Date reasonably expects to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(h)           has not acquired and will not acquire obligations or securities of any Person;

(i)            has not failed and will not fail to correct any known misunderstanding or misrepresentation regarding its separate identity;

(j)            has done or caused to be done and will do all things necessary to preserve its existence;

(k)           shall continuously maintain its existence and good standing and be qualified to do business in all states necessary to carry on its business, including the state in which the Mortgaged Property is located;

(l)            has conducted and operated and will conduct and operate its business solely in its own name, with all oral and written communications from Borrower, including, without limitation, correspondence, invoices, purchase orders, billing statements, applications and business forms, made solely in the name of Borrower;

(m)          has accurately maintained and will continue to accurately maintain books, records, bank accounts, accounting records, financial statements and other entity documents separate from those of its partners, members, shareholders, trustees, beneficiaries, principals, Affiliates, and any other Person, with such accounting records and financial statements having been prepared and kept in accordance with reasonable accounting practices applied on a consistent basis, and such financial statements of Borrower shall be prepared in a manner that indicates (through appropriate footnotes if necessary) the existence of Borrower and its assets and liabilities separate and apart from any other Person; moreover, Borrower shall indicate in its financial statements that the assets of Borrower are not available to satisfy the claims of creditors of any Affiliate of Borrower and that the assets of any Affiliate of Borrower are not available to satisfy the claims of creditors of Borrower and, except with appropriate designation as set forth above, Borrower shall not authorize its assets or liabilities to be listed on the financial statement of any other Person;

(n)           has been and will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other Person (including any of its partners, members, shareholders, trustees, beneficiaries, principals and Affiliates, and any Affiliates of any of the same), and not as a department or division of any Person;

(o)           has and will file such tax returns with respect to itself as may be required under applicable law and has prepared and will prepare separate tax returns and financial statements, or if part of a consolidated group, is shown as a separate member of such group;

(p)           has paid and shall pay its own liabilities, indebtedness, and obligations of any kind, as the same shall become due, from its own separate assets, rather than from those of other Persons, and Borrower shall not consent to any Person operating the Mortgaged Property to incur expenses as agent or on behalf of Borrower, unless such Person agrees, prior to incurring such expense, to clearly indicate that such expenses are the sole responsibility of, and any payment will come from, Borrower;

(q)           has not and will not enter into any transaction of merger or consolidation, or acquire by purchase or otherwise all or substantially all of the business or assets of, or any stock or beneficial ownership of, any Person;

(r)            has not commingled and will not commingle or permit to be commingled its funds or other assets with those of any other Person; and has held and will hold title to all of its real and personal property in its own name and not in the name of any other Person;

(s)           has maintained and will maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(t)            has not, does not and will not hold itself out to be responsible for the debts or obligations of any other Person and, except for the Loan Documents to which other Persons are party, shall not consent to any other Person holding itself out as being responsible for the debts or obligations of Borrower;

(u)           has not and will not assume, guarantee or otherwise become liable on or in connection with any obligation of any other Person and, except for the Loan Documents to which other Persons are party, shall not consent to any other Person guaranteeing, assuming or otherwise becoming liable for any obligation of Borrower;

(v)           except for funds deposited into the Local Collection Account, the Collection Account or the Reserve Accounts in accordance with the Loan Documents, has not and shall not hold title to its assets other than in its name;

(w)          complies and shall at all times hereafter comply with all of the assumptions, statements, certifications, representations, warranties and covenants regarding or made by it contained in or appended to the nonconsolidation opinion delivered pursuant hereto;

(x)            has paid and will pay its own liabilities and expenses, out of its own funds and shall not consent to any other Person paying Borrower’s obligations except to the extent that timely reimbursement is made for the same;

(y)           has held and will hold regular meetings, as appropriate to conduct its business and has observed at all times and will observe all limited liability company formalities and record keeping;

(z)            has allocated and will allocate to Borrower reasonably and on the basis of fair market value determined on an arms-length basis all general overhead and administrative expenses, including all costs associated with common employees and shared office space, any such allocation shall be specifically and reasonably documented and substantiated, any such allocation of expenses to Borrower shall be paid solely by Borrower from Borrower’s own funds, and Borrower shall at all times use separate stationary, letterhead, invoices and checks;

(aa)         has not and will not identify its members or partners, Independent Director/Manager (as defined below) or any other member or partner of any Affiliate of Borrower, or any other Person, as a division or part of it;

(bb)         has paid and will pay the salaries of its own employees and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(cc)         has maintained, currently maintains, and will continue to maintain, its own cash, cash positions and bank accounts separate from any other Person;

(dd)         shall not (i) liquidate or dissolve, in whole or in part; (ii) consolidate, merge or enter into any form of consolidation with or into any other Person, nor convey, transfer or lease its assets substantially as an entirety to any Person (other than in accordance with Section 2.7(a) hereof) nor permit any Person to consolidate, merge or enter into any form of consolidation with or into itself, nor convey, transfer or lease its assets substantially as an entirety to any Person; (iii) engage in any business other than the ownership and operation of the Mortgaged Property; or (iv) amend any provisions of its organizational documents containing provisions similar to those contained in this Article VIII;

(ee)         is either (x) a limited partnership duly formed and existing under the laws of the State of Texas with one general partner (that being the General Partner) whose limited partnership agreement and, in the case of the General Partner, whose limited liability company agreement contains each of the representations, warranties and covenants set forth in this Article VIII (other than in the case of the General Partner (gg) and (hh)) or (y) a limited liability company duly formed and existing under the laws of the State of Delaware with one (1) equity member (the “Single Member”) in addition to the Independent Manager, whose limited liability company agreement (the “Borrower Organizational Documents”) contains each of the representations, covenants and warranties set forth in this Article VIII and requires General Partner (in the case of a limited partnership) or Borrower (in the case of a limited liability company) to at all times cause there to be at least one (1) duly appointed independent director or independent manager, as applicable, who is a natural person and also a non-economic member of Borrower (in the case of a limited liability company) (each, an “Independent Director/Manager”) whose affirmative vote will be required in order for a voluntary filing for protection under the Bankruptcy Code or similar action by Borrower (and General Partner, if applicable) and who is not at the time of such individual’s initial appointment as Independent Director/Manager, shall not be during such individual’s tenure as Independent Director/Manager, and may not have been at any time during the preceding five years, (i) a shareholder, member or partner of, or an officer, manager, director, except in his or her capacity as Independent Director/Manager of Borrower (and General Partner, if applicable), paid consultant or employee of, customer of or supplier to or a member of the immediate family of Borrower (except in his or her capacity as Independent Director/Manager of Borrower (and General Partner, if applicable) or any of its shareholders, members, partners, subsidiaries or affiliates or (ii) any person or other entity controlling or under common control with any such shareholder, member, partner, officer, manager, director, employee, supplier or customer or any member of the immediate family of any of them; provided, however, that the foregoing limitations on the use of persons who are Affiliates of Borrower as Independent Director/Manager shall not apply to Borrower’s use of natural persons employed by CT Corporation or any reputable, national service similar to CT Corporation and reasonably approved by Lender to fill the position of Independent Director/ Manager required hereunder, notwithstanding that such persons may also act as independent directors of such Affiliates of Borrower, so long as such Independent Director/Manager does not derive more than 5% of his/her annual income from serving as director/manager of Affiliates of Borrower. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise;

(ff)           has complied and will comply with the separateness provisions of the Borrower Organizational Documents since such Borrower Organizational Documents were executed and delivered, and with the laws of the state of its formation relating to limited liability companies or limited partnerships;

(gg)         with respect to any entity comprising the Borrower that is a limited liability company, the Borrower Organizational Documents provide and shall at all times continue to provide that upon the occurrence of any event that causes the Single Member to cease to be a member of Borrower, the Independent Director/Manager shall, without action of any person and simultaneously with the Single Member ceasing to be a member of Borrower, automatically continue as a member of such Borrower and shall continue Borrower without dissolution;

(hh)         with respect to any entity comprising the Borrower that is a limited liability company, Borrower shall cause reputable Delaware counsel acceptable to Lender (the “Delaware Law Firm”) to deliver to Lender an opinion letter reasonably satisfactory to Lender, whereby the Delaware Law Firm opines (which opinion may be subject to standard assumptions, qualifications, limitations and exceptions acceptable to Lender), among other requirements of Lender, that:  (1) the unanimous consent of the Single Member and the Independent

Director/Manager is required in order for the applicable Borrower to file a voluntary bankruptcy petition; (2) the provision in Borrower Organizational Documents that requires unanimous consent as a condition to filing a voluntary bankruptcy petition is enforceable against the Single Member; (3) the bankruptcy, dissolution, liquidation or death of the Single Member will not cause the applicable Borrower to be dissolved; (4) no creditor of the Single Member shall have the right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the applicable Borrower’s property; and (5) Delaware law, not federal law, governs the determination of what persons or entities have the authority to file a voluntary bankruptcy petition on behalf of the applicable Borrower;

(ii)           the Borrower Organizational Documents provide and shall at all times continue to provide that Borrower shall not cause, permit, or empower the General Partner or the Single Member, as applicable, manager, or any other person to consolidate or merge Borrower and General Partner into any other entity, or, without the affirmative vote and express written authorization of all members or partners of Borrower and the Independent Director/Manager, to institute proceedings to have Borrower and General Partner adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against Borrower and General Partner or file a petition seeking or consent to, reorganization or relief with respect to Borrower and General Partner under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower and General Partner or a substantial part of Borrower’s and General Partner’s property, or make any assignment for the benefit of creditors of Borrower and General Partner, or admit in writing Borrower’s or General Partner’s inability to pay its debts generally as they become due, or take action in furtherance of any such action; and

(jj)           the Borrower Organizational Documents provide and shall at all times continue to provide (i) that Borrower shall at all times maintain an arms-length relationship with any Affiliates of Borrower, (ii) that Borrower shall at all times maintain independent management over its daily business affairs, free from any control exercised by any Affiliate of Borrower, and (iii) that to the extent that control of Borrower is exercised by any manager, and the same individual acts as manager or similar control person with respect to any Affiliate of Borrower, such individual will act in accordance with the separateness requirements of the Loan Documents and Borrower Organizational Documents, including, without limitation (A) an express requirement under the Borrower Organizational Documents that the manager of Borrower make all decisions regarding the business of Borrower independent of, and not dictated by, any Affiliate of the Borrower, and (B) the provisions of the Loan Documents and the Borrower Organizational Documents relating to transactions with Affiliates of Borrower and conflicts of interest.

ARTICLE IX.
MISCELLANEOUS

Section 9.1.            Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement, the making the Loan hereunder and the execution and delivery by Borrower to Lender of the Loan Documents, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder of the Note and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.

Section 9.2.            Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 9.3.            Governing Law.

(a)           This Agreement was negotiated in New York and made by Lender and accepted by Borrower in the State of New York, and the proceeds of the Note delivered pursuant hereto were disbursed from New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limitation, matters of construction, validity, performance, and maximum permissible rates of interest), this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and any applicable law of the United States of America, except that at all times the provisions for the creation, perfection and enforcement of the liens and security interests created pursuant to each Mortgage and Assignment of Rents and Leases shall be governed by the laws of each State where the related Mortgaged Property is located, except that the security interests in Account Collateral shall be governed by the laws of the State of New York or the State where the Account Collateral is held, at the option of Lender.

(b)           Borrower hereby consents to the jurisdiction of any federal court or state court in New York, New York or within the county and state in which any Mortgaged Property is located and irrevocably agrees that, subject to Lender’s election, any legal suit, action or proceeding against Lender or Borrower arising out of or relating to this Agreement or the other Loan Documents may be instituted and litigated in such courts. Borrower hereby (i) irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (ii) irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. Borrower does hereby designate and appoint Corporation Service Company, as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any federal or state court in New York, New York, and agrees that service of process upon said agent at said address (or at such other office in New York, New York as may be designated by Borrower from time to time in accordance with the terms hereof) with a copy to Borrower at its principal executive offices, and written notice of said service of Borrower mailed or delivered to Borrower in the manner provided herein shall be deemed in every respect effective service of process upon

Borrower, in any such suit, action or proceeding in the State of New York. Borrower (i) shall give prompt notice to Lender of any change in address of its authorized agent hereunder, (ii) may at any time and from time to time designate a substitute authorized agent with an office in New York, New York (which office shall be designated as the address for service of process), and (iii) shall promptly designate such a substitute if its authorized agent ceases to have an office in New York, New York or is dissolved without leaving a successor.

Section 9.4.            Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or any other Loan Document, or consent or waiver referred to in any Loan Document or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 9.5.            Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 9.6.            Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if delivered or sent by:  (a) hand delivery, (b) certified or registered United States mail, postage prepaid, (c) nationally recognized overnight delivery service, (d) by facsimile transmission, addressed if to Lender or to Borrower at its applicable address set forth on Schedule 5 hereto, or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 9.6, or (e) other than with respect to an amendment or modification, an electronic medium. A notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or three Business Days after mailing; in the case of overnight delivery and facsimile transmission, on the Business Day after the same was sent; or in the case of electronic medium, when confirmed by e-mail. A party receiving a notice which does not comply with the technical requirements for notice under this Section 9.6 may elect to waive any deficiencies and treat the notice as having been properly given. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

Section 9.7.            TRIAL BY JURY. BORROWER, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.

Section 9.8.            Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.9.            Assignment.

(a)           Borrower may not sell, assign or transfer any interest in the Loan Documents, or any portion of the foregoing (including, without limitation, Borrower’s rights, title, interests, remedies, powers and duties hereunder and thereunder) without Lender’s prior written consent. Lender shall have the right to assign or participate this Agreement and/or its interest in any of the other Loan Documents and the obligations hereunder to any Person. In the event of an assignment by Lender, (a) the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were an original “Lender” hereunder; (b) the assignee shall be deemed for all purposes to be a “Lender” hereunder; and (c) upon any such substitution of Lender, a replacement or addition “Lender signature page” shall be executed by the new Lender and attached to this Agreement and thereupon become a part of this Agreement. After the effectiveness of any assignment, the new Lender shall provide notice to Borrower of the identity, address and other pertinent information pertaining to the new Lender. Notwithstanding anything in this Agreement to the contrary, after an assignment by Lender, the “Lender” (prior to such assignment) shall continue to have the benefits of any rights or indemnifications and shall continue to have the obligations contained herein which Lender had during the period such party was a “Lender” hereunder. Borrower agrees that each participant shall be entitled to the benefits of Section 2.10 with respect to its participation in this Agreement or any other Loan Document from time to time as if such participant were a Lender; provided that, in the case of Section 2.10, such participant shall have complied with the requirements of said Section, and provided, further, that no participant shall be entitled to receive any greater amount pursuant to Section 2.10 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such participant had no such transfer occurred.

(b)           Lender may from time to time elect to enter into a servicing agreement with a servicer, pursuant to which the servicer shall be appointed to service and administer the Loan and the Account Collateral in accordance with the terms hereof and to exercise any and all other rights of Lender with respect to the Loan as set forth in such servicing agreement. Lender shall promptly notify Borrower if Lender shall elect to appoint or change the servicer, and all notices and other communications from Borrower to Lender shall be delivered to the servicer with a copy concurrently delivered to the Lender, and any notice, direction or other communication from the servicer to Borrower shall have the same force and effect as a notice, direction or communication from Lender. The servicer shall be entitled to be reimbursed for any cost, expense or liability which is incurred by the servicer pursuant to such servicing and administrative duties and which would otherwise be reimbursable to Lender under this

Agreement or any other Loan Document in the same manner and to the same extent as if Lender incurred such cost, expense or liability in the first place. The parties hereto acknowledge and agree that the servicer shall be a third party beneficiary to this Agreement and the other Loan Documents.

Section 9.10.          Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.11.          Preferences. Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to this Agreement, the Note or any other Loan Document. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder, provided that such application or reapplication is performed by Lender in accordance with the terms of this Agreement or any other applicable Loan Document. To the extent Borrower makes a payment or payments to Lender for Borrower’s benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 9.12.          Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or another Loan Document specifically and expressly provides for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 9.13.          Failure to Consent. If Borrower shall seek the approval by or consent of Lender hereunder or under the Note, or any of the other Loan Documents, and Lender shall fail or refuse to give such consent or approval, then Borrower shall not be entitled to any damages for any withholding or delay of such approval or consent by Lender, it being intended that Borrower’s sole remedy shall be to bring an action for an injunction or specific performance.

Section 9.14.          Schedules Incorporated. The information set forth on the cover, heading and recitals hereof, and the Schedules attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 9.15.          Offsets, Counterclaims and Defenses. Any assignee of any of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to this Agreement and the other Loan Documents which Borrower may otherwise have against any assignor or this Agreement and the other Loan Documents. No such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon this Agreement or upon any other Loan Document. Any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 9.16.          No Joint Venture or Partnership. Borrower and Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Collateral other than that of secured party, mortgagee or lender.

Section 9.17.          Waiver of Marshalling of Assets Defense. To the fullest extent Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and others with interests in Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Collateral for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender to the payment of the Indebtedness out of the Net Proceeds of the Collateral in preference to every other claimant whatsoever.

Section 9.18.          Waiver of Counterclaim. To the extent permitted by applicable law, Borrower hereby waives the right to assert a counterclaim, other than compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 9.19.          Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement shall prevail. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same.

Section 9.20.          Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 9.20 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

Section 9.21.          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 9.22.          Estoppel Certificates. Borrower and Lender hereby agree at any time and from time to time upon not less than fifteen (15) days prior written notice by Borrower or Lender to execute, acknowledge and deliver to the party specified in such notice, a statement, in writing, certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Default or Event of Default has occurred and is then continuing, and, if so, specifying each such Default or Event of Default; provided, however, that it shall be a condition precedent to Lender’s obligation to deliver the statement pursuant to this Section 8.22, that Lender shall have received, together with Borrower’s request for such statement, an Officer’s Certificate stating that, to the knowledge of Borrower, no Default or Event of Default exists as of the date of such certificate (or specifying such Default or Event of Default).

Section 9.23.          Payment of Expenses. Borrower shall pay all Transaction Costs (excluding any Tax Liabilities which are not payable by the Borrower pursuant to Section 2.10), which shall include, without limitation, (a) reasonable out-of-pocket costs and expenses of Lender in connection with (i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein; (ii) the creation, perfection or protection of Lender’s Liens in the Collateral (including, without limitation, fees and expenses for title and lien searches or amended or replacement Mortgages, UCC financing statements or Collateral Security Instruments, title insurance premiums and filing and recording fees, third party due diligence expenses for the Mortgaged Property plus travel expenses, accounting firm fees, costs of the Appraisals, Environmental Reports (and an environmental consultant), and the Property Condition Assessments and costs and fees incurred in connection with arranging, setting up, servicing and maintaining the Account Collateral); (iii) the administration of the Loan Documents and the Loan and response to any requests for Lender consent or approval of any matter; (iv) the negotiation, preparation, execution and delivery of any amendment, waiver, restructuring or consent relating to any of the Loan Documents, and (v) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein, including any communications or discussions relating to any action that Borrower shall from time to time request Lender to take, as well as any restructuring or rescheduling of the Indebtedness, (b) the reasonable fees, expenses and other charges of counsel to Lender or its servicer in connection with all of the foregoing, and (c) Lender’s reasonable out-of-pocket travel expenses in connection with site visits to the Mortgaged Property; provided, that so long as an Event of Default has not occurred and is not continuing, the Borrower shall not be obligated to pay for Lender’s travel expenses in connection with more than one site visit to each individual Mortgaged Property during any twelve consecutive month period and Lender shall use reasonable efforts to minimize the Transaction Costs paid by Borrower in connection with such site visits.

Section 9.24.          Non-Recourse. Anything contained herein, in the Note or in any other Loan Document to the contrary notwithstanding, but subject in all respect to provisos (A) through (E) below, no recourse shall be had for the payment of the principal or interest on the Loan or for any other Indebtedness, obligation or liability hereunder or under any other Loan Document or for any claim based hereon or thereon or otherwise in respect hereof or thereof against (i) any Affiliate of Borrower other than Borrower), (ii) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower or any Affiliate of Borrower (other than

Borrower) or (iii) any partner, member, principal, officer, controlling person, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of any Persons described in clauses (i) through (iii) above (other than Borrower), and it is understood that neither the Note nor any other Indebtedness, obligation or liability under or with respect to this Agreement and any other Loan Document may be enforced against any Person described in clauses (i) through (iii) above (other than Borrower); provided, however, that the foregoing provisions of this paragraph shall not:

(A)          prevent recourse to Borrower, the assets of Borrower, the Mortgaged Property or any other instrument or document which is pledged by Borrower to Lender pursuant to the Loan Documents, including all Collateral;
(B)           limit the liability of the parties under the Guaranty of Non-Recourse Obligations;
(C)           constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Note or secured by the Loan Documents, and the same shall continue until paid or discharged in full; or
(D)          prevent recourse to Borrower and Guarantor, jointly and severally, and their respective assets for repayment of the Indebtedness, and the Indebtedness shall be fully recourse not only to Borrower but also to Guarantor, in the event:
(1)           Borrower or any Affiliate contests or in any way interferes with, directly or indirectly (collectively, a “Contest”), any foreclosure action or sale commenced by Lender or with any other enforcement of Lender’s rights, powers or remedies under any of the Loan Documents or under any document evidencing, securing or otherwise relating to any of the Collateral (whether by making any motion, bringing any counterclaim, claiming any defense, seeking any injunction or other restraint, commencing any action seeking to consolidate any such foreclosure or other enforcement with any other action, or otherwise) (except this clause (1) shall not apply if Borrower or such Affiliate successfully asserts a Contest and obtains a favorable court order for the Borrower as to same);
(2)           any Mortgaged Property becomes an asset in a voluntary bankruptcy or insolvency proceeding or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed (x) by Borrower or (y) against Borrower with the consent or acquiescence of Borrower or the Guarantor or their respective Affiliates;
(3)           of any Transfer in violation of the terms of the Loan Documents;
(4)           Borrower or the General Partner or the Guarantor makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or
(E)           prevent recourse to Borrower and Guarantor, jointly and severally, and their respective assets, and Borrower and Guarantor shall be fully and personally liable, for any loss, costs, liability, damage or expense (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by Lender or any Indemnified Party related to or arising from any of the following acts committed by or on behalf of Borrower, Guarantor or any of their respective Affiliates:
(1)           any fraud, misappropriation or misapplication of funds (including Loss Proceeds or Rents) in contravention of the Loan Documents, or intentional misrepresentation contained in any Loan Documents or report furnished pursuant to any Loan Document;
(2)           additional financing obtained by Borrower (whether secured or unsecured) in violation of the terms of the Loan Documents;
(3)           actual material physical waste to the Mortgaged Property or material damage to the Mortgaged Property resulting from gross negligence or willful misconduct;
(4)           of any breach of Article VIII hereof;
(5)           of any breach of any representation, warranty or covenant in this Agreement or the Environmental Indemnity Agreement, concerning Environmental Laws and Hazardous Substances;
(6)           any security deposits received by Borrower or Manager from tenants not being properly applied, returned to tenants when due or delivered to Lender, a receiver or a purchaser of the Mortgaged Property in the event of a foreclosure sale upon such Person taking possession of the Mortgaged Property;
(7)           any Legal Requirement mandating the forfeiture by Borrower of the Collateral or any portion thereof because of the conduct or purported conduct of criminal activity by Borrower or any Affiliate in connection therewith;
(8)           all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in enforcing any obligation or liability or in collecting any amount due under this Section 9.24(D) or this Section 9.24(E), the Environmental Indemnity and the Guaranty of Non-Recourse Obligations, which, as to Borrower, is a recourse obligation of Borrower as described in this Section 9.24(D) or this Section 9.24(E), the Environmental Indemnity and the Guaranty of Non-Recourse Obligations, or, as to Guarantor, is a recourse obligation of Guarantor under the Guaranty of Non-Recourse Obligations or the Environmental Indemnity;

(9)           the failure to pay Impositions assessed against the Mortgaged Property to the extent there was sufficient funds available to pay and Lender allows Borrower to apply the same, or the failure to maintain insurance as required under the Loan Documents, or the failure to pay any deductible amount in respect of any insurance maintained in respect of the Mortgaged Property, or the failure to pay and discharge any mechanic’s or materialman’s Liens against the Mortgaged Property to the extent there was sufficient funds available to pay and discharge and Lender allows Borrower to apply the same; or
(10)         any Rents or Proceeds received or collected by Borrower, any Affiliate of Borrower or Manager and not deposited into the Local Collection Account or the Collection Account in accordance with Section 2.12.

(Remainder of the page blank; signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

ARC18TX LP,
a Delaware limited partnership

By:	ARC18TXGP LLC,
a Delaware limited liability company,
it’s sole general partner

	By:	/s/Scott L. Gesell
		Name:	Scott L. Gesell
		Title:	Manager

ARCML06 LLC,
a Delaware limited liability company

By:	/s/Scott L. Gesell
	Name:	Scott L. Gesell
	Title:	Manager

ARC18FLD LLC,
a Delaware limited liability company

By:	/s/Scott L. Gesell
	Name:	Scott L. Gesell
	Title:	Manager

(Signature Page to Loan Agreement/Signatures continue on the following page.)

ARC18FLSH LLC,
a Delaware limited liability company

By:	/s/Scott L. Gesell
	Name:	Scott L. Gesell
	Title:	Manager

ARCFLMC LLC,
a Delaware limited liability company

By:	/s/Scott L. Gesell
	Name:	Scott L. Gesell
	Title:	Manager

ARCFLSV LLC,
a Delaware limited liability company

By:	/s/Scott L. Gesell
	Name:	Scott L. Gesell
	Title:	Manager

(Signature Page to Loan Agreement/Signatures continue on the following page.)

LENDER:

MERRILL LYNCH MORTGAGE LENDING, INC., a Delaware corporation

By:	/s/ Robert J. Spinna, Jr.
	Name:	Robert J. Spinna, Jr.
	Title:	Vice President

 (Signature Page to Loan Agreement)

SCHEDULE 1

Environmental Work Reserved for in the Environmental Reserve Account

Property	Property				Release
Name	Address	City	State	Zip	$
Five Seasons Davenport	5112 N. Fairmount Street	Davenport	IA	52806	$100,000.00
Twin Pines	2011 W Wilden Ave	Goshen	IN	46528	$80,000.00
Oakwood Forest	4100 N. US 29 Hwy Lot 84	Greensboro	NC	27405	$110,000.00
Casual Estates	8191 Oswego Road	Liverpool	NY	13090	$150,000.00
Shady Hills	1508 Dickerson Pk, #L-1	Nashville	TN	37207	$80,000.00
Total					$520,000.00

S1-1

SCHEDULE 2

Allocation Loan Amounts

MORTGAGED PROPERTY	CITY	STATE	ALLOCATED LOAN AMOUNT ($)
Loveland	Loveland	CO	3,530,000
Meadowbrook	Pueblo	CO	4,420,000
Deerpointe	Jacksonville	FL	3,670,000
Magnolia Circle	Jacksonville	FL	2,150,000
Southwind Village	Naples	FL	8,190,000
Shadow Hills	Orlando	FL	16,500,000
Golden Valley	Douglasville	GA	1,710,000
Plantation Estates	Douglasville	GA	2,270,000
Landmark Village	Fairburn	GA	11,070,000
Hunter Ridge	Jonesboro	GA	16,090,000
Woodlands of Kennesaw	Kennesaw	GA	7,500,000
Lakeside - GA	Lithia Springs	GA	1,970,000
Castlewood Estates	Mableton	GA	6,530,000
Country Club Crossing	Altoona	IA	5,980,000
Cedar Terrace	Cedar Rapids	IA	3,250,000
Five Seasons Davenport	Davenport	IA	3,970,000
Lakeside - IA	Davenport	IA	1,950,000
Silver Creek	Davenport	IA	4,150,000
Enchanted Village	Alton	IL	5,900,000
Forest Creek	Elkhart	IN	3,800,000
Highland	Elkhart	IN	4,960,000
Oak Ridge	Elkhart	IN	5,150,000
Broadmore	Goshen	IN	6,690,000
Twin Pines	Goshen	IN	5,920,000
Shawnee Hills	Topeka	KS	850,000
Chisholm Creek	Wichita	KS	2,370,000
Sherwood Acres	Wichita	KS	780,000
Villa	Flint	MI	5,240,000
Autumn Forest	Brown Summit	NC	1,670,000

S2-1

MORTGAGED PROPERTY	CITY	STATE	ALLOCATED LOAN AMOUNT ($)
Oakwood Forest	Greensboro	NC	4,800,000
Woodlake	Greensboro	NC	2,400,000
Columbia Heights	Grand Forks	ND	7,380,000
President’s Park	Grand Forks	ND	3,000,000
Valley Verde	Las Cruces	NM	3,530,000
Casual Estates	Liverpool	NY	7,500,000
Birch Meadows	Saratoga Springs	NY	1,370,000
Park D’Antoine	Wilton	NY	340,000
Crestview	Stillwater	OK	1,870,000
Chambersburg I & II	Chambersburg	PA	1,170,000
The Pines	Ladson	SC	1,410,000
Carnes Crossing	Summerville	SC	10,130,000
Shady Hills	Nashville	TN	1,880,000
Seamist	Corpus Christi	TX	1,290,000
Seascape	Corpus Christi	TX	2,050,000
Amber Village	Dallas	TX	1,550,000
Mulberry Heights	Fort Worth	TX	660,000
Sunset Village	Gainesville	TX	650,000
Quail Run	Hutchins	TX	3,290,000
Meadow Glen	Keller	TX	2,440,000
Silver Leaf	Mansfield	TX	2,010,000
Lakewood - TX	Royse City	TX	2,380,000
Bluebonnet Estates	Temple	TX	1,370,000
Terrell Crossing	Terrell	TX	1,930,000
Eagle Creek	Tyler	TX	1,590,000
Shiloh Pines	Tyler	TX	2,730,000
Willow Creek Estates	Ogden	UT	2,090,000
Evergreen Village	Pleasant View	UT	5,000,000
Overpass Point MHC	Tooele	UT	2,640,000
Kopper View MHC	West Valley City	UT	1,320,000

S2-2

SCHEDULE 3

Homesites

CODE	COMMUNITY	CITY	STATE	HOMESITES
1152	Loveland	Loveland	CO	113
1151	Meadowbrook	Pueblo	CO	387
5515	Deerpointe	Jacksonville	FL	210
5525	Magnolia Circle	Jacksonville	FL	126
5740	Southwind Village	Naples	FL	362
5752	Shadow Hills	Orlando	FL	665
5722	Golden Valley	Douglasville	GA	126
5765	Plantation Estates	Douglasville	GA	130
5729	Landmark Village	Fairburn	GA	509
5749	Hunter Ridge	Jonesboro	GA	850
5754	Woodlands of Kennesaw	Kennesaw	GA	266
5764	Lakeside - GA	Lithia Springs	GA	102
5709	Castlewood Estates	Mableton	GA	300
5511	Country Club Crossing	Altoona	IA	226
5231	Cedar Terrace	Cedar Rapids	IA	234
5232	Five Seasons Davenport	Davenport	IA	259
5767	Lakeside - IA	Davenport	IA	123
5234	Silver Creek	Davenport	IA	270
5531	Enchanted Village	Alton	IL	520
5719	Forest Creek	Elkhart	IN	167
5228	Highland	Elkhart	IN	245
5731	Oak Ridge	Elkhart	IN	205
5705	Broadmore	Goshen	IN	360
5745	Twin Pines	Goshen	IN	232
5610	Shawnee Hills	Topeka	KS	109
5761	Chisholm Creek	Wichita	KS	254
1282	Sherwood Acres	Wichita	KS	110
5746	Villa	Flint	MI	319
5219	Autumn Forest	Brown Summit	NC	297
5732	Oakwood Forest	Greensboro	NC	468

S3-1

CODE	COMMUNITY	CITY	STATE	HOMESITES
5220	Woodlake	Greensboro	NC	306
5712	Columbia Heights	Grand Forks	ND	302
5736	President’s Park	Grand Forks	ND	156
5635	Valley Verde	Las Cruces	NM	220
5710	Casual Estates	Liverpool	NY	806
5628	Birch Meadows	Wilton	NY	62
5629	Park D’Antoine	Wilton	NY	17
5714	Crestview	Stillwater	OK	237
5802	Chambersburg I & II	Chambersburg	PA	98
5758	The Pines	Ladson	SC	157
5708	Carnes Crossing	Summerville	SC	602
5759	Shady Hills	Nashville	TN	191
5549	Seamist	Corpus Christi	TX	157
1252	Seascape	Corpus Christi	TX	254
5642	Amber Village	Dallas	TX	190
5541	Mulberry Heights	Fort Worth	TX	68
1404	Sunset Village	Gainesville	TX	108
5625	Quail Run	Hutchins	TX	216
5239	Meadow Glen	Keller	TX	409
5240	Silver Leaf	Mansfield	TX	145
1470	Lakewood - TX	Royse City	TX	226
5621	Bluebonnet Estates	Temple	TX	174
5641	Terrell Crossing	Terrell	TX	191
5716	Eagle Creek	Tyler	TX	181
1109	Shiloh Pines	Tyler	TX	299
5814	Willow Creek Estates	Ogden	UT	137
5768	Evergreen Village	Pleasant View	UT	237
5817	Overpass Point MHC	Tooele	UT	179
5815	Kopper View MHC	West Valley City	UT	61

S3-2

SCHEDULE 4

Exceptions to Representations and Warranties

Section 4.1 (j) — Financial Information. This representation relates only to financial data provided by Borrower and does not relate to any non-financial information provided by Borrower or its Affiliates. With respect to those Mortgage Properties acquired from Hometown America LLC or its affiliates (“Hometown”) in 2004, the Borrower and its Affiliates were not responsible for the preparation of the financial information for those properties prior to February 2004 and the Borrower does not know, represent or warrant whether Hometown prepared this information in accordance with GAAP.

Section 4.2 (b)— Utilities and Public Access.

The following Properties do not have the public utility hookups as indicated:

Community	State	Water	Sewer	Other
Lakeside	IA	Private	Private

Meadow Glen	TX	Package Plant- Private

Oak Ridge	IN	Private	Private

Oak Forrest	NC	Private

Plantation Estates	GA	Septic —Private

Shady Hills	FL	Private
(Well destroyed by hurricane — currently hooked on to municipal water system)

Meadowbrook	CO	Private
(Gas system is also private)

Shawnee Hills	KS	Private

Section 4.2 (q) — Leases. The Borrower will provide homesites and office space sufficient to allow ARC Dealership, Inc. to sell (or lease with the option to purchase) manufactured homes at the Mortgaged Properties. ARC Housing LLC and/or ARC Housing TX LP will also lease homesites at the Mortgaged Properties for purposes of providing homesites for rental homes pursuant to the Master Lease Agreements.

Section 5.1(z)(ii) — Leases and Rents. None.

S4-1

SCHEDULE 5

Addresses For Notices

If to Borrower:                                                                                                                   [insert applicable Borrower name]
c/o Affordable Residential Communities Inc.
7887 East Belleview Avenue
Suite 200
Englewood, CO  80111
Attn:  Karen Kinslinger
Phone:  (303) 383-7523
Facsimile:  (303) 749-3127
e-mail:  karen.kinslinger@aboutarc.com

With a copy to:                                                                                                             [insert applicable Borrower name]
c/o Affordable Residential Communities Inc.
7887 East Belleview Avenue
Suite 200
Englewood, CO  80111
Attn:  Scott L. Gesell
Phone:  (303) 383-7506
Facsimile:  (303) 749-2073
e-mail:  scottg@aboutarc.com

With a copy to:                                                                                                             Brownstein, Hyatt & Farber, P.C.
410 Seventeenth Street
Twenty-Second Floor
Denver, CO  80202
Attn:  Jeff Knetsch
Phone:  (303) 223-1160
Facsimile:  (720) 987-3160
e-mail:  jknetsch@BHF-Law.com

If to Lender:                                                                                                                               Merrill Lynch Mortgage Lending Inc.
4 World Financial Center
New York, New York  10088
Attn:  Robert Spinna
Phone:  (212) 449-4341
Facsimile:  (212) 449-7684
e-mail:  Robert_spinna@ml.com

S5-1

With a copy to:                                                                                                             Dechert LLP
One Market
Steuart Tower, Suite 2500
San Francisco, CA  94105
Attn:  David Linder, Esq.
Phone:  (415) 262-4500
Facsimile:  (415) 262-4555
e-mail:  david.linder@dechert.com

S5-2

SCHEDULE 6

Intentionally Omitted

S6-1

SCHEDULE 7

Organizational Chart

Affordable Residential Communities Inc
Affordable Residential Communities LP
ARC Real Estate LLC
1%
99%
ARC Real Estate Holdings LLC
ARCML06 LLC
99%
ARC 18TXGP LLC
1 %
ARC 18TX LP (All Texas Properties)
ARC 18FLD LLC
ARC 18FLSH LLC
ARC FLMC LLC
ARC FLSH LLC

S7-1

SCHEDULE 8

Form of Quarterly Statement

S8-1

Schedule 8

Form of Quarterly and YTD Operating Statement

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

	Period to Date				Quarter to Date				Year to Date
	Actual- PTD	Reforcast- PTD	Budget- PTD	PriorYear- PTD	Actual- QTD	Reforcast- QTD	Budget- QTD	PriorYear- QTD	Actual- YTD	Reforcast- YTD	Budget- YTD	PriorYear- YTD
FOREST CREEK
Rental income—lot & other	44,535	34,660	34,660	47,227	136,999	103,640	103,640	136,126	136,999	103,640	103,640	136,126
Mobile home rent	14,088	14,620	14,620	6,104	42,688	43,520	43,520	17,582	42,688	43,520	43,520	17,582
	58,623	49,280	49,280	53,331	179,687	147,160	147,160	153,708	179,687	147,160	147,160	153,708
Utility income	2,290	3,600	3,600	865	4,315	10,800	10,800	2,581	4,315	10,800	10,800	2,581
Other income	1,646	1,950	1,950	1,917	6,901	5,850	5,850	6,814	6,901	5,850	5,850	6,814
Total Revenue	62,559	54,830	54,830	56,113	190,903	163,810	163,810	163,103	190,903	163,810	163,810	163,103

Salaries and benefits	7,348	7,371	7,371	5,424	21,516	21,385	21,385	17,614	21,516	21,385	21,385	17,614
Advertising expense	16	301	301	200	514	903	903	200	514	903	903	200
Bad debt expense	427	300	300	238	907	900	900	1,153	907	900	900	1,153
Office supplies	180	256	256	301	687	767	767	788	687	767	767	788
Professional services	0	180	180	0	253	540	540	163	253	540	540	163
Telephone	545	390	390	459	1,087	1,170	1,170	1,143	1,087	1,170	1,170	1,143
Travel	0	60	60	0	0	180	180	0	0	180	180	0
Insurance	1,246	987	987	968	3,180	2,962	2,962	2,957	3,180	2,962	2,962	2,957
Rpairs & maintenance	762	1,130	1,130	559	3,025	3,390	3,390	5,443	3,025	3,390	3,390	5,443
Utilities expense	3,435	4,260	4,260	3,659	9,825	12,710	12,710	12,274	9,825	12,710	12,710	12,274
Other expense	(112)	1,008	1,008	16	605	1,488	1,488	681	605	1,488	1,488	681
Real estate taxes	0	5,250	5,250	4,195	0	15,750	15,750	12,585	0	15,750	15,750	12,585
Total Expenses	13,847	21,493	21,493	16,019	41,599	62,145	62,145	55,001	41,599	62,145	62,145	55,001

Income (loss) from operations	48,712	33,337	33,337	40,094	149,304	101,665	101,665	108,102	149,304	101,665	101,665	108,102

S8-2

Schedule 8

Form of Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	1	Turney	105	0	350	16	0	0	0	0	10	376	0
Forest Creek	2	Mascola	105	(5)	350	10	0	0	0	0	35	355	35
Forest Creek	3	Mascola	105	(36)	350	13	0	0	0	0	35	390	(28)
Forest Creek	4	Ball	100	0	350	9	0	0	0	0	5	364	0
Forest Creek	5	Alexander	155	0	350	12	0	0	0	0	20	382	0
Forest Creek	6	Swartzell	105	0	350	12	0	0	0	0	0	350	12
Forest Creek	7	Shafer	105	0	350	16	0	0	0	0	10	376	0
Forest Creek	8	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	9	Kingsbury	105	(0)	350	22	0	0	0	0	0	372	0
Forest Creek	010R	Miller	0	(0)	334	11	0	0	386	0	40	771	0
Forest Creek	011R	Miller	100	25	334	10	0	0	310	0	193	900	(29)
Forest Creek	012R	Llamas	100	0	334	14	0	0	301	0	187	836	0
Forest Creek	13	Harroff	344	0	350	12	0	0	0	0	0	362	0
Forest Creek	14	Darnell	105	0	350	22	0	0	0	0	0	372	0
Forest Creek	15	Cepeda	439	(2)	350	13	0	0	0	0	0	361	(0)
Forest Creek	16	Hall	434	0	350	15	0	0	0	0	45	375	35
Forest Creek	017R	Campos	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	18	Shaske	334	0	350	12	0	0	0	0	0	362	0
Forest Creek	19	Beechy	205	0	350	20	0	0	0	0	0	370	0
Forest Creek	20	Pineda	334	(0)	350	11	0	0	0	0	0	361	0
Forest Creek	021R	Espejel & Jessica Magallan	750	0	350	12	0	0	400	0	35	800	(3)
Forest Creek	022R	Love	850	(0)	350	12	0	0	400	0	0	762	0
Forest Creek	023R	Lynch	750	0	350	13	0	0	400	0	0	763	0
Forest Creek	24	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	25	Potts	205	0	350	7	0	0	0	0	(101)	256	0
Forest Creek	26	Leighton	110	(2)	350	9	0	0	0	0	0	358	(1)
Forest Creek	27	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	28	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	29	Cox	105	0	350	9	0	0	0	0	0	359	0
Forest Creek	30	MAURER	105	0	350	7	0	0	0	0	0	357	0
Forest Creek	31	Deininger	105	0	350	8	0	0	0	0	10	368	0
Forest Creek	32	Bates	100	7	350	7	0	0	0	0	10	375	0
Forest Creek	033R	Wyatt	600	0	344	12	0	0	360	0	103	818	0
Forest Creek	034R	Fields	900	5	337	14	0	0	413	0	0	775	(6)
Forest Creek	35	CALDERON	105	(2)	337	61	0	0	0	0	0	397	(0)
Forest Creek	36	Truex	416	0	337	26	0	0	0	0	0	363	0
Forest Creek	037R	McClure	750	0	337	30	0	0	313	0	0	690	(10)
Forest Creek	38	WILES	105	(0)	337	9	0	0	0	0	0	345	0
Forest Creek	39	MASTEN	105	0	337	7	0	0	0	0	0	344	0
Forest Creek	40	Collins	155	0	337	9	0	0	0	0	0	346	0
Forest Creek	41	HAHN	155	0	337	12	0	0	0	0	10	359	0
Forest Creek	42	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	43	Curits	337	0	337	8	0	0	0	0	0	345	0

S8-3

Schedule 8

Form of Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	044R	Ibarra	650	0	337	12	0	0	313	0	0	662	0
Forest Creek	045R	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	46	WATERMAN	105	0	337	26	0	0	0	0	10	373	0
Forest Creek	47	Woolverton	105	0	337	7	0	0	0	0	0	344	0
Forest Creek	48	WINTHER	105	0	337	16	0	0	0	0	55	406	2
Forest Creek	049R	Garner	750	(14)	337	29	0	0	313	0	0	677	(12)
Forest Creek	050R	Alkhafaji	650	0	337	11	0	0	313	0	0	661	0
Forest Creek	51	Dodge City	0	337	337	7	0	0	0	0	0	0	681
Forest Creek	052R	Stepp	650	(9)	337	13	0	0	250	0	0	675	(84)
Forest Creek	053R	Harwell & Scott Slusher	0	(0)	337	10	0	0	344	0	8	700	(1)
Forest Creek	054R	Scheretie	650	0	337	15	0	0	313	0	0	665	0
Forest Creek	55	Weldy	105	0	337	7	0	0	0	0	0	344	0
Forest Creek	056R	Banter	705	(0)	337	17	0	0	360	0	63	775	2
Forest Creek	57	VAWTER	155	0	337	14	0	0	0	0	(168)	183	0
Forest Creek	058R	Guider	650	0	337	16	0	0	313	0	0	666	0
Forest Creek	059R	Cuevas & Diana Olivencia	100	0	316	14	0	0	251	0	154	734	0
Forest Creek	060R	Rabe	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	61	Martin	150	0	337	10	0	0	0	341	(168)	520	0
Forest Creek	62	RIDENOUR	105	(2)	337	24	0	0	0	0	0	360	(0)
Forest Creek	63	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	64	YOUNG	155	43	337	28	0	0	0	0	(158)	207	43
Forest Creek	65	Salisbury	316	0	337	7	0	0	0	0	10	354	0
Forest Creek	66	Rogers	155	0	337	13	0	0	0	0	(103)	247	(0)
Forest Creek	67	HINES	105	0	337	9	0	0	0	0	0	346	0
Forest Creek	68	SOMMER	105	0	337	14	0	0	0	0	0	351	0
Forest Creek	69	EVERET	105	(1)	337	290	0	0	0	0	0	337	289
Forest Creek	70	WYRICK	110	0	337	8	0	0	0	0	0	345	0
Forest Creek	71	Looney	155	(15)	337	17	0	0	0	0	(168)	171	(0)
Forest Creek	072R	Evans & Anderson	650	0	(1,053)	0	0	0	313	0	660	0	(80)
Forest Creek	073R	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	074R	Sharp	650	1	337	18	0	0	313	0	10	670	9
Forest Creek	75	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	76	MELLINGER	105	0	337	7	0	0	0	0	0	344	0
Forest Creek	077R	Sharon	650	0	337	25	0	0	310	0	0	671	1
Forest Creek	078R	Calderon, Natividad Sanchez	600	0	319	34	0	0	414	0	33	801	0
Forest Creek	79	MCCASTER	105	0	337	12	0	0	0	0	0	349	0
Forest Creek	80	IVORY	105	360	337	14	0	0	0	322	35	663	404
Forest Creek	81	SINTON	105	4	337	7	0	0	0	0	0	349	0
Forest Creek	82	Hardison	110	0	337	29	0	0	0	0	10	376	0
Forest Creek	83	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	84	Worsham	105	0	337	12	0	0	0	0	65	414	0
Forest Creek	85	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	86	WARD	105	0	337	13	0	0	0	0	0	350	0

S8-4

Schedule 8

Form of Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	87	Rice	400	0	337	36	0	0	0	0	60	433	0
Forest Creek	88	Utt	319	0	337	14	0	0	0	0	0	351	0
Forest Creek	89	CLEVELAND	105	(0)	337	7	0	0	0	0	0	350	(6)
Forest Creek	90	Rodriquez	324	(1)	337	15	0	0	0	0	0	351	0
Forest Creek	091R	Kerby	1,000	786	350	12	0	0	400	0	998	2,000	546
Forest Creek	92	Rogers	105	0	337	9	0	0	0	0	0	346	0
Forest Creek	93	Valleau	155	(605)	337	14	0	0	0	0	(168)	0	(422)
Forest Creek	094R	Walters	750	0	337	7	0	0	413	0	0	757	0
Forest Creek	95	RUBLE	105	0	337	10	0	0	0	0	0	347	0
Forest Creek	096R	Null, Rebecca Ride	600	0	319	8	0	0	403	0	5	736	0
Forest Creek	097R	Moore	850	(0)	337	12	0	0	413	0	0	754	8
Forest Creek	98	MCCALLISTER	110	(3)	337	16	0	0	0	0	10	361	(1)
Forest Creek	99	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	100	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	101	Sanchez	319	0	337	14	0	0	0	0	0	351	0
Forest Creek	102	Ziegert	105	0	337	10	0	0	0	0	0	347	0
Forest Creek	103	POWERS	105	0	337	12	0	0	0	0	0	349	0
Forest Creek	104	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	105R	Gill	600	(2)	319	22	0	0	350	0	112	801	0
Forest Creek	106	HOOVER	105	(39)	337	23	0	0	0	0	65	410	(24)
Forest Creek	107R	GreenTree Finance Servicing Corp.	0	0	337	7	0	0	0	0	(337)	0	7
Forest Creek	108	HOLLAND	110	0	337	9	0	0	0	0	20	366	0
Forest Creek	109	BAUGHER	105	0	337	28	0	0	0	0	10	375	0
Forest Creek	110R	Gonzales	100	(0)	319	9	0	0	278	0	206	777	35
Forest Creek	111R	Jones	705	(5)	337	14	0	0	363	0	0	710	(1)
Forest Creek	112	Yeager	337	(13)	337	11	0	0	0	0	0	335	0
Forest Creek	113	Fraga & Jose Lopez	344	0	350	33	0	0	0	0	0	383	0
Forest Creek	114	COLPITTS	105	0	337	10	0	0	0	0	10	357	0
Forest Creek	115	BIRR	105	0	337	12	0	0	0	0	5	354	0
Forest Creek	116	WISE	105	0	337	8	0	0	0	0	0	345	0
Forest Creek	117	STOVER	105	0	337	17	0	0	0	0	0	354	0
Forest Creek	118	Kline	105	(0)	337	14	0	0	0	0	0	351	0
Forest Creek	119	RADLOFF	105	0	337	14	0	0	0	0	10	361	0
Forest Creek	120	Shaw	105	(0)	337	15	0	0	0	0	0	352	0
Forest Creek	121	Davila	155	0	337	15	0	0	0	0	0	352	0
Forest Creek	122	Powell	105	0	337	12	0	0	0	0	0	349	0
Forest Creek	123	Duran, Maria Carrillo	316	0	337	17	0	0	0	0	0	354	0
Forest Creek	124R	Holmes & Bartiscia Holmes	650	0	337	13	0	0	313	0	55	718	0
Forest Creek	125R	Papoi	650	0	337	9	0	0	313	0	0	659	0
Forest Creek	126	Yoder	105	0	337	12	0	0	0	0	0	349	0
Forest Creek	127	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	128	BONDS	105	0	350	12	0	0	0	0	10	372	0
Forest Creek	129	EMELANDER	105	(5)	337	17	0	0	0	0	0	350	(1)

S8-5

Schedule 8

Form of Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	130	BURGESS	155	0	337	28	0	0	0	0	(148)	217	0
Forest Creek	131	CAMERON	155	(0)	337	14	0	0	0	0	(158)	193	(0)
Forest Creek	132	Shaw	105	(4)	337	16	0	0	0	0	10	359	0
Forest Creek	133	WYNN	105	0	337	14	0	0	0	0	10	361	0
Forest Creek	134	MANN	155	0	337	15	0	0	0	0	10	362	0
Forest Creek	135R	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	136R	Kramer	750	0	337	8	0	0	413	0	0	758	0
Forest Creek	137R	Romero, Maria Morgan	100	0	319	20	0	0	217	0	131	686	0
Forest Creek	138	Parot	337	0	337	0	0	0	0	0	337	674	0
Forest Creek	139	BARRIGA	105	0	337	21	0	0	0	0	0	358	0
Forest Creek	140	Bridwell	319	426	337	8	0	0	0	0	35	1,107	(301)
Forest Creek	141R	Garcia	850	120	337	8	0	0	413	0	45	922	1
Forest Creek	142R	Pratcher	750	0	337	20	0	0	431	0	35	677	146
Forest Creek	143	Waymire	155	0	350	12	0	0	0	0	(171)	191	0
Forest Creek	144	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	145R	Moreno	600	(1)	319	12	0	0	382	0	48	760	(0)
Forest Creek	146	Middlestadt	319	(10)	337	10	0	0	0	0	0	337	0
Forest Creek	147	Sanchez	319	0	337	22	0	0	0	0	10	369	0
Forest Creek	148	Locke	219	0	337	18	0	0	0	0	0	355	0
Forest Creek	149	SNYDER	105	0	337	9	0	0	0	0	0	346	0
Forest Creek	150R	Baer	750	0	337	27	0	0	413	0	0	777	0
Forest Creek	151	Vazquez & Melissa Moreno	272	0	402	12	0	0	0	0	272	725	(40)
Forest Creek	152	Buford	344	0	350	7	0	0	0	0	0	357	0
Forest Creek	153	Richardson	374	(0)	337	18	0	0	0	0	0	355	0
Forest Creek	154	RESENDEZ	155	(14)	337	11	0	0	0	0	(168)	166	(0)
Forest Creek	155	Wallin	105	0	337	12	0	0	0	0	38	387	0
Forest Creek	156R	Smith	300	0	337	17	0	0	192	0	186	732	0
Forest Creek	157R	Gatlin	850	0	337	21	0	0	413	0	0	771	(0)
Forest Creek	158	Stevens	105	0	337	9	0	0	0	0	79	(398)	823
Forest Creek	159	Reyes, Manuel	324	0	337	25	0	0	0	0	0	362	0
Forest Creek	160	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	161	Evans	105	0	337	17	0	0	0	0	0	354	0
Forest Creek	162	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	163	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	164	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	165R	Hines	750	(23)	337	12	0	0	413	0	0	764	(26)
Forest Creek	166	Brough	319	0	337	10	0	0	0	0	10	357	0
Forest Creek	167	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S100	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S101	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S102	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S103	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S104	Forest Creek	0	0	0	0	0	0	0	0	0	0	0

S8-6

Schedule 8

Form of Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	S105	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S106	Martin	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S107	Parish	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S108	Crockett	0	0	0	0	0	0	0	0	40	40	0
Forest Creek	S109	Gonzales	0	120	0	0	0	0	0	0	40	0	160
Forest Creek	S110	Kashishian	0	0	0	0	0	0	0	0	40	40	0
Forest Creek	S111	Molina	0	60	0	0	0	0	0	0	60	0	120
Forest Creek	S112	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S113	Walters	0	0	0	0	0	0	0	0	55	56	(1)
Forest Creek	S114	Miller	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S115	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S116	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S117	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S118	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S119	Jackson	0	315	0	0	0	0	0	0	55	325	45
Forest Creek	S120	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S121	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S122	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S123	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S124	Yoder	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S125	Ivory	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S126	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S127	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S128	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S129	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S130	Avila	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S131	Mccreary	0	55	0	0	0	0	0	0	55	0	110
Forest Creek	S132	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S133	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S134	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S135	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S136	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S137	Wilkins	0	75	0	0	0	0	0	0	55	150	(20)
Forest Creek	S138	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S139	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S140	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S141	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S142	Moreno	0	75	0	0	0	0	0	0	55	75	55
Forest Creek	S143	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S144	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S145	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S146	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S147	VACANT	0	0	0	0	0	0	0	0	0	0	0

S8-7

Schedule 8

Form of Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	S148	Hartman	0	0	0	0	0	0	0	0	55	0	5
Forest Creek	S149	Terrance	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S150	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S151	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S152	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S153	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S154	Plank	0	(115)	0	0	0	0	0	0	135	155	(135)
Forest Creek	S155	Gable	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S156	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S157	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S158	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S159	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S160	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S161	Baskin II	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S162	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S163	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S164	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S165	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S166	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S167	Wagner	0	(165)	0	0	0	0	0	0	55	0	(110)
Forest Creek	S168	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S169	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S170	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S171	Lopez	0	0	0	0	0	0	0	0	40	40	0
Forest Creek	S172	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S173	Vida	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S174	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S175	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S176	Derrick	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S177	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S178	Stevens	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S179	Harrington	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S180	Faux	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S181	Gallay	0	0	0	0	0	0	0	0	80	81	(1)
Forest Creek	S182	Snider	0	200	0	0	0	0	0	0	80	0	280
Forest Creek	S183	Potts	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S200	Maciulski	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S201	Yoder	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S202	Miller	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S203	Rajpari	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S204	Piper	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S205	Maloney	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S206	Burns	0	0	0	0	0	0	0	0	70	70	0

S8-8

Schedule 8

Form of Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	S207	Miner	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S208	Holliday	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S209	LaClair	0	140	0	0	0	0	0	0	70	140	70
Forest Creek	S210	Mihalache	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S211	Heckaman	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S212	Gross	0	0	0	0	0	0	0	0	90	30	60
Forest Creek	S213	Safrit	0	90	0	0	0	0	0	0	90	90	90
Forest Creek	S214	Wise	0	0	0	0	0	0	0	0	90	0	90
Forest Creek	S215	Blake	0	0	0	0	0	0	0	0	70	0	70
Forest Creek	S216	RiverPoint	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S217	Colpitts	0	0	0	0	0	0	0	0	0	70	(70)
Forest Creek	S218	Reed	0	0	0	0	0	0	0	0	75	55	20
Forest Creek	S219	Rhodes	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S220	Wilson	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S221	Paul	0	60	0	0	0	0	0	0	75	135	0
Forest Creek	S222	Lartin	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S223	Stark	0	0	0	0	0	0	0	0	95	95	0
Forest Creek	S224	Current	0	(55)	0	0	0	0	0	0	55	0	0
Forest Creek	S225	Valleau	0	(105)	0	0	0	0	0	0	55	0	(50)
Forest Creek	S226	Taylor	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S227	Scott	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S228	Canen	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S229	Sarver/Tracie Spry	0	0	0	0	0	0	0	0	76	55	21
Forest Creek	S230	Hoff	0	(111)	0	0	0	0	0	0	55	55	(111)
Forest Creek	S231	Broussard	0	0	0	0	0	0	0	0	55	60	(5)
Forest Creek	S232	Kauffman	0	0	0	0	0	0	0	0	100	110	(10)
Forest Creek	S233	Grove	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S234	Miltroka	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S235	Sheppard	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S236	McGuire	0	0	0	0	0	0	0	0	41	41	0
Forest Creek	S237	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S238	Raney	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S239	Sheppard	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S240	Miltroka	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S241	Grove	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S242	Kauffman	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S243	Smith	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S244	Slabaugh	0	(64)	0	0	0	0	0	0	64	0	0
Forest Creek	S245	Plank	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S246	Luckenbill	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S247	Hickman	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S248	Donaldson	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S249	Hempel	0	35	0	0	0	0	0	0	100	0	135

S8-9

Schedule 8

Form of Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	S250	Hahn	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S251	Davis	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S252	Mayes	0	0	0	0	0	0	0	0	64	64	0
Forest Creek	S253	Ottman	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S254	Dunlap Dental	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S255	Marcin	0	0	0	0	0	0	0	0	115	80	35
Forest Creek	S256	Adkins	0	0	0	0	0	0	0	0	100	0	100
Forest Creek	S257	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S258	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S259	Ha	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S260	Hickman	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S261	HeartCity Health	0	58	0	0	0	0	0	0	58	58	58
Forest Creek	S262	Stevens	0	(30)	0	0	0	0	0	0	70	150	(110)
Forest Creek	S263	Ambrose	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S264	Hossier Catering	0	140	0	0	0	0	0	0	70	0	210
Forest Creek	S265	Cachiguango	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S265	Prahl	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S266	Lenezyeki	0	90	0	0	0	0	0	0	90	100	80
Forest Creek	S267	Roberson	0	340	0	0	0	0	0	0	100	440	0
Forest Creek	S268	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S269	Treadway	0	(20)	0	0	0	0	0	0	90	70	0
Forest Creek	S270	Turney	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S271	Hestor	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S272	Olaeson	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S273	Reinbach	0	0	0	0	0	0	0	0	170	0	170
Forest Creek	S274	Pope	0	90	0	0	0	0	0	0	90	0	180
Forest Creek	S300	Stewart	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S301	Carriage House	0	160	0	0	0	0	0	0	160	160	160
Forest Creek	S302	Sledge	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S303	Rickey	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S304	Raney	0	(45)	0	0	0	0	0	0	170	170	(45)
Forest Creek	S305	Sweazy	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S306	Brower	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S307	Gross	0	0	0	0	0	0	0	0	88	136	(48)
Forest Creek	S308	Hasse	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S309	Carriage House	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S310	McGuire	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S311	Kidd	0	(600)	0	0	0	0	0	0	100	0	(500)
Forest Creek	S312	Broadmore	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S313	Gresso	0	(10)	0	0	0	0	0	0	80	80	(10)
Forest Creek	S314	Stilley	0	0	0	15	0	0	0	0	45	60	0
Forest Creek	S315	Longbrake	0	(160)	0	0	0	0	0	0	80	0	(80)
Forest Creek	S316	Hooiser Catering	0	160	0	0	0	0	0	0	80	0	240

S8-10

Schedule 8

Form of Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	S317	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S318	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S319	DeGraffreed	0	0	0	15	0	0	0	0	64	79	0
Forest Creek	S320	Trigg	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S321	Gay	0	180	0	0	0	0	0	0	125	215	90
Forest Creek	S322	Cook	0	80	0	0	0	0	0	0	100	50	130
Forest Creek	S323	Ballowe	0	5	0	0	0	0	0	0	90	0	95
Forest Creek	S324	Brown	0	0	0	0	0	0	0	0	85	85	0
Forest Creek	S325	Gerri	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S326	Evans	0	(80)	0	0	0	0	0	0	80	80	(80)
Forest Creek	S327	Pianowski	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S328	Hamrick	0	0	0	0	0	0	0	0	100	80	20
Forest Creek	S329	Kline III	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S330	Anderson III	0	0	0	15	0	0	0	0	118	133	0
Forest Creek	S331	Rodino	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S332	Potts	0	(20)	0	0	0	0	0	0	100	0	80
Forest Creek	S333	Lewis	0	370	0	0	0	0	0	0	100	390	80
Forest Creek	S334	Aguirre	0	0	0	0	0	0	0	0	56	136	(80)
Forest Creek	S334	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S335	Gunden	0	180	0	0	0	0	0	0	80	280	(20)
Forest Creek	S336	Hector Gonzalez	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S337	Magner	0	(90)	0	0	0	0	0	0	40	0	(50)
Forest Creek	S338	Bradt	0	40	0	0	0	0	0	0	40	160	(80)
Forest Creek	S339	Becraft	0	0	0	0	0	0	0	0	40	0	40
Forest Creek	S340	Saunders	0	(15)	0	0	0	0	0	0	40	40	(15)
Forest Creek	S341	Stover	0	0	0	0	0	0	0	0	40	40	0
Forest Creek	S342	Jarman	0	0	0	15	0	0	0	0	46	61	0
Forest Creek	S343	Worsham	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S344	Elbert	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S345	Holmes	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S346	Kimbrough	0	0	0	0	0	0	0	0	75	0	75
Forest Creek	S347	Valenzuela	0	0	0	0	0	0	0	0	87	12	75
Forest Creek	S348	Bourdon	0	55	0	0	0	0	0	0	55	110	0
Forest Creek	S349	Knapp	0	0	0	0	0	0	0	0	75	55	20
Forest Creek	S350	Brubaker	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S351	Slevens	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S352	Winqurst	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S353	Carris	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S354	Fleming	0	0	0	0	0	0	0	0	37	92	(55)
Forest Creek	S355	Smith	0	10	0	0	0	0	0	0	55	55	10
Forest Creek	S356	Fletcher	0	20	0	0	0	0	0	0	55	55	20
Forest Creek	S357	Devora	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S358	VACANT	0	0	0	0	0	0	0	0	0	0	0

S8-11

Schedule 8

Form of Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	S359	Bryson	0	0	0	15	0	0	0	0	35	50	0
Forest Creek	S360	Wilson	0	181	0	0	0	0	0	0	55	55	181
Forest Creek	S361	Mauck	0	0	0	0	0	0	0	0	55	0	55
Forest Creek	S362	Hirst	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S363	Clement	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S364	Haynes	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S365	Rogers	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S366	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S367	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S368	Haynes	0	0	0	0	0	0	0	0	110	110	0
Forest Creek	S369	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S370	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S371	Harris	0	0	0	0	0	0	0	0	75	75	0
Forest Creek	S372	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S373	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S374	Booth JR	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S375	Raney	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S376	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S377	Barker	0	0	0	0	0	0	0	0	64	68	(4)
Forest Creek	S378	Emerick	0	80	0	0	0	0	0	0	40	80	40
Forest Creek	S379	Dinger	0	0	0	0	0	0	0	0	40	40	0
Forest Creek	S380	Cunningham	0	0	0	15	0	0	0	0	63	76	2
Forest Creek	S381	Zamudio	0	0	0	0	0	0	0	0	40	40	0
Forest Creek	S382	Bare	0	(440)	0	0	0	0	0	0	40	0	(400)
Forest Creek	S400	Brodhead	0	(195)	0	0	0	0	0	0	40	40	(195)
Forest Creek	S401	Larkin	0	0	0	0	0	0	0	0	40	40	0
Forest Creek	S402	Strong	0	135	0	0	0	0	0	0	40	0	175
Forest Creek	S403	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S404	Ferrebee	0	0	0	0	0	0	0	0	40	40	0
Forest Creek	S405	Gunts	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S406	Lewis	0	474	0	0	0	0	0	0	100	474	100
Forest Creek	S407	Alley oops	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S408	Alley Oops Diner	0	0	0	0	0	0	0	0	200	200	0
Forest Creek	S409	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S410	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S411	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S412	Hollingsworth, Sr.	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S413	Davidhizar	0	0	0	0	0	0	0	0	100	0	100
Forest Creek	S414	Felder	0	0	0	0	0	0	0	0	130	130	0
Forest Creek	S415	felder	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S416	Null	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S417	Payton	0	(80)	0	0	0	0	0	0	100	0	20
Forest Creek	S418	Yeater	0	0	0	0	0	0	0	0	100	100	0

S8-12

Schedule 8

Form of Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	S419	Davidhizer	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S420	Brown	0	(220)	0	0	0	0	0	0	100	0	(120)
Forest Creek	S421	Moody	0	(238)	0	0	0	0	0	0	94	0	(144)
Forest Creek	S422	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S423	Reinbach	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S424	Evans	0	(500)	0	0	0	0	0	0	100	0	(400)
Forest Creek	S425	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S426	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S427	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S428	Davis	0	20	0	0	0	0	0	0	100	0	120
Forest Creek	S429	Nelson	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S430	Taylor	0	0	0	0	0	0	0	0	120	0	120
Forest Creek	S431	Gunts	0	0	0	0	0	0	0	0	140	140	0
Forest Creek	S432	Calhoun	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S433	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S434	Hostetler	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S435	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S436	Diebold Incorporated	0	0	0	0	0	0	0	0	0	1,200	(1,200)
Forest Creek	S437	Frick	0	0	0	15	0	0	0	0	67	82	0
Forest Creek	S438	Ulrich	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S439	Wallin	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S440	Haines	0	35	0	0	0	0	0	0	75	55	55
Forest Creek	S441	Haines	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S442	Mohammedain	0	0	0	15	0	0	0	0	16	56	(25)
Forest Creek	S443	Fordyce	0	0	0	15	0	0	0	0	49	65	(1)
Forest Creek	S444	Alston	0	40	0	0	0	0	0	0	60	0	100

S8-13

Schedule 8

Form of Capital Improvements

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

			2005
Community	CapEx Type	CapEx Detail	Q1	Q2	Q3	Q4	YTD Total
5511 * COUNTRY CLUB CROSSING	RE-COMMON AREAS	01 * Postal Gang Boxes	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-COMMON AREAS	02 * Mail Shelter	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-COMMON AREAS	03 * School Bus Stop	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-COMMON AREAS	04 * Storm Shelter	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-COMMON AREAS	05 * Common Area Lighting	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-COMMON AREAS	06 * Street Lighting	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-FENCING	04 * Chain Link	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-FENCING	05 * Chain Link Vinyl Coated	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-FENCING	07 * PVC Rail	3,000	0	0	0	3,000
5511 * COUNTRY CLUB CROSSING	RE-FENCING	09 * Repair Fence (not capitalizable)	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-GENERAL	01 * Engineering Fees	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-GENERAL	02 * Permits/Review Fees	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-GENERAL	03 * Surveying	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-GENERAL	04 * Mobilization	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-GENERAL	05 * Tap/Impact Fees	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-INITIAL PARK COST	01 * Trash Removal	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-LANDSCAPING	01.1 * Entry	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-LANDSCAPING	01.2 * Office Common Areas	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-LANDSCAPING	01.3 * Pool/Playground	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-LANDSCAPING	02 * Irrigation/Lighting	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-LANDSCAPING	02.1 * Entry	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-LANDSCAPING	02.2 * Office/Common Areas	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-LANDSCAPING	02.3 * Pool/Playground	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-LANDSCAPING	03.1 * Entry	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-LANDSCAPING	03.2 * Office/Common	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-LANDSCAPING	03.3 * Pool/Playground	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-LANDSCAPING	04 * Stone Retaining Walls	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-LANDSCAPING	05 * Concrete Retaining Walls	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-LANDSCAPING	07 * Tree Trimming (capitalizable)	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-LANDSCAPING	09 * Tree Removal (capitalizable)	0	1,275	0	0	1,275
5511 * COUNTRY CLUB CROSSING	RE-LANDSCAPING	10 * New Trees	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-LOT INVENTORY	01.1 * Fill / Grade	3,000	0	1,279	0	4,279
5511 * COUNTRY CLUB CROSSING	RE-LOT INVENTORY	01.2 * Sod / Seed	2,000	0	336	0	2,336
5511 * COUNTRY CLUB CROSSING	RE-LOT INVENTORY	01.3 * Trees / Shrubs	500	0	1,328	0	1,828
5511 * COUNTRY CLUB CROSSING	RE-LOT INVENTORY	02 * Water Meters	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-LOT INVENTORY	03 * Water Laterals	0	3,048	3,215	0	6,263
5511 * COUNTRY CLUB CROSSING	RE-LOT INVENTORY	04 * Sewer Laterals	0	1,203	0	0	1,203
5511 * COUNTRY CLUB CROSSING	RE-LOT INVENTORY	05 * Elec Pedestals/Poles/Breakers	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-LOT INVENTORY	07 * Concrete Sidewalk / Patio	5,000	4,391	1,776	0	11,167
5511 * COUNTRY CLUB CROSSING	RE-LOT INVENTORY	08 * Concrete Parking Pad	10,000	0	0	0	10,000
5511 * COUNTRY CLUB CROSSING	RE-LOT INVENTORY	11 * Concrete Patios	0	0	0	13,200	13,200
5511 * COUNTRY CLUB CROSSING	RE-LOT INVENTORY	12 * New Lots	0	0	0	0	0

S8-14

Schedule 8

Form of Capital Improvements

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

			2005
Community	CapEx Type	CapEx Detail	Q1	Q2	Q3	Q4	YTD Total
5511 * COUNTRY CLUB CROSSING	RE-MAINT/RV STORAGE	01 * New Building	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-MAINT/RV STORAGE	02 * Renovate Existing	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-OFFICE/CLUBHOUSE	01.2 * Flooring	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-OFFICE/CLUBHOUSE	01.3 * HVAC/Insulation	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-OFFICE/CLUBHOUSE	03 * Porches & Ramps	0	675	3,933	0	4,608
5511 * COUNTRY CLUB CROSSING	RE-OFFICE/CLUBHOUSE	06 * Porch/Patio Covers & Awnings	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-OFFICE/CLUBHOUSE	07 * Office Equipment	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-PAVING	02 * Concrete Roads	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-PAVING	03 * Curb & Gutter	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-PAVING	04 * Sidewalks & Patios	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-PAVING	05 * Concrete Drainage	0	0	998	0	998
5511 * COUNTRY CLUB CROSSING	RE-PAVING	07 * Street Sidewalks	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-PAVING	08 * Common Area Parking	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-PLAYGROUND	01 * Playground Equipment	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-PLAYGROUND	04 * Picnic Area	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-SIGNS	01 * Entry	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-SIGNS	02 * Pool	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-SIGNS	03 * Street	0	396	0	0	396
5511 * COUNTRY CLUB CROSSING	RE-SIGNS	04 * Office	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-SITEWORK	02 * Excavation/Earthwork	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-SITEWORK	04 * Grading	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-UTIL INFRA	01 * Electric Mains	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-UTIL INFRA	02 * Water Mains	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-UTIL INFRA	04 * Sewer Mains	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-UTIL INFRA	09 * Gas Mains	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-UTIL INFRA	10 * TV Service	0	0	0	0	0
5511 * COUNTRY CLUB CROSSING	RE-UTIL INFRA	11 * Telephone Service	0	0	0	0	0
			23,500	10,988	12,865	13,200	60,553

S8-15

SCHEDULE 9

Form of Monthly Statement

S9-1

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Schedule 9 — Form of Monthly Statement

ARCML06 LLC

For the period ending             , 20

FORM OF MONTHLY OFFICER’S CERTIFICATE

The undersigned, the Vice President and Chief Financial Officer of ARCML06 LLC, a Delaware limited liability company (“Borrower”) and a party to that certain Loan Agreement dated July 11, 2006, by and among Borrower, Merrill Lynch Mortgage Lending, Inc., as Lender and,                                       , as servicer, hereby certifies that: a) the monthly individual operating statements, rent rolls, schedule of Master Lease Deposits and occupancy reports covering each of the properties for the period to date, are true and correct and b) the monthly individual operating statements have been prepared in accordance with GAAP applied on a consistent basis. No Event of Default has occurred and is continuing under the Loan Agreement. All Capitalized terms as used herein have the meanings ascribed to them in the Loan Agreement unless expressly defined herein.

Prepaid Rents received more than 30 days prior to their being due totaled $[90,000.00]. This is below the $[100,000.00] threshold and therefore no reserve is required.

Master Lease Deposits for the period totaled $[580,000]. This amount is greater than the $[568,837] currently held in the Master Lease Deposit Account, thus the reserve should be increased by $[11,163].

The operating statements provided may include historical information for periods prior to the date the communities were acquired by the Borrower. This information is included for comparison and trend information only.

IN WITNESS WHEREOF, I have affixed my signature as of the          day of        20    .

Lawrence Kreider
Vice President, Chief Financial Officer

S9-2

Schedule 9

Form of Monthly Operating Statement

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers

	May-05	Jun-05	Jul-05	Aug-05	Sep-05	Oct-05	Nov-05	Dec-05	Jan-06	Feb-06	Mar-06	Apr-06	Trailing 12M	This Year-A	This Year-B	Last Year-A
FOREST CREEK
Rental income—lot & other	47,723	42,370	44,775	47,045	45,148	44,380	44,318	43,969	45,091	47,373	44,535	49,120	545,846	186,119	138,300	545,846
Mobile home rent	7,658	8,921	8,358	8,677	9,315	10,653	11,487	13,403	14,120	14,481	14,088	13,367	134,527	56,055	58,480	134,527
	55,380	51,291	53,133	55,722	54,463	55,032	55,805	57,372	59,211	61,853	58,623	62,487	680,374	242,174	196,780	680,374
Utility income	780	1,049	1,404	1,673	1,467	1,090	1,009	871	880	1,144	2,290	2,566	16,224	6,881	14,400	16,224
Other income	2,320	1,993	1,396	1,456	2,048	2,114	2,421	2,428	2,290	2,965	1,646	12,389	35,464	19,289	7,800	35,464
Total Revenue	58,480	54,333	55,933	58,852	57,977	58,236	59,235	60,671	62,381	65,963	62,558	77,442	732,061	268,344	218,980	732,061

Salaries and benefits	7,092	5,153	10,439	7,885	7,340	7,491	19,689	1,646	7,219	6,949	7,348	4,672	92,923	26,188	28,575	92,923
Advertising expense	139	32	123	250	455	16	155	723	498	0	16	121	2,527	635	1,204	2,527
Bad debt expense	(567)	(141)	(1,222)	(302)	(655)	68	(176)	434	1,190	(710)	427	(836)	(2,491)	71	1,200	(2,491)
Office supplies	492	222	158	37	546	317	719	795	158	349	180	267	4,240	954	1,022	4,240
Professional services	0	0	0	768	443	639	0	0	0	253	0	282	2,383	535	720	2,383
Telephone	190	319	472	791	268	501	764	332	275	268	545	502	5,225	1,590	1,560	5,225
Travel	0	0	639	0	583	0	0	0	0	0	0	0	1,222	0	240	1,222
Insurance	968	968	968	968	968	968	968	968	967	967	1,246	976	11,904	4,156	3,949	11,904
Tenant hook up expense	0	41	0	0	80	0	0	0	0	0	0	0	121	0	0	121
Repairs & maintenance	1,725	1,353	1,437	2,235	3,756	4,867	1,376	1,735	1,548	715	762	568	22,077	3,593	6,230	22,077
Utilities expense	2,207	2,481	2,379	7,197	3,886	2,857	3,425	5,242	3,149	3,241	3,435	4,173	43,673	13,998	16,970	43,673
Other expense	34	724	(13)	(17)	782	(28)	522	936	502	215	(112)	(700)	2,843	(95)	1,740	2,843
Real estate taxes	4,195	4,195	4,195	4,195	4,195	4,195	4,195	15,321	4,195	4,195	4,195	4,195	61,466	16,780	21,000	61,466
Total Expenses	16,475	15,347	19,575	24,006	22,647	21,890	31,638	28,131	19,701	16,442	18,042	14,219	248,114	68,403	84,410	248,114

Income (loss) from operations	42,005	38,986	36,358	34,846	35,330	36,345	27,597	32,539	42,680	49,521	44,516	63,223	483,947	199,941	134,570	483,947

S9-3

Schedule 9

Form of Occupancy Report

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

5719 FOREST CREEK APR-30-2006 -Month	Sites	Begin Occ	MI Physical	MI Rental	MILTO	MICoo	Total In	MO Physical	MO Rental	MOLTO	MOCoo	MO Repo	MOHP	Total Out	End Occ	Budget	Total Rent	Rent Occup	Total Repos	Lto Sum	MSold Houses
	167	146	0	1	1	1	3	0	2	0	2	0	0	4	145	150	44	43	1	13	0

5719 FOREST CREEK APR-30-2006-Year	Sites	Begin Occ	MI Physical	MI Rental	MILTO	MICoo	Total In	MO Physical	MO Rental	MOLTO	MOCoo	MO Repo	MOHP	Total Out	End Occ	Cost	YSold Houses
	167	147	1	3	2	4	10	2	5	0	5	0	0	12	145	0	1

S9-4

Schedule 9

Form of Monthly Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	1	Turney	105	0	350	16	0	0	0	0	10	376	0
Forest Creek	2	Mascola	105	(5)	350	10	0	0	0	0	35	355	35
Forest Creek	3	Mascola	105	(36)	350	13	0	0	0	0	35	390	(28)
Forest Creek	4	Ball	100	0	350	9	0	0	0	0	5	364	0
Forest Creek	5	Alexander	155	0	350	12	0	0	0	0	20	382	0
Forest Creek	6	Swartzell	105	0	350	12	0	0	0	0	0	350	12
Forest Creek	7	Shafer	105	0	350	16	0	0	0	0	10	376	0
Forest Creek	8	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	9	Kingsbury	105	(0)	350	22	0	0	0	0	0	372	0
Forest Creek	010R	Miller	0	(0)	334	11	0	0	386	0	40	771	0
Forest Creek	011R	Miller	100	25	334	10	0	0	310	0	193	900	(29)
Forest Creek	012R	Llamas	100	0	334	14	0	0	301	0	187	836	0
Forest Creek	13	Harroff	344	0	350	12	0	0	0	0	0	362	0
Forest Creek	14	Darnell	105	0	350	22	0	0	0	0	0	372	0
Forest Creek	15	Cepeda	439	(2)	350	13	0	0	0	0	0	361	(0)
Forest Creek	16	Hall	434	0	350	15	0	0	0	0	45	375	35
Forest Creek	017R	Campos	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	18	Shaske	334	0	350	12	0	0	0	0	0	362	0
Forest Creek	19	Beechy	205	0	350	20	0	0	0	0	0	370	0
Forest Creek	20	Pineda	334	(0)	350	11	0	0	0	0	0	361	0
Forest Creek	021R	Espejel & Jessica Magallan	750	0	350	12	0	0	400	0	35	800	(3)
Forest Creek	022R	Love	850	(0)	350	12	0	0	400	0	0	762	0
Forest Creek	023R	Lynch	750	0	350	13	0	0	400	0	0	763	0
Forest Creek	24	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	25	Potts	205	0	350	7	0	0	0	0	(101)	256	0
Forest Creek	26	Leighton	110	(2)	350	9	0	0	0	0	0	358	(1)
Forest Creek	27	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	28	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	29	Cox	105	0	350	9	0	0	0	0	0	359	0
Forest Creek	30	MAURER	105	0	350	7	0	0	0	0	0	357	0
Forest Creek	31	Deininger	105	0	350	8	0	0	0	0	10	368	0
Forest Creek	32	Bates	100	7	350	7	0	0	0	0	10	375	0
Forest Creek	033R	Wyatt	600	0	344	12	0	0	360	0	103	818	0
Forest Creek	034R	Fields	900	5	337	14	0	0	413	0	0	775	(6)
Forest Creek	35	CALDERON	105	(2)	337	61	0	0	0	0	0	397	(0)
Forest Creek	36	Truex	416	0	337	26	0	0	0	0	0	363	0
Forest Creek	037R	McClure	750	0	337	30	0	0	313	0	0	690	(10)
Forest Creek	38	WILES	105	(0)	337	9	0	0	0	0	0	345	0
Forest Creek	39	MASTEN	105	0	337	7	0	0	0	0	0	344	0
Forest Creek	40	Collins	155	0	337	9	0	0	0	0	0	346	0
Forest Creek	41	HAHN	155	0	337	12	0	0	0	0	10	359	0
Forest Creek	42	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	43	Curits	337	0	337	8	0	0	0	0	0	345	0

S9-5

Schedule 9

Form of Monthly Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	044R	Ibarra	650	0	337	12	0	0	313	0	0	662	0
Forest Creek	045R	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	46	WATERMAN	105	0	337	26	0	0	0	0	10	373	0
Forest Creek	47	Woolverton	105	0	337	7	0	0	0	0	0	344	0
Forest Creek	48	WINTHER	105	0	337	16	0	0	0	0	55	406	2
Forest Creek	049R	Garner	750	(14)	337	29	0	0	313	0	0	677	(12)
Forest Creek	050R	Alkhafaji	650	0	337	11	0	0	313	0	0	661	0
Forest Creek	51	Dodge City	0	337	337	7	0	0	0	0	0	0	681
Forest Creek	052R	Stepp	650	(9)	337	13	0	0	250	0	0	675	(84)
Forest Creek	053R	Harwell & Scott Slusher	0	(0)	337	10	0	0	344	0	8	700	(1)
Forest Creek	054R	Scheretie	650	0	337	15	0	0	313	0	0	665	0
Forest Creek	55	Weldy	105	0	337	7	0	0	0	0	0	344	0
Forest Creek	056R	Banter	705	(0)	337	17	0	0	360	0	63	775	2
Forest Creek	57	VAWTER	155	0	337	14	0	0	0	0	(168)	183	0
Forest Creek	058R	Guider	650	0	337	16	0	0	313	0	0	666	0
Forest Creek	059R	Cuevas & Diana Olivencia	100	0	316	14	0	0	251	0	154	734	0
Forest Creek	060R	Rabe	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	61	Martin	150	0	337	10	0	0	0	341	(168)	520	0
Forest Creek	62	RIDENOUR	105	(2)	337	24	0	0	0	0	0	360	(0)
Forest Creek	63	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	64	YOUNG	155	43	337	28	0	0	0	0	(158)	207	43
Forest Creek	65	Salisbury	316	0	337	7	0	0	0	0	10	354	0
Forest Creek	66	Rogers	155	0	337	13	0	0	0	0	(103)	247	(0)
Forest Creek	67	HINES	105	0	337	9	0	0	0	0	0	346	0
Forest Creek	68	SOMMER	105	0	337	14	0	0	0	0	0	351	0
Forest Creek	69	EVERET	105	(1)	337	290	0	0	0	0	0	337	289
Forest Creek	70	WYRICK	110	0	337	8	0	0	0	0	0	345	0
Forest Creek	71	Looney	155	(15)	337	17	0	0	0	0	(168)	171	(0)
Forest Creek	072R	Evans & Anderson	650	0	(1,053)	0	0	0	313	0	660	0	(80)
Forest Creek	073R	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	074R	Sharp	650	1	337	18	0	0	313	0	10	670	9
Forest Creek	75	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	76	MELLINGER	105	0	337	7	0	0	0	0	0	344	0
Forest Creek	077R	Sharon	650	0	337	25	0	0	310	0	0	671	1
Forest Creek	078R	Calderon, Natividad Sanchez	600	0	319	34	0	0	414	0	33	801	0
Forest Creek	79	MCCASTER	105	0	337	12	0	0	0	0	0	349	0
Forest Creek	80	IVORY	105	360	337	14	0	0	0	322	35	663	404
Forest Creek	81	SINTON	105	4	337	7	0	0	0	0	0	349	0
Forest Creek	82	Hardison	110	0	337	29	0	0	0	0	10	376	0
Forest Creek	83	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	84	Worsham	105	0	337	12	0	0	0	0	65	414	0
Forest Creek	85	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	86	WARD	105	0	337	13	0	0	0	0	0	350	0

S9-6

Schedule 9

Form of Monthly Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	87	Rice	400	0	337	36	0	0	0	0	60	433	0
Forest Creek	88	Utt	319	0	337	14	0	0	0	0	0	351	0
Forest Creek	89	CLEVELAND	105	(0)	337	7	0	0	0	0	0	350	(6)
Forest Creek	90	Rodriquez	324	(1)	337	15	0	0	0	0	0	351	0
Forest Creek	091R	Kerby	1,000	786	350	12	0	0	400	0	998	2,000	546
Forest Creek	92	Rogers	105	0	337	9	0	0	0	0	0	346	0
Forest Creek	93	Valleau	155	(605)	337	14	0	0	0	0	(168)	0	(422)
Forest Creek	094R	Walters	750	0	337	7	0	0	413	0	0	757	0
Forest Creek	95	RUBLE	105	0	337	10	0	0	0	0	0	347	0
Forest Creek	096R	Null, Rebecca Ride	600	0	319	8	0	0	403	0	5	736	0
Forest Creek	097R	Moore	850	(0)	337	12	0	0	413	0	0	754	8
Forest Creek	98	MCCALLISTER	110	(3)	337	16	0	0	0	0	10	361	(1)
Forest Creek	99	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	100	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	101	Sanchez	319	0	337	14	0	0	0	0	0	351	0
Forest Creek	102	Ziegert	105	0	337	10	0	0	0	0	0	347	0
Forest Creek	103	POWERS	105	0	337	12	0	0	0	0	0	349	0
Forest Creek	104	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	105R	Gill	600	(2)	319	22	0	0	350	0	112	801	0
Forest Creek	106	HOOVER	105	(39)	337	23	0	0	0	0	65	410	(24)
Forest Creek	107R	GreenTree Finance Servicing Corp.	0	0	337	7	0	0	0	0	(337)	0	7
Forest Creek	108	HOLLAND	110	0	337	9	0	0	0	0	20	366	0
Forest Creek	109	BAUGHER	105	0	337	28	0	0	0	0	10	375	0
Forest Creek	110R	Gonzales	100	(0)	319	9	0	0	278	0	206	777	35
Forest Creek	111R	Jones	705	(5)	337	14	0	0	363	0	0	710	(1)
Forest Creek	112	Yeager	337	(13)	337	11	0	0	0	0	0	335	0
Forest Creek	113	Fraga & Jose Lopez	344	0	350	33	0	0	0	0	0	383	0
Forest Creek	114	COLPITTS	105	0	337	10	0	0	0	0	10	357	0
Forest Creek	115	BIRR	105	0	337	12	0	0	0	0	5	354	0
Forest Creek	116	WISE	105	0	337	8	0	0	0	0	0	345	0
Forest Creek	117	STOVER	105	0	337	17	0	0	0	0	0	354	0
Forest Creek	118	Kline	105	(0)	337	14	0	0	0	0	0	351	0
Forest Creek	119	RADLOFF	105	0	337	14	0	0	0	0	10	361	0
Forest Creek	120	Shaw	105	(0)	337	15	0	0	0	0	0	352	0
Forest Creek	121	Davila	155	0	337	15	0	0	0	0	0	352	0
Forest Creek	122	Powell	105	0	337	12	0	0	0	0	0	349	0
Forest Creek	123	Duran, Maria Carrillo	316	0	337	17	0	0	0	0	0	354	0
Forest Creek	124R	Holmes & Bartiscia Holmes	650	0	337	13	0	0	313	0	55	718	0
Forest Creek	125R	Papoi	650	0	337	9	0	0	313	0	0	659	0
Forest Creek	126	Yoder	105	0	337	12	0	0	0	0	0	349	0
Forest Creek	127	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	128	BONDS	105	0	350	12	0	0	0	0	10	372	0
Forest Creek	129	EMELANDER	105	(5)	337	17	0	0	0	0	0	350	(1)

S9-7

Schedule 9

Form of Monthly Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	130	BURGESS	155	0	337	28	0	0	0	0	(148)	217	0
Forest Creek	131	CAMERON	155	(0)	337	14	0	0	0	0	(158)	193	(0)
Forest Creek	132	Shaw	105	(4)	337	16	0	0	0	0	10	359	0
Forest Creek	133	WYNN	105	0	337	14	0	0	0	0	10	361	0
Forest Creek	134	MANN	155	0	337	15	0	0	0	0	10	362	0
Forest Creek	135R	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	136R	Kramer	750	0	337	8	0	0	413	0	0	758	0
Forest Creek	137R	Romero, Maria Morgan	100	0	319	20	0	0	217	0	131	686	0
Forest Creek	138	Parot	337	0	337	0	0	0	0	0	337	674	0
Forest Creek	139	BARRIGA	105	0	337	21	0	0	0	0	0	358	0
Forest Creek	140	Bridwell	319	426	337	8	0	0	0	0	35	1,107	(301)
Forest Creek	141R	Garcia	850	120	337	8	0	0	413	0	45	922	1
Forest Creek	142R	Pratcher	750	0	337	20	0	0	431	0	35	677	146
Forest Creek	143	Waymire	155	0	350	12	0	0	0	0	(171)	191	0
Forest Creek	144	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	145R	Moreno	600	(1)	319	12	0	0	382	0	48	760	(0)
Forest Creek	146	Middlestadt	319	(10)	337	10	0	0	0	0	0	337	0
Forest Creek	147	Sanchez	319	0	337	22	0	0	0	0	10	369	0
Forest Creek	148	Locke	219	0	337	18	0	0	0	0	0	355	0
Forest Creek	149	SNYDER	105	0	337	9	0	0	0	0	0	346	0
Forest Creek	150R	Baer	750	0	337	27	0	0	413	0	0	777	0
Forest Creek	151	Vazquez & Melissa Moreno	272	0	402	12	0	0	0	0	272	725	(40)
Forest Creek	152	Buford	344	0	350	7	0	0	0	0	0	357	0
Forest Creek	153	Richardson	374	(0)	337	18	0	0	0	0	0	355	0
Forest Creek	154	RESENDEZ	155	(14)	337	11	0	0	0	0	(168)	166	(0)
Forest Creek	155	Wallin	105	0	337	12	0	0	0	0	38	387	0
Forest Creek	156R	Smith	300	0	337	17	0	0	192	0	186	732	0
Forest Creek	157R	Gatlin	850	0	337	21	0	0	413	0	0	771	(0)
Forest Creek	158	Stevens	105	0	337	9	0	0	0	0	79	(398)	823
Forest Creek	159	Reyes, Manuel	324	0	337	25	0	0	0	0	0	362	0
Forest Creek	160	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	161	Evans	105	0	337	17	0	0	0	0	0	354	0
Forest Creek	162	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	163	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	164	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	165R	Hines	750	(23)	337	12	0	0	413	0	0	764	(26)
Forest Creek	166	Brough	319	0	337	10	0	0	0	0	10	357	0
Forest Creek	167	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S100	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S101	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S102	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S103	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S104	Forest Creek	0	0	0	0	0	0	0	0	0	0	0

S9-8

Schedule 9

Form of Monthly Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	S105	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S106	Martin	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S107	Parish	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S108	Crockett	0	0	0	0	0	0	0	0	40	40	0
Forest Creek	S109	Gonzales	0	120	0	0	0	0	0	0	40	0	160
Forest Creek	S110	Kashishian	0	0	0	0	0	0	0	0	40	40	0
Forest Creek	S111	Molina	0	60	0	0	0	0	0	0	60	0	120
Forest Creek	S112	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S113	Walters	0	0	0	0	0	0	0	0	55	56	(1)
Forest Creek	S114	Miller	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S115	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S116	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S117	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S118	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S119	Jackson	0	315	0	0	0	0	0	0	55	325	45
Forest Creek	S120	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S121	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S122	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S123	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S124	Yoder	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S125	Ivory	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S126	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S127	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S128	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S129	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S130	Avila	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S131	Mccreary	0	55	0	0	0	0	0	0	55	0	110
Forest Creek	S132	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S133	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S134	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S135	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S136	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S137	Wilkins	0	75	0	0	0	0	0	0	55	150	(20)
Forest Creek	S138	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S139	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S140	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S141	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S142	Moreno	0	75	0	0	0	0	0	0	55	75	55
Forest Creek	S143	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S144	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S145	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S146	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S147	VACANT	0	0	0	0	0	0	0	0	0	0	0

S9-9

Schedule 9

Form of Monthly Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	S148	Hartman	0	0	0	0	0	0	0	0	55	0	55
Forest Creek	S149	Terrance	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S150	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S151	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S152	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S153	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S154	Plank	0	(115)	0	0	0	0	0	0	135	155	(135)
Forest Creek	S155	Gable	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S156	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S157	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S158	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S159	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S160	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S161	Baskin II	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S162	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S163	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S164	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S165	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S166	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S167	Wagner	0	(165)	0	0	0	0	0	0	55	0	(110)
Forest Creek	S168	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S169	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S170	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S171	Lopez	0	0	0	0	0	0	0	0	40	40	0
Forest Creek	S172	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S173	Vida	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S174	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S175	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S176	Derrick	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S177	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S178	Stevens	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S179	Harrington	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S180	Faux	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S181	Gallay	0	0	0	0	0	0	0	0	80	81	(1)
Forest Creek	S182	Snider	0	200	0	0	0	0	0	0	80	0	280
Forest Creek	S183	Potts	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S200	Maciulski	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S201	Yoder	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S202	Miller	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S203	Rajpari	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S204	Piper	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S205	Maloney	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S206	Burns	0	0	0	0	0	0	0	0	70	70	0

S9-10

Schedule 9

Form of Monthly Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	S207	Miner	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S208	Holliday	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S209	LaClair	0	140	0	0	0	0	0	0	70	140	70
Forest Creek	S210	Mihalache	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S211	Heckaman	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S212	Gross	0	0	0	0	0	0	0	0	90	30	60
Forest Creek	S213	Safrit	0	90	0	0	0	0	0	0	90	90	90
Forest Creek	S214	Wise	0	0	0	0	0	0	0	0	90	0	90
Forest Creek	S215	Blake	0	0	0	0	0	0	0	0	70	0	70
Forest Creek	S216	RiverPoint	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S217	Colpitts	0	0	0	0	0	0	0	0	0	70	(70)
Forest Creek	S218	Reed	0	0	0	0	0	0	0	0	75	55	20
Forest Creek	S219	Rhodes	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S220	Wilson	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S221	Paul	0	60	0	0	0	0	0	0	75	135	0
Forest Creek	S222	Lartin	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S223	Stark	0	0	0	0	0	0	0	0	95	95	0
Forest Creek	S224	Current	0	(55)	0	0	0	0	0	0	55	0	0
Forest Creek	S225	Valleau	0	(105)	0	0	0	0	0	0	55	0	(50)
Forest Creek	S226	Taylor	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S227	Scott	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S228	Canen	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S229	Sarver/Tracie Spry	0	0	0	0	0	0	0	0	76	55	21
Forest Creek	S230	Hoff	0	(111)	0	0	0	0	0	0	55	55	(111)
Forest Creek	S231	Broussard	0	0	0	0	0	0	0	0	55	60	(5)
Forest Creek	S232	Kauffman	0	0	0	0	0	0	0	0	100	110	(10)
Forest Creek	S233	Grove	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S234	Miltroka	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S235	Sheppard	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S236	McGuire	0	0	0	0	0	0	0	0	41	41	0
Forest Creek	S237	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S238	Raney	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S239	Sheppard	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S240	Miltroka	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S241	Grove	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S242	Kauffman	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S243	Smith	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S244	Slabaugh	0	(64)	0	0	0	0	0	0	64	0	0
Forest Creek	S245	Plank	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S246	Luckenbill	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S247	Hickman	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S248	Donaldson	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S249	Hempel	0	35	0	0	0	0	0	0	100	0	135

S9-11

Schedule 9

Form of Monthly Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	S250	Hahn	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S251	Davis	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S252	Mayes	0	0	0	0	0	0	0	0	64	64	0
Forest Creek	S253	Ottman	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S254	Dunlap Dental	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S255	Marcin	0	0	0	0	0	0	0	0	115	80	35
Forest Creek	S256	Adkins	0	0	0	0	0	0	0	0	100	0	100
Forest Creek	S257	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S258	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S259	Ha	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S260	Hickman	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S261	HeartCity Health	0	58	0	0	0	0	0	0	58	58	58
Forest Creek	S262	Stevens	0	(30)	0	0	0	0	0	0	70	150	(110)
Forest Creek	S263	Ambrose	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S264	Hossier Catering	0	140	0	0	0	0	0	0	70	0	210
Forest Creek	S265	Cachiguango	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S265	Prahl	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S266	Lenezyeki	0	90	0	0	0	0	0	0	90	100	80
Forest Creek	S267	Roberson	0	340	0	0	0	0	0	0	100	440	0
Forest Creek	S268	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S269	Treadway	0	(20)	0	0	0	0	0	0	90	70	0
Forest Creek	S270	Turney	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S271	Hestor	0	0	0	0	0	0	0	0	70	70	0
Forest Creek	S272	Olaeson	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S273	Reinbach	0	0	0	0	0	0	0	0	170	0	170
Forest Creek	S274	Pope	0	90	0	0	0	0	0	0	90	0	180
Forest Creek	S300	Stewart	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S301	Carriage House	0	160	0	0	0	0	0	0	160	160	160
Forest Creek	S302	Sledge	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S303	Rickey	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S304	Raney	0	(45)	0	0	0	0	0	0	170	170	(45)
Forest Creek	S305	Sweazy	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S306	Brower	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S307	Gross	0	0	0	0	0	0	0	0	88	136	(48)
Forest Creek	S308	Hasse	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S309	Carriage House	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S310	McGuire	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S311	Kidd	0	(600)	0	0	0	0	0	0	100	0	(500)
Forest Creek	S312	Broadmore	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S313	Gresso	0	(10)	0	0	0	0	0	0	80	80	(10)
Forest Creek	S314	Stilley	0	0	0	15	0	0	0	0	45	60	0
Forest Creek	S315	Longbrake	0	(160)	0	0	0	0	0	0	80	0	(80)
Forest Creek	S316	Hooiser Catering	0	160	0	0	0	0	0	0	80	0	240

S9-12

Schedule 9

Form of Monthly Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	S317	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S318	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S319	DeGraffreed	0	0	0	15	0	0	0	0	64	79	0
Forest Creek	S320	Trigg	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S321	Gay	0	180	0	0	0	0	0	0	125	215	90
Forest Creek	S322	Cook	0	80	0	0	0	0	0	0	100	50	130
Forest Creek	S323	Ballowe	0	5	0	0	0	0	0	0	90	0	95
Forest Creek	S324	Brown	0	0	0	0	0	0	0	0	85	85	0
Forest Creek	S325	Gerri	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S326	Evans	0	(80)	0	0	0	0	0	0	80	80	(80)
Forest Creek	S327	Pianowski	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S328	Hamrick	0	0	0	0	0	0	0	0	100	80	20
Forest Creek	S329	Kline III	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S330	Anderson III	0	0	0	15	0	0	0	0	118	133	0
Forest Creek	S331	Rodino	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S332	Potts	0	(20)	0	0	0	0	0	0	100	0	80
Forest Creek	S333	Lewis	0	370	0	0	0	0	0	0	100	390	80
Forest Creek	S334	Aguirre	0	0	0	0	0	0	0	0	56	136	(80)
Forest Creek	S334	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S335	Gunden	0	180	0	0	0	0	0	0	80	280	(20)
Forest Creek	S336	Hector Gonzalez	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S337	Magner	0	(90)	0	0	0	0	0	0	40	0	(50)
Forest Creek	S338	Bradt	0	40	0	0	0	0	0	0	40	160	(80)
Forest Creek	S339	Becraft	0	0	0	0	0	0	0	0	40	0	40
Forest Creek	S340	Saunders	0	(15)	0	0	0	0	0	0	40	40	(15)
Forest Creek	S341	Stover	0	0	0	0	0	0	0	0	40	40	0
Forest Creek	S342	Jarman	0	0	0	15	0	0	0	0	46	61	0
Forest Creek	S343	Worsham	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S344	Elbert	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S345	Holmes	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S346	Kimbrough	0	0	0	0	0	0	0	0	75	0	75
Forest Creek	S347	Valenzuela	0	0	0	0	0	0	0	0	87	12	75
Forest Creek	S348	Bourdon	0	55	0	0	0	0	0	0	55	110	0
Forest Creek	S349	Knapp	0	0	0	0	0	0	0	0	75	55	20
Forest Creek	S350	Brubaker	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S351	Slevens	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S352	Winqurst	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S353	Carris	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S354	Fleming	0	0	0	0	0	0	0	0	37	92	(55)
Forest Creek	S355	Smith	0	10	0	0	0	0	0	0	55	55	10
Forest Creek	S356	Fletcher	0	20	0	0	0	0	0	0	55	55	20
Forest Creek	S357	Devora	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S358	VACANT	0	0	0	0	0	0	0	0	0	0	0

S9-13

Schedule 9

Form of Monthly Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	S359	Bryson	0	0	0	15	0	0	0	0	35	50	0
Forest Creek	S360	Wilson	0	181	0	0	0	0	0	0	55	55	181
Forest Creek	S361	Mauck	0	0	0	0	0	0	0	0	55	0	55
Forest Creek	S362	Hirst	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S363	Clement	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S364	Haynes	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S365	Rogers	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S366	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S367	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S368	Haynes	0	0	0	0	0	0	0	0	110	110	0
Forest Creek	S369	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S370	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S371	Harris	0	0	0	0	0	0	0	0	75	75	0
Forest Creek	S372	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S373	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S374	Booth JR	0	0	0	0	0	0	0	0	55	55	0
Forest Creek	S375	Raney	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S376	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S377	Barker	0	0	0	0	0	0	0	0	64	68	(4)
Forest Creek	S378	Emerick	0	80	0	0	0	0	0	0	40	80	40
Forest Creek	S379	Dinger	0	0	0	0	0	0	0	0	40	40	0
Forest Creek	S380	Cunningham	0	0	0	15	0	0	0	0	63	76	2
Forest Creek	S381	Zamudio	0	0	0	0	0	0	0	0	40	40	0
Forest Creek	S382	Bare	0	(440)	0	0	0	0	0	0	40	0	(400)
Forest Creek	S400	Brodhead	0	(195)	0	0	0	0	0	0	40	40	(195)
Forest Creek	S401	Larkin	0	0	0	0	0	0	0	0	40	40	0
Forest Creek	S402	Strong	0	135	0	0	0	0	0	0	40	0	175
Forest Creek	S403	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S404	Ferrebee	0	0	0	0	0	0	0	0	40	40	0
Forest Creek	S405	Gunts	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S406	Lewis	0	474	0	0	0	0	0	0	100	474	100
Forest Creek	S407	Alley oops	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S408	Alley Oops Diner	0	0	0	0	0	0	0	0	200	200	0
Forest Creek	S409	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S410	Forest Creek	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S411	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S412	Hollingsworth, Sr.	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S413	Davidhizar	0	0	0	0	0	0	0	0	100	0	100
Forest Creek	S414	Felder	0	0	0	0	0	0	0	0	130	130	0
Forest Creek	S415	felder	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S416	Null	0	0	0	0	0	0	0	0	80	80	0
Forest Creek	S417	Payton	0	(80)	0	0	0	0	0	0	100	0	20
Forest Creek	S418	Yeater	0	0	0	0	0	0	0	0	100	100	0

S9-14

Schedule 9

Form of Monthly Rent Roll

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Previous Balance	Rent	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Payments	Due To
Forest Creek	S419	Davidhizer	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S420	Brown	0	(220)	0	0	0	0	0	0	100	0	(120)
Forest Creek	S421	Moody	0	(238)	0	0	0	0	0	0	94	0	(144)
Forest Creek	S422	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S423	Reinbach	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S424	Evans	0	(500)	0	0	0	0	0	0	100	0	(400)
Forest Creek	S425	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S426	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S427	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S428	Davis	0	20	0	0	0	0	0	0	100	0	120
Forest Creek	S429	Nelson	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S430	Taylor	0	0	0	0	0	0	0	0	120	0	120
Forest Creek	S431	Gunts	0	0	0	0	0	0	0	0	140	140	0
Forest Creek	S432	Calhoun	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S433	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S434	Hostetler	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S435	VACANT	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S436	Diebold Incorporated	0	0	0	0	0	0	0	0	0	1,200	(1,200)
Forest Creek	S437	Frick	0	0	0	15	0	0	0	0	67	82	0
Forest Creek	S438	Ulrich	0	0	0	0	0	0	0	0	100	100	0
Forest Creek	S439	Wallin	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S440	Haines	0	35	0	0	0	0	0	0	75	55	55
Forest Creek	S441	Haines	0	0	0	0	0	0	0	0	0	0	0
Forest Creek	S442	Mohammedain	0	0	0	15	0	0	0	0	16	56	(25)
Forest Creek	S443	Fordyce	0	0	0	15	0	0	0	0	49	65	(1)
Forest Creek	S444	Alston	0	40	0	0	0	0	0	0	60	0	100

S9-15

Schedule 9

Form of Master Lease Deposits

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Lot Rent / Master Lease Deposits	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Due To
Forest Creek 5719	010R	Miller	0	334	12	0	0	386	0	40	386
Forest Creek 5719	011R	Miller	0	334	11	0	0	310	0	193	538
Forest Creek 5719	012R	Llamas	0	334	16	0	0	301	0	187	536
Forest Creek 5719	017R	Campos	750	470	0	0	0	530	0	0	1,220
Forest Creek 5719	021R	Espejel & Jessica Magallan	0	350	15	0	0	400	0	0	365
Forest Creek 5719	022R	Love	0	350	12	0	0	400	0	0	362
Forest Creek 5719	023R	Lynch	0	350	13	0	0	400	0	0	363
Forest Creek 5719	033R	Wyatt	0	344	10	0	0	360	0	103	457
Forest Creek 5719	034R	Fields	0	337	16	0	0	413	0	0	353
Forest Creek 5719	037R	McClure	0	337	14	0	0	313	0	0	351
Forest Creek 5719	044R	Ibarra	0	337	13	0	0	313	0	0	350
Forest Creek 5719	045R	VACANT								0
Forest Creek 5719	049R	Garner	0	337	32	0	0	313	0	0	369
Forest Creek 5719	050R	Alkhafaji	0	337	12	0	0	313	0	0	349
Forest Creek 5719	052R	Stepp	0	337	14	0	0	313	0	0	351
Forest Creek 5719	053R	Harwell & Scott Slusher	0	337	13	0	0	344	0	8	357
Forest Creek 5719	054R	Scheretie	0	337	15	0	0	313	0	0	352
Forest Creek 5719	056R	Banter	0	337	17	0	0	313	0	0	354
Forest Creek 5719	058R	Guider	0	337	15	0	0	313	0	0	352
Forest Creek 5719	059R	Cuevas & Diana Olivencia	0	316	14	0	0	251	0	154	484
Forest Creek 5719	060R	Rabe	0	393	0	0	0	482	0	999	1,392
Forest Creek 5719	072R	Evans & Anderson	0	1,093	11	0	0	313	0	0	1,104
Forest Creek 5719	073R	VACANT								0
Forest Creek 5719	074R	Sharp	0	337	15	0	0	313	0	10	362
Forest Creek 5719	077R	Sharon	0	337	23	0	0	313	0	0	360
Forest Creek 5719	078R	Calderon, Natividad Sanchez	0	319	29	0	0	414	0	33	381
Forest Creek 5719	091R	Riley & Brandi Emmendorfer	0	0	0	0	0	0	0	0	0
Forest Creek 5719	094R	Walters	0	337	13	0	0	413	0	0	350
Forest Creek 5719	096R	Null, Rebecca Ride	0	319	10	0	0	403	0	55	385
Forest Creek 5719	097R	Moore	0	337	10	0	0	413	0	0	347
Forest Creek 5719	105R	Gill	0	319	22	0	0	350	0	162	502
Forest Creek 5719	107R	GreenTree Finance Servicing Corp.	0	337	10	0	0	0	0	0	347
Forest Creek 5719	110R	Gonzales	0	319	11	0	0	278	0	171	502
Forest Creek 5719	111R	Jones	0	337	15	0	0	363	0	0	352
Forest Creek 5719	124R	Holmes & Bartiscia Holmes	0	337	11	0	0	313	0	55	403
Forest Creek 5719	125R	Papoi	0	337	11	0	0	313	0	0	348
Forest Creek 5719	135R	VACANT								0
Forest Creek 5719	136R	Kramer	0	337	10	0	0	413	0	0	347
Forest Creek 5719	137R	Romero, Maria Morgan	0	319	15	0	0	217	0	131	465
Forest Creek 5719	141R	Garcia	0	337	10	0	0	413	0	10	357
Forest Creek 5719	142R	Pratcher	0	337	19	0	0	431	0	0	356
Forest Creek 5719	145R	Moreno	0	319	10	0	0	382	0	98	427

S9-16

Schedule 9

Form of Master Lease Deposits

**The numbers provided below are for EXAMPLE PURPOSES ONLY and in no way reflect actual numbers**

Location	Unit	Tenant	Security Deposit	Lot Rent / Master Lease Deposits	Water Sewer	Gas Electric	Trash	MHrent	Notes Amount	Other Charges	Due To
Forest Creek 5719	150R	Baer	0	337	20	0	0	413	0	0	357
Forest Creek 5719	156R	Smith	0	337	16	0	0	192	0	186	539
Forest Creek 5719	157R	Gatlin	0	337	20	0	0	413	0	0	357
Forest Creek 5719	165R	Hines	0	337	10	0	0	413	0	0	347

S9-17

SCHEDULE 10

Form of Standard Lease

S10-1

______________________________ MANUFACTURED HOME COMMUNITY LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is entered into this ___ day of __________________, 20___ (the “Effective Date”) by and between ARC ___________________ d/b/a ________________________MHC (“Owner”) whose address is _________________________________________ (“Community Address”) and ___________________________________________________________________, (“Resident(s)”).

1.             DESCRIPTION OF PREMISES

Owner, as landlord, agrees to lease to Resident, and Resident, as tenant, agrees to lease from Owner, the following described homesite (the “Premises”) in _______________________ MHC (the “Community”):

Homesite Number: ____________________________________

Street Address: _______________________________________

City/State/Zip: _______________________________________

2.             TERM

The “Primary Term” of this Lease will commence on the “Possession Date” (as hereinafter defined) and will end at midnight on the last day of the first full calendar month thereafter, for a Primary Term of 1 month, unless a longer period is required by State law in which case the Primary Term shall be the shortest term permitted by law. Upon expiration of the Primary Term of this Lease, all other terms and conditions of this Lease shall remain in effect and such tenancy shall be converted to a month-to-month tenancy.

3.             RENT

a.             Resident agrees to pay $______ per month as rent (“Base Rent”) to Owner. Such Base Rent is due and payable monthly, without notice, in advance, on or before the 1st day of each month after commencement of this Lease until terminated. Resident is taking possession of the Premises on the __ day of ___________, 20__, (“Possession Date”). Prorated Base Rent for that month is $______. Thereafter, the monthly Base Rent stated above will begin. Payments shall be made to the Community manager’s office or other place designated by Owner in writing. When made, payments will first be applied to past due amounts for deposits, rental obligations, utilities and other fees, with the balance, if any, to be applied to current obligations in like order.

b.             Resident agrees to pay an incidental, reasonable bookkeeping/collection charge in the amount of $35.00 for each month that Base Rent, fees, or other charges due under this Lease are paid more than 5 days after the due date. Resident also agrees to pay $2.50 per day as a late charge for every day that Base Rent, fees, or other charges are not paid after the 6th day of the month. Resident further agrees to pay $25.00 for each dishonored/returned check that Resident presents to Owner. Base Rent, fees and other charges are to be paid by check or money order; cash will not be accepted. In the event that two or more checks submitted by Resident are returned for insufficient funds, Resident shall be required to make all future payments by money order, cashier’s check, or certified funds only. Base Rent, fees and other charges shall be considered paid when received by Owner at the location designated by Owner and not when deposited in the U.S. Mail.

_________  _________ Resident Initial

c.             After the Primary Term of this Lease, Owner may increase or decrease the Base Rent or other charges upon 30 days prior written notice.

4.             SECURITY DEPOSIT

Resident agrees to pay $______ on or before ______________, 20___, which shall be held by Owner as a security deposit. Owner may deposit the security deposit into an interest bearing account (unless prohibited) and will be entitled to the interest earned thereon. No part of the Security Deposit shall be refunded unless Resident provides not less than 30 days prior written notice of surrender of the Premises. Following the termination of this Lease, the surrender and inspection of the Premises and the delivery of written notice of Resident’s forwarding address, all as required by applicable law, the security deposit (or any portion thereof remaining after Owner has applied the security deposit as allowed by this Lease and applicable law) shall be returned to Resident and/or a written accounting made therefor listing the reasons for the retention of any portion of the security deposit. The security deposit may be used by Owner to pay for damage other than reasonable wear and tear to the Premises, the lawn or other improvements or for damage other than reasonable wear and tear caused by Resident or Resident’s agents or invitees to the streets, sidewalks, community center, pool and other common areas of the Community. Owner may also use the security deposit as compensation for unpaid Base Rent, utilities, sewer charges, late fees, other charges, cleanup costs and damages of any nature sustained because of breach by Resident of any of the terms of this Lease, including the covenants and conditions to be kept and performed hereunder by Resident and for any other purpose permitted under applicable law.

5.             INSTALLATION

Resident agrees to the following restrictions and conditions of installation of a home on the Premises:

a.             Set-up. Resident, at Resident’s sole cost and expense, must place on the Premises a manufactured home owned by Resident (the “Home”) which is no less than 14 feet wide and otherwise in compliance with city, county, State, federal or HUD guidelines and requirements. The Home must be positioned and set on the Premises in accordance with local ordinances and codes and at the location specified by Owner’s representative at the time the Home arrives at the Premises. The Home must be double blocked. All wheels and the hitch must be removed, and the Resident’s Home must be set up and tied down in accordance with applicable city, county, State or federal laws, ordinances or requirements. All utility hook-ups must be performed by Resident or a designated agent in accordance with applicable ordinances or guidelines and must be performed by a properly licensed professional.

b.             Utility Lines. The main water line must be attached to the water riser on the Premises on the date of occupancy. Resident agrees to wrap all water lines with operating electric heat tape as soon as the Home is set and water is turned on. Resident shall maintain operating electric heat tape thereon at all times thereafter. A back check valve must be installed on the water line to all water heaters. Resident shall be responsible for those portions of the water riser and meter that are above ground. Resident will be responsible for those portions of the sewer riser, natural gas/propane riser and electrical riser that connect the service to the Home. Resident will promptly pay for all repairs or service thereto, whether ordered by Resident or Owner, unless such repairs or service were made necessary by Owner’s negligent act or omission. If Resident fails to timely make any of the repairs described above, Owner shall have the right (but not the obligation) to perform such repairs and Resident shall immediately reimburse to Owner the cost of such repairs.

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c.             Steps. Within 30 days after the Home is placed on the Premises, Resident agrees to install custom steps acceptable to Owner to the front door of the Home. Steps must have a minimum deck dimension of 4’ x 4’ and must be constructed of 2” x 4” or 2” x 6” materials only. All steps must be equipped with sturdy hand rails and balusters (balusters on 5” centers) unless otherwise set forth in the applicable building code. The underside of the steps must be enclosed with vinyl skirting that matches the Home. Steps that are larger than the standards set here must be approved in writing by Owner before construction begins.

d.             Skirting. Within 30 days after the Home is placed on the Premises, Resident agrees to install a prefabricated vinyl skirting around the entire exterior surface of the Home.

e.             Carports, Storage Sheds and other Outside Structures. Carports, storage sheds and any other additions or structures on the Premises must be approved in writing by Owner before construction begins. Owner reserves the right to reject any structure on the Premises for any reason. Structures must be painted to match or complement the Home.

f.              Installation or Removal Damage. Any damage to the driveway or any other portion of the Premises or the Community caused by installation or removal of the Home or its improvements not repaired to Owner’s satisfaction may be charged to Resident and will be due and payable within 30 days of receipt of notice by Resident.

g.             Fences. Fences, walls, screens, hedges or other material serving as a fence shall only be erected subject to Owner’s approval and in accordance with the Standards for Community Living (“Standards”), as may be amended from time to time.

h.                                        Antennas. Resident is not permitted to install antennas or other reception devices that extend higher than 12 feet above a roofline or satellite dishes of any type larger than 39 inches in diameter, without written permission from Owner. Installation locations for all outdoor antennas or dishes must be done at the rear one-third (1/3rd) of the Home. No digging or other installation, other than directly on the Home, may occur without Owner’s prior written approval.

i.              Landscaping. All landscaping projects require written approval of Owner prior to commencement.

j.              Paint. Paint on the Home, skirting and other structures must be properly maintained. Peeling or weathered paint is not allowed. Painting schemes and colors shall meet with Owner’s approval.

Any exception to these written installation requirements must be approved in writing, in advance, by Owner.

6.             USE

Resident agrees to the following restrictions and conditions of use of the Premises:

a.             Residential Use and Occupancy. The Premises shall be used only by the undersigned Resident and only for residential purposes. Occupancy of the Home will be restricted to no more than 2 persons per bedroom except by prior written consent of Owner. No commercial or business activity or enterprise shall be conducted by Resident on the Premises or in the Community. Any person 18 years of age or older living on the Premises for more than 30 days, consecutive or not,

_________  _________ Resident Initial

within one calendar year must be approved as a resident and must agree to be bound by the terms of this Lease, and must be a Resident under this Lease.

b.             Governmental and Private Regulations. Resident shall occupy and use the Premises in compliance with all federal, State, and local statutes, ordinances, rules and regulations and shall further comply with all reasonable rules and regulations of Owner whenever promulgated. Any criminal activity conducted by Resident or their agents, guests or occupants on the Premises or in the Community will be grounds for immediate eviction.

c.             Mutual Enjoyment. Resident shall not interfere with any other residents’ lawful and proper use and enjoyment of the Community or any part thereof, including common areas and other manufactured home sites. Resident shall not permit the operation of audio/visual appliances (such as radios, stereos, or televisions), the playing of musical instruments, or making of any other sounds or noises at levels loud enough to be heard by residents on adjoining manufactured home sites. Resident shall not disturb or annoy any other persons in the Community.

d.             Resident Data Sheet. Resident agrees to provide Owner with a completed annual Resident Data Sheet at least annually, or as often as necessary to keep all information therein current, in a form acceptable to Owner.

e.             Pets. Pets are not allowed unless approved by and registered with Owner. Resident agrees to comply strictly with all pet rules outlined in the Standards.

f.              Speed Limits. Resident and guests will comply with the posted speed limit while in the Community or, where none is posted, will comply with a 15 mph speed limit. Resident and guests will otherwise drive in a safe manner and in accordance with posted traffic signs.

g.             Common Facilities. The common facilities are for the mutual use and enjoyment of all Community residents and their guests when accompanied by a Community resident. Use of the common facilities, i.e., playground, park, pool, and mail area, will be at Resident’s own risk. If Resident’s family, invitees or guests use the common facilities, they shall do so at their own risk, and Resident shall hold Owner (as hereinafter defined) harmless with respect to such use. Owner will not provide supervisory personnel at any time. Resident, invitees and guests must abide by any rules and hours posted in the applicable areas.

h.             Automobiles. Resident agrees that all vehicles, either owned by, leased to or in the custodial care of Resident shall be duly registered, licensed, insured and operable at all times. Vehicles in excess of a ¾ ton designation are not allowed in the Community unless authorized in writing by Owner. Resident agrees to all terms and conditions specified in the following paragraph regarding parking and/or disposition of vehicles.

i.              Parking. Any vehicle, regardless of its parking location, that does not meet the conditions of the preceding paragraph will be deemed to be parked illegally on private property. Subject to local ordinances, these vehicles may be towed without notice. The disposition of the towed vehicles is the sole responsibility of the registered vehicle owner. Owner (as hereinafter defined) shall not be held responsible for the disposition of or damage to a towed vehicle. If any vehicle belonging to Resident is parked in another resident’s space, Resident is subject to being asked to move the vehicle to an appropriate space. Failure to move upon verbal or written request may result in the vehicle being

_________  _________ Resident Initial

towed. The terms and conditions of this paragraph shall also apply to non-motorized vehicles such as personal trailers, removable truck-mounted campers and bicycles, as well as objects and/or structures placed in parking spaces. Resident shall only park automobiles and/or motorcycles in Resident’s parking spaces. Anything other than these vehicles (e.g. boats, jet-skis, snowmobiles, etc.) will be deemed to be parked illegally and, subject to local ordinances, may be towed without notice.

j.              Assignment or Sublet. Resident shall not sublet any part of the Premises or assign this Lease without the advanced written consent of Owner, which consent may be withheld, delayed or denied by Owner in its reasonable discretion. Resident is not permitted to allow any other person to occupy the Premises except for their minor children and occasional guests. Any approved sublessee is not permitted to sublease or allow any other person to occupy the Premises except for occasional guests. Owner shall have the right, at its sole discretion, to own and rent homes to approved residents.

k.             Sale or Transfer of the Home. Resident agrees that if title or use of the Home is sold or otherwise transferred, the sale or transfer agreement shall provide for delivery of the Home to the buyer or transferee at some place other than the Premises unless (1) the buyer or transferee applies for and is approved, in writing, as a resident in the Community, (2) the buyer or transferee signs a lease for the Premises, and (3) written approval of Owner to keep the Home in the Community is obtained in advance. Homes will not be allowed to remain in the Community after a sale unless the Home was built according to the standards and regulations established under the National Manufactured Housing Construction and Safety Act (42 U.S.C. & 5401, et seq.) (the “HUD Code”) or, in the written opinion of a state-licensed engineer, the Home complies with the HUD Code.

7.             MAINTENANCE

a.             Appearance. Resident must keep the Premises and the Home neat and orderly at all times. If Resident fails to keep the lawn properly mowed, weeded, maintained and watered, Owner may do so at Resident’s expense. Failure to properly maintain the Premises or to water or mow the lawn shall be considered a material breach of this Lease. Additionally, Resident shall not allow items of clutter to exist on the Premises. All items, including children’s toys and play items, lawn furniture, barbecue grills and the like, must be stored in a neat and orderly manner.

b.             Trash. Resident shall not permit or allow any rubbish, waste materials and/or other items of disposable condition to accumulate upon the Premises. Resident shall maintain the Premises in a reasonably clean and sanitary condition at all times. Resident, in agreeing to the terms and conditions of this paragraph, agrees to those terms, conditions, charges and/or fees that may be imposed for trash removal. Resident shall not dispose of hazardous waste in trash receptacles or anywhere on the Premises or in the Community.

c.             Utilities and Repairs. Resident shall be solely responsible for utility charges as set forth in Addendum A, attached hereto. At Owner’s sole election, Owner may determine that it will not charge Resident for one or more of these items; provided, however, that if Owner determines that it will not charge Resident for any such item, Owner may begin charging for that item upon 30 days written notice to Resident. Owner shall not be liable for any damages for failure of utilities or services occasioned by strikes, breakage of equipment, failure of source of supply, acts of God or by any acts or causes beyond the immediate control of Owner. Resident is aware that the Premises is (or upon 30 days prior written notice by Owner to Resident may be) submetered for various utilities,

_________  _________ Resident Initial

and statements may be issued on the basis of use as measured by the submeter. If the Community is submetered, any concerns relating to consumption noted on Resident’s monthly bill and the accuracy of the submetering should be directed to Owner. Utility charges shall be due and payable at the same time as rent shall be due and payable, unless noted otherwise on the statement. A penalty of 5% will be assessed on any delinquent utility payment. Additionally, Owner may charge reasonable administrative fees and expenses to Resident.

d.             Planting and Digging. Due to the numerous utility lines located on the Premises, Resident shall not dig holes, drive poles into the ground, or cultivate the soil, or allow others to do so, without the express written consent of Owner. Resident shall be fully liable and responsible for any harm caused by violation of this paragraph and shall hold Owner harmless therefrom. Resident shall only hire contractors who are licensed to perform the intended work and insured for the amounts and for the liabilities as is reasonable and customary in their trade or business.

e.             Repairs or Emergencies. Resident agrees to notify Owner immediately of any defective condition of the Premises or the Community.

8.             ENTRY

Resident agrees that, to the fullest extent allowed by law, at all reasonable times during the term of this Lease, Owner or its agents may enter the Premises for purposes of inspection, cleaning, repairs, posting of notices or delivery of statements. In case of an emergency perceived to threaten persons, the environment, or property, Owner may (but is not obligated to) enter the Premises at any time, with or without notice, in Owner’s sole discretion, to mitigate the situation. Resident agrees not to hold Owner (as hereinafter defined) responsible for any acts performed by Owner while acting in such emergency capacity.

9.             TERMINATION

a.              Termination at Conclusion of Primary Term. At the date of its expiration, the Primary Term shall automatically convert to a month-to-month tenancy, upon the same terms and conditions contained in this Lease, unless either Owner or Resident provides the other with prior written notice of intent to terminate the tenancy at the conclusion of the Primary Term, which notice shall be received no later than 30 days prior to the end of the Primary Term. Termination shall not be effective until the end of the Primary Term.

b.             Termination of Month-to-Month Tenancy. Once the Primary Term has expired and the tenancy has converted to a month-to-month tenancy or the shortest tenancy provided by State law, Owner or Resident may terminate the month-to-month tenancy by providing the other with 30 days prior written notice of intent to terminate the tenancy, except that not more than 15 days written notice by Resident shall be necessary to terminate any such tenancy where Resident is in the military service of the United States and termination of the tenancy is necessitated by military orders. Termination shall be effective as of the last day of the month in which the 30th/15th day of the notice period falls. Base Rent will not be prorated for partial months.

c.             Termination for Cause or Default. Notwithstanding anything contained in this Lease to the contrary, Resident agrees to abide strictly by all covenants and conditions herein made and any violation shall be construed as a material breach of this Lease. In the event of such breach, this Lease may be terminated by Owner, at its election. Upon such termination, Owner may take possession by court order.

_________  _________ Resident Initial

10.           RETURN OF PREMISES

Resident agrees to refrain from causing damage to the Premises and to return the Premises at the expiration or prior to termination of this Lease in the same or better condition as when received, reasonable and ordinary wear excepted.

11.           NON-WAIVER

Except to the extent that Owner may have otherwise agreed in writing, no waiver by Owner of any of its rights or any breach by Resident of any of the obligations, agreements or covenants hereunder shall be deemed to be a waiver of any subsequent right or breach of the same or any other covenants hereunder agreements or obligations. No forbearance by Owner to seek a remedy for any breach by Resident, nor any receipt by Owner of rent with knowledge of the breach of any terms, covenants or conditions hereof, shall be deemed a waiver by Owner of its rights or remedies with respect to such breach or to subsequent breaches.

12.           OWNER’S CUMULATIVE RIGHTS

No right or remedy conferred upon or reserved to Owner is intended to be exclusive of any other right or remedy. Each and every right and remedy shall be cumulative and in addition to any other right and/or remedy set forth in this Lease, or now or hereafter existing at law or in equity or by statute.

13.           ABANDONMENT

The Premises shall be deemed abandoned if Resident has failed to pay or offer to pay rent as provided herein and if Owner, in its reasonable judgment, determines that Resident has surrendered the Premises. To the greatest extent permitted by law, Resident shall indemnify, defend and hold Owner (as hereinafter defined) harmless from any resulting damage suffered by Resident or any other party as a result of such abandonment. Resident shall provide Owner with written notice of any absence from the Premises of more than 7 days.

14.           INJUNCTION

In addition to all other remedies provided in this Lease or existing at law, Owner shall be entitled to restrain by injunction or temporary restraining order the actual, attempted or threatened violation, of any of the terms, covenants, conditions or provisions of this Lease. Upon enforcement of this Lease in a court of law, both Owner and Resident hereby waive their right to a trial by jury.

15.           ATTORNEYS’ FEES

To the extent allowed by applicable State law, attorneys’ fees, costs and reasonable expenses incurred by Owner by reason of a default by Resident, or in obtaining compliance with requirements of this Lease, shall constitute additional sums to be paid by Resident, payable on demand. In the event of litigation or arbitration arising under this Lease, the prevailing party shall be entitled to reasonable attorneys’ fees and costs of the litigation or arbitration, to the extent allowed by applicable State law. This Lease is binding upon and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of Owner and Resident, to the extent herein permitted.

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16.           NOTICES

The person authorized to act for and on behalf of Owner for the purpose of receipt of notices and demands is the Community Manager, whose address is the Community Address first listed at the beginning of this Lease.

Owner may give all required notices to Resident by (a) personal delivery, (b) posting on the main entrance of the Home, or (c) depositing same in the U.S. Mail, addressed to Resident, unless otherwise directed by law. Resident shall give all notices to Owner by (a) personal delivery or (b) depositing the same in the U.S. Mail, addressed to Owner at the address designated for the purpose of receipt of notices and demands. Every notice to terminate tenancy must be in writing, must state the homesite number, the date of termination and must be signed by the party terminating the tenancy. Resident must give Owner written notice at least 30 days before vacating the Premises or pay an additional month’s Base Rent, unless otherwise provided herein. In the event of non-payment of rent, Owner will give Resident such notice as may be required by law, to pay rent or vacate.

The person authorized to act for and on behalf of Owner for the purpose of service of process is Corporation Service Company, whose address is ____________________________________________.

Owner’s corporate address is East Belleview Avenue, Suite 200, Englewood, CO 80111. The management company for the Community is ARC Management Services, Inc. whose address is East Belleview Avenue, Suite 200, Englewood, CO 80111. This information may be amended upon written notice to Resident.

17.           RULES AND REGULATIONS

All Standards for Community Living of the Community (also referred to herein as Standards) are incorporated as additional terms and conditions of this Lease. Standards are adopted to control the use of the common facilities of the Community and the peaceful and quiet enjoyment of all residents therein. Resident hereby agrees that Owner (as hereinafter defined) shall not be liable to any party, including Resident, for violation of any Standards, or breach of any provision of any lease or other form of contract by Resident, another resident and/or any other party in the Community. By signing this Lease, Resident acknowledges receipt of a copy of the current Standards. Resident agrees to comply with the Standards as adopted and as may be amended from time to time, without further consent of Resident. The Standards are designed to be reasonable and in the best interests of all Community residents. Copies of all current Standards will be posted, delivered and/or available to Resident in the manager’s office in the Community during normal working hours. Owner may terminate this Lease should Resident violate any of the Standards.

18.           LIABILITY

Subject to any other limitations under applicable State law, Owner (as hereinafter defined) shall not be liable to Resident or Resident’s invitees, guests, family, employees, agents, servants, or other occupants of the Premises for any personal injuries, deaths, or damage to property caused by defects, disrepair or faulty construction of the Premises. Except as proscribed by State law, Resident shall indemnify, defend and hold Owner (as hereinafter defined) harmless from and against any and all claims for damages to the Premises or other property or personal injury or death arising from Resident’s use or occupancy of the Premises or from any activity, work or thing done, permitted or suffered by Resident in or about the Premises unless the same arise solely by Owner’s gross negligence or willful misconduct. Owner (as hereinafter defined) shall not be liable for personal injuries, death, property damage, or loss from theft, vandalism, fire, water, tornado, floods, rain, explosion, or other causes whatsoever unless the same is caused solely by the gross negligence or willful misconduct of Owner.

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19.           RESIDENT INSURANCE

Resident acknowledges that Owner’s insurance does not insure Resident against liability or loss of personal property on the Premises due to fire, theft, vandalism or other casualties or causes. Resident is responsible for obtaining insurance in such amounts as Resident may desite for such insurance coverage and for damage which may be caused to the property of others by Resident.

20.           TERMS USED

Throughout this Lease, the singular shall include the plural, the plural shall include the singular and the masculine gender shall include the feminine or neuter gender, as the context shall indicate or require. Wherever Owner’s permission or consent, whether oral or written, is required to be obtained hereunder, Owner may withhold its permission or consent in its sole and absolute discretion. With respect to any limitation of liability, release or indemnity, and as otherwise appropriate, “Owner” shall mean, in addition to Owner as heretofore specified, its affiliates and its and their managers, members, officers, directors, employees, invitees, agents and assigns. Where appropriate, “Resident(s)” shall include their minor children, other occupants, guests, visitors, invitees and contractors.

21.           APPLICATION

Resident represents to Owner that the application that has been completed and signed for consideration of residency in the Community is true, complete and accurate to the best of Resident’s knowledge and belief. Misrepresentation or false statement(s) on the application for tenancy is grounds for termination of this Lease. Resident agrees to update information on the application from time to time as may be required to keep all information current and complete. Resident acknowledges that the information contained in Resident’s application may be used by Owner or Owner’s affiliates for other business purposes.

22.           AMENDMENTS

Owner may amend the terms of this Lease upon 30 days prior written notice to Resident.

23.           SURVIVAL

If any part of this Lease is found by a court of competent jurisdiction to be void or unenforceable, the balance of this Lease shall remain in force and effect, so long as the general intent of the parties continues to be met.

24.           RESIDENT’S PERSONAL PROPERTY

BY SIGNING THIS LEASE RESIDENT AGREES THAT UPON TERMINATION, SURRENDER OR ABANDONMENT OF THE PREMISES, OWNER SHALL NOT BE LIABLE OR RESPONSIBLE FOR THE STORAGE OR DISPOSITION OF RESIDENT’S PERSONAL PROPERTY.

25.           MERGER CLAUSE

This instrument constitutes the sole and entire agreement between the parties concerning the subject matter. No representations, understandings or agreements have been made or relied upon in the making of this Lease

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other than those specifically set forth. Except as otherwise expressly stated, this Lease can only be modified in a writing signed by the parties.

26.           SUBORDINATION

This Lease, and Resident’s rights hereunder, shall be subordinate to the rights of any third party providing financing to Owner relating to the Premises. In the event that said lender shall foreclose on the rights of Owner under said financing, Resident agrees to attorn to the lender.

27.           MISCELLANEOUS

The undersigned Resident hereby acknowledges this Lease is executed in duplicate, he/she has received a copy thereof, has read and understands this Lease, and understands this Lease represents many, but not all, of the rules and regulations of Owner. Each Resident signing below is jointly and severally liable for all terms of this Lease. This Lease shall be governed by the laws of the State of ___________________.

28.           OFAC

Resident hereby represents that neither Resident nor any person who resides or is proposed to reside with Resident in the Community is or will be a Prohibited Person, as that term is hereinafter defined. A “Prohibited Person” is any entity, person, or party: (i) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf) (the “OFAC List”); (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above.

IN WITNESS WHEREOF, the parties hereto have subscribed their signatures the day and year first above written.

OWNER:
ARC ________________________________, d/b/a _________________________________ MHC

By: ______________________________________,                               Date: ________________________

Print Name ________________________________,
Its: Community Manager

RESIDENT(S):

______________________________________                                       Date: ________________________
Resident’s Signature
Print Name:

______________________________________                                       Date: ________________________
Resident’s Signature
Print Name:

_________  _________ Resident Initial

ADDENDUM A

UTILITY CHARGES

The following is a summary of utilities provided or available at each homesite, the party responsible for payment, and the method used to calculate payments. Owner reserves the right to modify this Addendum to the fullest extent allowed by law. Additional information may be available upon request and in accordance with State law. All charges are calculated monthly unless otherwise noted. Charges based on local utility rates will fluctuate according to changes in those rates without further notice by Owner. Utilities in common areas of the Community will be paid by Owner except as otherwise noted. An administrative fee for meter reading, mailing, invoice preparation and similar overhead expenses may be charged. All payments are due to Owner on the day and in the manner that rent is due unless otherwise specified.

A.            WATER (check one):

Included in Base Rent and paid by Owner.

Sub-metered usage charge based on local utility rates multiplied by number of gallons used. Formula: ______________________________________________ _________________________________________________________________.

Flat fee of $____________.

Occupancy-based fee calculated from local utility rates and number of occupants residing at the Premises. Formula: _____________________________________ _________________________________________________________________.

Square footage-based fee calculated from the square footage of the home multiplied by local utility rates. Formula: _______________________________ _________________________________________________________________.

Resident billed directly by the local utility company.

Other: ___________________________________________________________ _________________________________________________________________.

B.            SEWER (check one):

Included in Base Rent and paid by Owner.

Sub-metered usage charge based on local utility rates multiplied by number of gallons used. Formula: ______________________________________________ _________________________________________________________________.

Flat fee of $____________.

Occupancy-based fee calculated from local utility rates and number of occupants residing at the Premises. Formula: _____________________________________ _________________________________________________________________.

Square footage-based fee calculated from the square footage of the home multiplied by local utility rates. Formula: _______________________________ ________________________________________________________________

Resident billed directly by the local utility company.

Other: ___________________________________________________________ _________________________________________________________________.

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Addendum A — Page 1 of 3

C.            ELECTRICITY (check one):

Included in Base Rent and paid by Owner.

Sub-metered usage charge based on local utility rates multiplied by number of units used. Formula: ______________________________________________ _________________________________________________________________.

Flat fee of $____________.

Occupancy-based fee calculated from local utility rates and number of occupants residing at the Premises. Formula: _____________________________________ _________________________________________________________________.

Square footage-based fee calculated from the square footage of the home multiplied by local utility rates. Formula: _______________________________ ________________________________________________________________

Resident billed directly by the local utility company.

Other: ___________________________________________________________ _________________________________________________________________.

D.            NATURAL GAS OR PROPANE (check one):

Included in Base Rent and paid by Owner.

Sub-metered usage charge based on local utility rates multiplied by number of units used. Formula: ______________________________________________ _________________________________________________________________.

Flat fee of $____________.

Occupancy-based fee calculated from local utility rates and number of occupants residing at the Premises. Formula: _____________________________________ _________________________________________________________________.

Square footage-based fee calculated from the square footage of the home multiplied by local utility rates. Formula: _______________________________ ________________________________________________________________

Resident billed directly by the local utility company.

Other: ___________________________________________________________ _________________________________________________________________.

E.             TRASH (check one):

Included in Base Rent and paid by Owner.

Charge based on local utility rates. Formula: ____________________________ _________________________________________________________________.

Flat fee of $____________.

Resident billed directly by the local utility company or waste hauler.

Other: ___________________________________________________________ _________________________________________________________________.

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Addendum A — Page 2 of 3

F.             CABLE TELEVISION (check one):

Not applicable.

Included in Base Rent and paid by Owner.

Flat fee of $____________.

Resident billed directly by the local cable company.

Other: ___________________________________________________________ _________________________________________________________________.

G.            ADMINISTRATIVE FEE (check one):

Not applicable.

Flat fee of $____________.

Formula: __________________________________________________________ _________________________________________________________________.

H.            OTHER: _______________________________________________________________ _____________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________.

_________  _________ Resident Initial

Addendum A — Page 3 of 3

SCHEDULE 11

Oil And Gas Lease Properties

Amber Village, Dallas, TX

Lakewood- TX, Royse City, TX

Meadow Glen, Keller, TX

Mulberry Heights, Fort Worth, TX

Quail Run, Hutchins, TX

Silver Leaf, Mansfield, TX

S11-1

SCHEDULE 12

Specified Expansion Parcel

1.               Meadowbrook- Pueblo, CO: 33550 East Highway 96

The excess vacant land is approximately 50 acres and is located at the NE corner of the community, south of HWY 50. The subject property does not have direct access to HWY 50, but it nevertheless is accessible using River Avenue.

2.               Loveland- Loveland, CO: 4105 North Garfield

A substantial piece of excess vacant land, approximately 15 acres, is located at the rear (west) of the community. While the property does not have frontage along a main thoroughfare, it nevertheless is accessible using the residential street north of the community.

3.               Seascape- Corpus Christi, TX:  6301 Old Brownsville Road

3.5 acres of excess vacant land zoned commercial with frontage along Brownsville Road at the northwest corner of the community and to the west of the community entrance. An additional 90 acres to the south of community.

4.               Lakewood Estates- Royse City, TX: 1023 Lakes Drive

Excess vacant land located north of the community with frontage along HW 548. Approximately 1-2 acres. Subject property is within immediate proximity to the intersection of HW 548 and I-30 access ramps.

5.               Eagle Creek- Tyler, TX: 11300 Highway 271

Three excess vacant land candidates. Two parcels are located at the entrance to the community with frontage along HW 271. Each parcel is approximately 4 acres in size. The third parcel also has frontage along HW 271 but is separated from the other two properties by a restaurant that is not owned by ARC. This third parcel is approximately 280 acres. It is already zoned MH and platted with some utilities in place.

S12-1

SCHEDULE 13

Manager Homes

ARCML06 LLC

Code	Community	Model Year	Serial Number

CASTLEWOOD ESTATES
5709	CASTLEWOOD ESTATES	1993	PT-34191 A/B

CASUAL ESTATES
5710	CASUAL ESTATES	2005	19-05-497-11576
5710	CASUAL ESTATES	2005	19-05-614-11571AB
5710	CASUAL ESTATES	2005	19-05-696-11595AB

CEDAR TERRACE
5231	CEDAR TERRACE	NOT APPLICABLE	M-O-34384-2

CHISHOLM CREEK
5761	CHISHOLM CREEK	1994	32511216hab

HUNTER RIDGE
5749	HUNTER RIDGE	1998	FLFLV70AB25247GH21

LAKESIDE (IA)
5767	LAKESIDE (IA)	2001	34405

LANDMARK VILLAGE
5729	LANDMARK VILLAGE	2004	76934

OAK RIDGE (IN)
5731	OAK RIDGE (IN)	1999	100145T

OAKWOOD FOREST
5732	OAKWOOD FOREST	2005	VAFL519A61339-HP12

PLANTATION ESTATES
5765	PLANTATION ESTATES	2006	183027

S13-1

Code	Community	Model Year	Serial Number

SILVER CREEK
5234	SILVER CREEK	2006	infl555ab11572hp13

THE PINES
5758	THE PINES	1998	11431733

WOODLAKE
5220	WOODLAKE	2005	182452

S13-2

ARCFLSV LLC

Code	Community	Model Year	Serial Number

SOUTHWIND VILLAGE
5740	SOUTHWIND VILLAGE	2005	GAFL535AB90239HP21

S13-3

ARC18TX LP

Code	Community	Model Year	Serial Number

LAKEWOOD (TX)
1470	LAKEWOOD (TX)	2002	HITX09912727
1470	LAKEWOOD (TX)	2002	HITX09912738A/B
1470	LAKEWOOD (TX)	2002	HITX09912766AB
1470	LAKEWOOD (TX)	2002	HITX09912765A/B
1470	LAKEWOOD (TX)	1998	CRH2TX1487

MEADOW GLEN
5239	MEADOW GLEN	1997	MSFLV25A39620OG12

QUAIL RUN
5625	QUAIL RUN	2003	CW2008613TXAB

SEASCAPE
1252	SEASCAPE	2002	HITX09912732
1252	SEASCAPE	2002	HITX09912740
1252	SEASCAPE	2002	HITX09912760

SHILOH PINES
1109	SHILOH PINES	2002	SSETX07047
1109	SHILOH PINES	2002	HITX09912895
1109	SHILOH PINES	2003	CBH011937TX
1109	SHILOH PINES	2003	CBH011954TX
1109	SHILOH PINES	2003	CBH011949TX
1109	SHILOH PINES	2003	CBH011945TX

SILVER LEAF
5240	SILVER LEAF	2005	SCH-01-05-7842
5240	SILVER LEAF	1998	msb981672sn33832

S13-4

ARC18FLD LLC

Code	Community	Model Year	Serial Number

NONE

S13-5

ARCFLMC LLC

Code	Community	Model Year	Serial Number

NONE

S13-6

ARC18FLSH LLC

Code	Community	Model Year	Serial Number

NONE

S13-7

EXHIBIT A

Land

A-1